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Exhibit (a)-(1)

CAMELOT INFORMATION SYSTEMS INC.

                        , 2013

Shareholders of Camelot Information Systems Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Camelot Information Systems Inc. (the "Company") to be held on                                    at              a.m. (Beijing Time). The meeting will be held at                        . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of September 18, 2013 (the "merger agreement"), by and among the Company, Camelot Employee Scheme Inc. ("Parent") and Camelot Employee SubMerger Scheme INC. ("Merger Sub"), the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving corporation after the merger.

        Immediately following the consummation of the transactions contemplated under the merger agreement, Parent will be beneficially owned by Mr. Yiming Ma, the Company's Chairman and Chief Executive Officer, Ms. Heidi Chou, the Company's President, Mr. Yuhui Wang, the Company's Executive Vice President (and/or entities affiliated with or related to them) (collectively, the "Buyer Group"), together with other 32 existing shareholders of the Company (and/or entities affiliated with or related to them) who have elected to cancel their rollover shares and to subscribe for newly issued shares of Parent (the "Rollover Shareholders"): Webster Yin, Haoli Jia, Chi-Pang Evan Tso, Wai Hoong Leung, Bo Chen, Funders Holding Ltd., Ever Smooth Corporate Limited, Xiaochun Yang, Lixin Huang, Jianhua Peng, Hanwei Xu, Jinping Pan, Pengsheng Qi, Qiang Yu, Zhailin Li, Chunliang Wang, Jiaqi Guo, Liming Qiao, Bo Yuan, Chunwen Zhu, Tammy Mei-Tan Chang, Tammy Mei-Tan Chang FBO Leila Chang, Tammy Mei-Tan Chang FBO Tara Chang, Weiming Yang jointly with Alice L. Wu, David Chen, Joint Link Technology Limited, Mutual Billion Int'l Investment Limited, Song Yao, Arlem Associated Corp., Allan Y. Dong, Xiao Feng Fu and Xiaohua C. Huang. As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own approximately 34.04% of the Company's outstanding ordinary shares (the "Shares").

        If the merger is consummated, the Company will continue its operations as a privately held company. As a result of the merger, the Company's American Depositary Shares ("ADSs"), each representing four Shares, will no longer be listed on the New York Stock Exchange, and the ADS program will be terminated.

        At the effective time of the merger, except as described below, holders of our Shares, including Shares represented by ADSs, will have the right to receive $0.5125 per Share or $2.05 per ADS surrendered for cancellation, in each case, in cash without interest and net of any applicable withholding taxes. The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the deposit agreement in connection with the merger). The following Shares of the Company (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares beneficially owned by the

Buyer Group or any person controlled by any of them prior to the effective time of the merger; (b) Shares beneficially owned by the Rollover Shareholders (the "Rollover Shares"); and (c) Shares (the "Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the "BVI Companies Act") (the "Dissenting Shareholders") ((a), (b) and (c) collectively, the "Excluded Shares"). Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Share will be cancelled at the effective time of the merger for the right to receive the fair value of such Shares as determined in accordance with the provisions of the BVI Companies Law.

        On September 18, 2013, Parent entered into a debt commitment letter, pursuant to which China Development Industrial Bank has agreed to provide Parent with debt financing in an amount of $70 million, the proceeds of which will be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement and for general working capital. On September 18, 2013, Parent also entered into a convertible debt commitment letter, pursuant to which Zoyi Management Consulting, Ltd. has committed to cause certain of the funds and/or entities that it manages or advises to purchase convertible notes of Parent at or immediately prior to the effective time of the merger for an aggregate cash purchase price in immediately available funds equal to $20 million, plus an additional $10 million at the sole option of Zoyi Management Consulting, Ltd. The Buyer Group has entered into a limited guarantee in favor of the Company to guarantee certain payment obligations of Parent under the Merger Agreement.

        An independent committee of the board of directors of the Company (the "independent committee"), composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, the Buyer Group, the Rollover Shareholders or any of the management members of the Company, has reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On September 18, 2013, the independent committee had unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group); (b) declared that it is advisable to enter into the merger agreement and the plan of merger; (c) recommended that the board of directors of the Company approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a shareholders resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On September 18, 2013, the board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, had (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group); (b) approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger; and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

        The board of directors of the Company unanimously recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

        In considering the recommendation of the independent committee and the board of directors, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the merger agreement, the Rollover Shareholders have agreed with Parent pursuant to a voting agreement to vote their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially own 63,064,960 Shares, which represent approximately 34.04% of the total number of outstanding Shares. Accordingly, based on 185,269,020 Shares expected to be outstanding at the close of business in the British Virgin Islands on                                    , the Share record date, assuming the Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting, 29,569,551 Shares (including Shares represented by ADSs) owned by the unaffiliated shareholders and ADS holders (representing approximately 15.96% of the total outstanding Shares owned by the unaffiliated shareholders and ADS holders) must be voted in favor of the proposal to be approved. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                                    at                                      a.m. (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting, or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

        If you own ADSs as at the close of business in New York City on                                    , the ADS record date, you may instruct the ADS depositary as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS depositary (or its nominee) may directly vote those Shares at the extraordinary general meeting. You should return your properly completed ADS Voting Instructions Card to the ADS depositary prior to 10:00 a.m. on                                    (New York City time), which is the last date by which voting instructions may be received by the ADS depositary in order to directly vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives voting instructions from you which fail to specify the manner in which the ADS depositary is to vote the Shares represented by your ADSs, the ADS depositary will deem you to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if you do not timely deliver specific voting instructions to the ADS depositary, you may, under the terms of the deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on you or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting. If you hold your Shares or ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your Shares or ADSs if you wish to vote at the extraordinary general meeting.

        Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE REQUIRED ADS DEPOSITARY FEE FOR THE CANCELLATION OF THE ADSs ($0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE DELIVERY AND REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE 10:00 A.M. ON                                     (NEW YORK CITY TIME), AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON                                     . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 of THE BVI BUSINESS COMPANIES LAW (2004).

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares or ADSs, you may contact MacKenzie Partners, the firm assisting us with this proxy solicitation, at (800) 322-2885 or toll-free in North America or at (212) 929-5500 collect.

        On behalf of Camelot Information Systems Inc., we would like to thank all of our shareholders and ADS holders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,
Jian Wang On behalf of the Independent Committee	Yiming Ma Chairman of the Board

        The accompanying proxy statement is dated                                    , and is first being mailed to shareholders on or about                                    .

CAMELOT INFORMATION SYSTEMS INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Camelot Information Systems Inc., referred to herein alternately as the "Company," "us," "our" or "we," will be held on                                    , beginning at                                    a.m. (Beijing time), at                        .

        Only registered holders of ordinary shares of no par value of the Company (the "Shares"), at the close of business in the British Virgin Islands on                                    , the Share record date, or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. The ADS holders could indirectly vote at the meeting pursuant to the procedures described herein. At the meeting, you will be asked to consider and vote upon the following resolutions:

        THAT the Agreement and Plan of Merger dated September 18, 2013 (the "merger agreement") by and among Camelot Employee Scheme Inc. ("Parent"), a limited liability company incorporated under the laws of the British Virgin Islands, Camelot Employee SubMerger Scheme INC. ("Merger Sub"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving corporation, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company; and

        THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

        A list of the shareholders of the Company will be available at its principal executive office at Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company (the "independent committee") composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, the Buyer Group or any of the management members of the Company, the Company's board of directors has approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

        Certain existing shareholders of the Company (and/or entities affiliated with or related to them), including Benefit Overseas Limited, Dreams Power Ltd., Yuhui Wang, Webster Yin, Haoli Jia, Chi-Pang Evan Tso, Wai Hoong Leung, Bo Chen, Funders Holding Ltd., Ever Smooth Corporate Limited, Xiaochun Yang, Lixin Huang, Jianhua Peng, Hanwei Xu, Jinping Pan, Pengsheng Qi, Qiang

Yu, Zhailin Li, Chunliang Wang, Jiaqi Guo, Liming Qiao, Bo Yuan, Chunwen Zhu, Tammy Mei-Tan Chang, Tammy Mei-Tan Chang FBO Leila Chang, Tammy Mei-Tan Chang FBO Tara Chang, Weiming Yang jointly with Alice L. Wu, David Chen, Joint Link Technology Limited, Mutual Billion Int'l Investment Limited, Song Yao, Arlem Associated Corp., Allan Y. Dong, Xiao Feng Fu and Xiaohua C. Huang (collectively, the "Rollover Shareholders"), have elected to roll-over all or a portion of their respective interests in the Company in connection with the merger pursuant to a rollover agreement with Parent and have entered into a voting agreement with Parent pursuant to which each has agreed, among other things, to vote all of his, her or its Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Collectively, the Rollover Shareholders beneficially own approximately 34.04% of the total issued and outstanding Shares entitled to vote as of the date of this proxy statement. Mr. Yiming Ma, Ms. Heidi Chou and Mr. Yuhui Wang (the "Buyer Group") along with the other 32 Rollover Shareholders comprise a consortium which will beneficially own Parent immediately following the consummation of the merger.

        Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. Given the Rollover Shareholders' ownership as described above, and assuming all Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based on the number of Shares expected to be outstanding on the Share record date, 29,569,551 Shares owned by the unaffiliated shareholders and ADS holders (shareholders and ADS holders of the Company, other than the Buyer Group, the Rollover Shareholders and the directors and officers of the Company that are affiliated with the Buyer Group or the Rollover Shareholders (representing approximately 15.96% of the total outstanding Shares owned by the unaffiliated shareholders and ADS holders) must be voted in favor of the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                                    at                                      a.m. (Beijing time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the Shares will be voted "FOR" the proposals as described above and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal.

        If you own ADSs as at the close of business in New York City on                                    , the ADS record date, you may instruct the ADS depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. As the holder of record for all the Shares represented by the ADSs, only the ADS depositary (or its nominee) may directly vote those Shares at the extraordinary general meeting. You should return your properly completed accompanying ADS Voting Instructions Card to the ADS depositary prior to 10:00 a.m. on                                    (New York City time), which is the last date by which voting instructions may be received by the ADS depositary in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by ADSs in accordance with the voting instructions of a ADS holder. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company. Alternatively, you may vote directly at the meeting if you surrender your ADSs to the ADS depositary, pay the required ADS depositary fee for the cancellation of the ADSs ($0.05 per ADS cancelled), provide instructions for the delivery and registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, that you will not vote the Shares) prior to 10:00 a.m. on                                    (New York City time), and become a holder of Shares by the close of business in the British Virgin Islands on                                    . In addition, if you hold your ADSs through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures and timing of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        Shareholders who dissent from the merger will be entitled to seek appraisal and payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, 2004, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE REQUIRED ADS DEPOSITARY FEE FOR THE CANCELLATION OF THE ADSs ($0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE DELIVERY AND REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY

THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, DIRECTLY OR INDIRECTLY, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE 10:00 A. M. (NEW YORK CITY TIME) ON                                     , AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON                                     . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI COMPANIES ACT.

        Please do not send your share certificates or the certificates evidencing your ADSs ("ADRs") at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates or ADRs.

        If you have any questions or need assistance in voting your Shares or ADSs, you may contact MacKenzie Partners, the firm assisting us with this proxy solicitation, at (800) 322-2885 or toll-free in North America or at (212) 929-5500 collect.

        The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

  1.
  In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

  2.
  The proxy card shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive offices before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
Director

Registered Office:

Morgan & Morgan Trust Corporation Limited
P.O. Box 958
Pasea Estate
Road Town, Tortola
British Virgin Islands

Head Office Address:

Beijing Publishing House
A6 North Third Ring Road
Xicheng District, Beijing 100120
The People's Republic of China

i

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 114. In this proxy statement, the terms "we," "us," "our," "Camelot", the "Company" refer to Camelot Information Systems Inc. and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

        We are a leading domestic provider of enterprise application services and financial industry IT services in China, and we focus on enterprises operating in the Chinese market. We focus on providing services at the higher end of the IT value chain. Our primary service lines are:

  •
  enterprise application services, or EAS, which primarily consist of (i) packaged software services for leading ERP software packages; and (ii) software development and maintenance services; and

  •
  financial industry IT services, or FIS, which primarily consist of software solutions, system support and maintenance, as well as IT consulting services for the financial industry.

        We provide services to a wide range of industries, including financial services, resources and energy, manufacturing and automobile, technology, as well as telecommunication, media and education. We provide our services to enterprise customers directly as well as indirectly through international IT service providers such as IBM, Accenture and HP.

        Our principal executive offices are located at Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. Our telephone number at this address is +86-10-8201 9000 and our fax number is +86-10-8201 9100. Our registered office in the British Virgin Islands is located at Morgan & Morgan Trust Corporation Limited, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

        For a description of our history, development, business and organizational structure, see our annual report on Form 20-F for the year ended December 31, 2012, as amended, originally filed on April 29, 2013 (as amended on May 13, 2013), which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 114 for a description of how to obtain a copy of our annual report.

Parent

        Camelot Employee Scheme Inc. ("Parent"), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Yiming Ma ("Mr. Ma"), the Company's Chairman and Chief Executive Officer, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent does not currently hold any Shares of the Company. The registered office of Parent is located at Morgan & Morgan Bulding, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. The telephone number of Parent is +(86-10) 5810-0999.

Merger Sub

        Camelot Employee SubMerger Scheme INC. ("Merger Sub"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub does not currently hold any Shares of the Company. The registered office of Merger Sub is located at Morgan & Morgan Bulding, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. The telephone number of Merger Sub is +(86-10) 5810-0999.

The Buyer Group

  Yiming Ma

        Mr. Ma, a United States citizen, has served as chairman of the board of directors and the chief executive officer since the founding of the Company. Mr. Ma is a co-founder of the Company. The business address of Mr. Ma is c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. The telephone number of Mr. Ma is +(86-10) 5810-0999.

  Heidi Chou

        Heidi Chou ("Ms. Chou"), a United States citizen, has been director of the Company since the founding of the Company and serves as co-president since June 2013. Ms. Chou has previously served as president of the Company from November 2010 until December 12, 2011 and the general manager from December 2011 to June 2013. Ms. Chou is a co-founder of the Company. The business address of Ms. Chou is c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. The telephone number of Ms. Chou is +(86-10) 5810-0999.

  Yuhui Wang

        Yuhui Wang ("Mr. Wang"), a People's Republic of China citizen, has served as our director since July 2012. The business address of Mr. Wang is c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. The telephone number of Mr. Wang is +(86-10) 5810-0999.

        Throughout this proxy statement, Mr. Ma, Ms. Chou and Mr. Wang are collectively referred to as the "Buyer Group."

Certain Rollover Shareholders

  Benefit Overseas Limited

        Benefit Overseas Limited is an investment holding company wholly owned by Mr. Ma and is organized under the laws of the British Virgin Islands with its registered address at Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. Mr. Ma is the sole shareholder, director and officer of Benefit Overseas Limited. The business telephone number for Benefit Overseas Limited is +(86-10) 5810-0999.

  Dreams Power Ltd.

        Dreams Power Ltd. is an investment holding company wholly owned by Ms. Chou and is organized under the laws of the British Virgin Islands with its registered address at Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. Ms. Chou is the sole shareholder, director and officer of Dreams Power Ltd. The business telephone number for Dreams Power Ltd. is +(86-10) 5810-0999.

  Bo Chen

        Bo Chen, a People's Republic of China citizen, has served as vice chairman of our board of directors and executive director of the Company since March 12, 2013. The business address of Mr. Bo Chen is c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. The telephone number of Mr. Bo Chen is +(86-10) 5810-0999.

The Merger (Page 82)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated as of September 18, 2013 (the "merger agreement") among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company, as the surviving corporation, will continue to do business under the name "Camelot Information Systems Inc." following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 82)

        Under the terms of the merger agreement, at the effective time of the merger, each of our outstanding ordinary shares, no par value (each, a "Share" and collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing four Shares (the "ADSs"), issued and outstanding immediately prior to the effective time of the merger, other than the following excluded Shares (the "Excluded Shares"): (a) Shares beneficially owned by the Buyer Group or any person controlled by any of them prior to the effective time of the merger; and (b) Shares beneficially owned by the Rollover Shareholders (the "Rollover Shares"); and (c) Shares (the "Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the "BVI Companies Act") (the "Dissenting Shareholders"), will be cancelled in exchange for the right to receive $0.5125 in cash without interest, and each outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to receive $2.05 in cash per ADS without interest, in each case, net of any applicable withholding taxes. The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the deposit agreement in connection with the merger). Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in

Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see "Appraisal Rights" beginning on page 99 for additional information.

Treatment of Share Options (Page 83)

        Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company's Performance Equity Plan adopted as of June 26, 2006 (the "Stock Plan"), whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Voting Agreement (Annex F)

        Concurrently with the execution and delivery of the merger agreement, each of the Rollover Shareholders entered into a voting agreement with Parent (the "Voting Agreement"), pursuant to which, among the others, (a) during the period commencing on the date of the Voting Agreement and continuing until termination of the Voting Agreement in accordance with its terms, each Rollover Shareholder and each of his, her or its affiliates that acquires beneficial ownership of any Share will appear at the shareholders' meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Shares in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof; and (b) each Rollover Shareholder irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares at the extraordinary shareholders' meeting in favor of the approval of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of the merger agreement in respect of the voting of such Shareholder's Shares, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Shareholder's Shares. Each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy statement.

        The Voting Agreement will terminate on the earliest to occur of: (a) termination of the merger agreement in accordance with its terms; (b) delivery of a written agreement of Parent to terminate the Voting Agreement or (c) the effective time of merger. The Voting Agreement is attached as Annex F to this proxy statement.

Record Date and Voting (Page 76)

        You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on                        , the Share record date for voting at the extraordinary general meeting. If you own ADSs on                        , the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. on                        (New York City time) in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may directly vote at the extraordinary general meeting by cancelling your ADSs

(and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before 10:00 a.m. on                        (New York City time) and becoming a registered holder of Shares prior to the close of business in the British Virgin Islands on                        , the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be 185,269,000 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                        at 10:00 a.m. (Beijing Time). See "Summary Term Sheet—Voting Information" below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 77)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Buyer Group.

        Based on the number of Shares we expect to be issued and outstanding and entitled to vote on the record date, approximately 92,634,511 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        As of the date of this proxy statement, the Rollover Shareholders as a group beneficially owned in the aggregate 63,064,960 Shares, which represents 34.04% of the total outstanding voting Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 109 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, approximately 15.96% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

Voting Information (Page 77)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                        at 10:00 a.m. (Beijing Time).

        If you own ADSs as of the close of business in New York City on                        , the ADSs record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. on                        (New York City time) in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the British Virgin Islands on                        . If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before 10:00 a.m. on                        (New York City time) together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares); (b) payment of the ADS cancellation fee ($0.05 per ADS cancelled) and any applicable taxes; and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A.—Hong Kong, the custodian holding the underlying Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by ADSs in accordance with the voting instructions of a ADS holder. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Appraisal Rights of Shareholders (Page 99)

        Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act regarding the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        We encourage you to review carefully the section of this proxy statement entitled "Appraisal Rights" as well as Annex C to this proxy statement and to consult your British Virgin Islands legal counsel if you consider exercising your appraisal rights.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs ($0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE 10:00 A.M. ON                        (NEW YORK CITY TIME) AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON                        . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI COMPANIES ACT.

Purposes and Effects of the Merger (Pages 57 and 58)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders other than the holders of Excluded Shares will be cashed out in exchange for $0.5125 per Share or $2.05 per ADS without interest and net of any applicable withholding taxes, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see "Special Factors—Buyer Group, Parent and Merger Sub's Purpose of and Reasons for the Merger" beginning on page 57 for additional information.

        ADSs representing the Shares are currently listed on the New York Stock Exchange ("NYSE") (under the symbol "CIS"). It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the merger, the ADSs will cease to be listed on NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the ADSs program for the ADSs will be terminated. Please see "Special Factors—Effect of the Merger on the Company" beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 61)

        After the effective time of the merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent; and (ii) have substantially more debt than it currently has.

Recommendations of the Independent Committee and the Board of Directors (Page 37)

        The independent committee has unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its shareholders (including those shareholders who are unaffiliated with the Buyer Group or the Rollover Shareholders); (b) declared that it is advisable to enter into the merger agreement; (c) recommended that the board of directors of the Company authorize and approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and (d) recommended that the board of directors direct that the authorization and approval of the merger agreement, the plan of merger substantively in the form contained in Appendix 1 to the merger agreement (the "plan of merger"), and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

        ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SHAREHOLDERS RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

Position of the Buyer Parties as to the Fairness of the Merger (Page 43)

        Each of the Buyer Group members, Benefit Overseas Limited, Dreams Power Ltd., Mr. Bo Chen, Parent and Merger Sub believes that the merger is fair (both substantively and procedurally) to the Company's unaffiliated security holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Parties as to the Fairness of the Merger" beginning on page 43.

        Each of the Buyer Group members, Benefit Overseas Limited, Dreams Power Ltd., Mr. Bo Chen, Parent and Merger Sub is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each aforementioned person as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 63)

        Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $64.31 million. On September 18, 2013, Parent entered into a debt commitment letter, pursuant to which China Development Industrial Bank has agreed to provide Parent with debt financing in an amount of $70 million, the proceeds of which will be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement and for general working capital. On September 18, 2013, Parent also entered into a convertible debt commitment letter, pursuant to which Zoyi Management Consulting, Ltd. has committed to cause certain of the funds and/or entities that it manages or advises to purchase convertible notes of Parent at or immediately prior to the effective time of the merger for an aggregate cash purchase price in immediately available funds equal to

$20 million, plus an additional $10 million at the sole option of Zoyi Management Consulting, Ltd. The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders, will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations.

Limited Guarantee (Annex G)

        The Buyer Group has agreed to guarantee certain payment obligations of Parent under the merger agreement in favor of the Company.

Rollover Agreement (Annex E)

        Subject to the conditions set forth in the Rollover Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all of each Rollover Shareholder's right, title and interest in and to the Rollover Shares will be contributed, assigned, transferred and delivered to Parent. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent will issue Parent shares in the name of each Rollover Holder or a designee of the Rollover Holder in the amount equal to the amount of the Rollover Shares. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the applicable Rollover Shares; and (b) on receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 109)

        As of the record date, we expect that the Buyer Group will beneficially own approximately 19.68% of our issued and outstanding Shares entitled to vote. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 109 for additional information.

        Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to irrevocably approve Parent and its designees as its proxy and attorney-in-fact and vote all in favor of the merger agreement and consummation of the transactions contemplated thereby, including the merger. If completed, the merger will result in the Company becoming a privately held company and its ADSs will no longer be listed on the NYSE.

Opinion of the Independent Committee's Financial Advisor (Page 47)

        On September 18, 2013, Duff & Phelps, LLC rendered a written opinion to the independent committee that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the $0.5125 per Share consideration and the $2.05 per ADS merger consideration, as applicable, without interest and net of any applicable withholding taxes, to be received by the holders of Shares and ADSs, respectively (other than the holders of the Excluded Shares and holders of ADSs representing Excluded Shares), in the merger is fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

        The opinion of Duff & Phelps, LLC was addressed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and the ADSs (other than the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of Duff & Phelps, LLC in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, LLC in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps, LLC. However, the opinion of Duff & Phelps, LLC and the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters. Please see "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 47 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 66)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the beneficial ownership of equity interests in Parent by the Chairman and the prospective beneficial ownership of equity interests in Parent by the Buyer Group and the Rollover Shareholders at and after the effective time of the merger;

  •
  the potential enhancement or decline of share value for Parent, of which the Buyer Group and other 32 Rollover Shareholders will beneficially own, as a result of the merger and future performance of the surviving corporation;

  •
  assumption by Parent of each outstanding option of the Company to purchase Shares under the Company's Stock Plan, whether vested or unvested;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

  •
  the monthly compensation of $9,000 of Mr. Jian Wang and Ms. Joanna Wang and $6,000 of Mr. David Dahu Wang, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger);

  •
  contribution, assignment, transfer and delivery of the rights, titles and interests in the Rollover Shares by each Rollover Shareholders to Parent in exchange of newly issued shares of Parent; and

  •
  the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

        The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information.

Conditions to the Merger (Page 93)

        The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders; and

  •
  no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had any Material Adverse Effect;

  •
  The Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

  •
  Since the date of the merger agreement, there having been no effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing; and

  •
  Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or as of a specific date, to the extent such representation or warranty is expressly made as of a specific date), except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the merger;

  •
  Each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

  •
  The Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Acquisition Proposals (Page 90)

  •
  During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Hong Kong time) on the day that is thirty (30) days following the date of the merger agreement (i.e. October 18, 2013), the Company, the Company's subsidiaries and their respective representatives will have the right (acting under the direction of the independent committee) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any acquisition proposal, provided that any material non-public information concerning the Company or its subsidiaries provided to such solicited person given such access will be provided to Parent as well; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

  •
  Immediately after October 18, 2013 until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (a) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an acquisition proposal. However, the Company may take and continue to take any of the actions permitted during the "go-shop" period as described in the immediately preceding paragraph and, subject to certain restrictions, from and after October 19, 2013 with respect to any solicited person that, on or prior to October 18, 2013, has made a bona fide acquisition proposal that the independent committee determines in good faith constitutes or would reasonably be expected to result in a superior proposal (the "Excluded Party"). Within forty-eight (48) hours following October 18, 2013, the Company will notify Parent of the material terms and conditions of the acquisition proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof.

  •
  Notwithstanding the foregoing, prior to the receipt of the required shareholder authorization and approval of the merger agreement, if the Company has otherwise complied in all material respects with its obligations set forth in the preceding paragraph,

    •
    following receipt by the Company of an acquisition proposal, the Company and its representatives may contact such person solely in order to (a) clarify such acquisition proposal and (b) notify such person of the non-solicitation restrictions as set forth under the merger agreement; and

    •
    (a) if the independent committee has determined in good faith that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the Company may (x) provide information in response to a request therefor by a person (other than any affiliate of the Company) and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; and (y) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or (b) if the independent committee determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal.

  •
  After October 18, 2013, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an acquisition proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are initially sought to be initiated or continued with, it or any of its representatives (in each case received after October 18, 2013) indicating, in connection with such notice, the name of such person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such person, and thereafter shall use reasonable efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such acquisition proposal and of any material changes in the status and material terms of any such acquisition proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an acquisition proposal as permitted by under the merger agreement.

    The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

Change of Recommendation (Page 91)

        The board of directors of the Company and the independent committee will not:

  •
  withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

  •
  subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal).

        However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the independent committee, may (x) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate the merger agreement or (y) approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, in each case, if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:

  •
  the Company and the independent committee will give Parent and Merger Sub at least three (3) business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

  •
  during the three (3) business day period following Parent's and Merger Sub's receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

  •
  following the end of the three (3) business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Termination of the Merger Agreement (Page 94)

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

    •
    the merger is not consummated on or before June 18, 2014; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

    •
    any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

    •
    the shareholders' meeting has been held and completed and the requisite shareholders' approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof.

  •
  by the Company, if:

    •
    Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice from the Company; provided that this termination right is not available to the Company if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied;

    •
    prior to the receipt of the shareholders' approval, the board of directors of the Company, based on recommendation of the independent committee, has effected a Company adverse recommendation; or

    •
    (a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

  •
  by Parent, if:

    •
    the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by the Company under the merger agreement is not true and correct, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured within thirty (30) business days following receipt by the Company of written notice from Parent; provided that this termination right is not available to Parent if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the corresponding conditions to closing would not be satisfied; or

    •
    prior to the receipt of the shareholders' approval, the board of directors of the Company, based on recommendation of the independent committee, has effected a Company adverse recommendation.

Termination Fee (Page 96)

        The Company is required to pay Parent a termination fee of $3 million, if:

  •
  (a) a bona fide acquisition proposal has been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders' meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders' meeting); (b) following the occurrence of an event described in the preceding sentence (a), the merger agreement is terminated by the Company or Parent pursuant to the merger agreement, because (i) the merger has not been consummated on or before June 18, 2014, or (ii) the requisite shareholders' approval has not been obtained at the shareholders' meeting; and (c) within twelve (12) months of the termination of the merger agreement, any acquisition proposal by such third party is entered into or consummated by the Company; or

  •
  the merger agreement is terminated by the Company, if prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon recommendation of the independent committee) has effected a Company adverse recommendation in order to enter into an alternative acquisition agreement relating to a superior proposal;

  •
  the merger agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the merger agreement is terminated by Parent if prior to the receipt of the requisite shareholders' approval, the board of the Company has effected a Company adverse recommendation.

        The Company is required to pay Parent a termination fee of $1.5 million, if

  •
  the merger agreement is terminated by the Company in connection with an acquisition proposal received by the Company on or before October 18, 2013.

        Parent is required to pay the Company a termination fee of $3 million, if:

  •
  the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the merger agreement is terminated by the Company in the event that (a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

Fees and Expenses (Page 68)

        Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

        The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of

ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the deposit agreement in connection with the merger).

Material U.S. Federal Income Tax Consequences (Page 69)

        The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 69 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. Because we may be or have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during a U.S. Holder's holding period for Shares or ADSs, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder's ADSs or Shares may be taxed under special U.S. federal income tax rules, as described under "Material U.S. Federal Income Tax Consequences." You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 73)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals.

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences (Page 73)

        The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger. Please see "Special Factors—Material British Virgin Islands Tax Consequences" beginning on page 73 for additional information.

Regulatory Matters (Page 69)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Accounting Treatment of the Merger (Page 69)

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Market Price of the Shares (Page 74)

        The closing price of the ADSs on NYSE on March 11, 2013, the last trading date immediately prior to the Company's announcement on March 12, 2013 that it had received "a going private" proposal, was $1.50 per ADS. The merger consideration of $0.5125 per Share, or $2.05 per ADS, to be paid in the merger represents a premium of approximately 36.7% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    What is the merger?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group and the Rollover Shareholders, and as a result of the merger, the ADSs will no longer be listed on NYSE, the Company will cease to be a publicly traded company and the ADS program will be terminated.

Q:    What will I receive in the merger?

A:
If you own Shares and the merger is completed, you will be entitled to receive $0.5125 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 179 of the BVI Companies Act, with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Companies Act).

  If you own ADSs and the merger is completed, you will be entitled to receive $2.05 per ADS in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs ($0.05 per ADS cancelled), provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before 10:00 a.m. on                        (New York City time) and become a registered holder of Shares by the close of business in the British Virgin Islands on                        and (b) comply with the procedures and requirements for exercising Appraisal Rights for the Shares under Section 179 of the BVI Companies Act.

  Please see "Special Factors—Material U.S. Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material British Virgin Islands Tax Consequences" beginning on page 69 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:    How will the Company's share options be treated in the merger?

A:
Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company's Stock Plan, whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the

  Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Q:    After the merger is completed, how will I receive the merger consideration for my Shares?

A.
If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $0.5125 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:    After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If your ADSs are represented by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $2.05, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the per ADS merger consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the deposit agreement in connection with the merger). If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $2.05, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:    When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                        , at                         a.m. (Beijing Time) at                        .

Q:    What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:    What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger must, be authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. At the close of business in the British Virgin Islands on                        , the record date for the extraordinary general meeting, we expect that there will be 185,269,020 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned 63,064,960 Shares, approximately 34.04% of the total issued and outstanding Shares entitled to vote. Based on the number of Shares expected to be outstanding on the record date, 29,569,551 Shares, approximately 15.96% of the total outstanding Shares entitled to vote owned by the unaffiliated shareholders and ADS holders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:    How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors by a unanimous vote (with Mr. Yiming Ma, Ms. Heidi Chou, Mr. Yuhui Wang and Mr. Bo Chen abstaining) recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:
The share record date is                        . Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the share record date or their proxy holders are entitled to directly vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is 10:00 a.m.                        (New York City time). Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                        and become a holder of Shares by the close of business in the British Virgin Islands on the Share record date.

Q:    What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy, of shareholders holding not less than an aggregate of one-third of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:    What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by the Buyer Group and other 32 Rollover Shareholders. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NYSE and the ADS program for the ADSs will be terminated.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in early 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:    What happens if the merger is not completed?

A:
If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

  Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 96.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:    How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 72 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:    How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on                        , the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 10:00 a.m. on                         (New York City time). The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company.

  Alternatively, you may directly vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                        and become a holder of Shares by the close of business in the British Virgin Islands on                        , the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures and timing of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to 10:00 a.m. on                        (New York City time)

  together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares); (b) payment of the ADS cancellation fee ($0.05 per ADS cancelled) and any applicable taxes; and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank, N.A.—Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or its designee). If, after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:    If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf, or give voting instructions to the ADS depositary with respect to the Shares representing your ADSs, if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or the Shares representing your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares, or the Share representing your ADSs, that it holds on your behalf, those Shares may not be voted or, in the case of those Share representing your ADSs, a discretionary proxy may be provided to a member of the independent committee of the board of directors of the Company to vote such uninstructed Shares in its sole discretion in accordance with the terms and conditions more fully described in the deposit agreement.

Q:    What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:    May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Camelot Information Systems Inc., Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China;

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•
third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. on                        (New York City time). A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:    If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:    As a Shareholder, am I entitled to appraisal rights?

A:
Yes. Shareholders who dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, as amended, for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

  We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see "Appraisal Rights" beginning on page 99 as well as "Annex C—BVI Business Companies Act, 2004—Section 179" to this proxy statement for additional information.

Q:    If I own ADSs and seek to exercise appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs to the ADS depositary (in the case of a ADR by delivering the ADR to Citibank, N.A. at 480 Washington Boulevard, 30th floor, Jersey City, New Jersey 07310). Upon your payment of the fees, including the applicable ADS cancellation fee ($0.05 per ADS cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is 10:00 a.m. on                        (New York City time).

  You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

  We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your appraisal rights. Please see "Appraisal Rights" beginning on page 99 as well as "Annex C—BVI Business Companies Act, 2004—Section 179" to this proxy statement for additional information.

Q:    Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners as its proxy solicitor.

Q:    Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•
the beneficial ownership of equity interests in Parent by the Chairman and the prospective beneficial ownership of equity interests in Parent by the Buyer Group and the Rollover Shareholders at and after the effective time of the merger;

•
the potential enhancement or decline of share value for Parent, of which the Buyer Group and other 32 Rollover Shareholders will beneficially own, as a result of the merger and future performance of the surviving corporation;

•
assumption by Parent of each outstanding option of the Company to purchase Shares under the Company's Stock Plan, whether vested or unvested;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

  •
  the monthly compensation of $9,000 of Mr. Jian Wang and Ms. Joanna Wang and $6,000 of Mr. David Dahu Wang, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger);

  •
  contribution, assignment, transfer and delivery of the rights, titles and interests in the Rollover Shares by each Rollover Shareholders to Parent in exchange of newly issued shares of Parent; and

  •
  the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

  Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for a more detailed discussion of how some of our Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:    How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:
Pursuant to the Voting Agreement, all of the Rollover Shareholders (including certain officers and directors of the Company, such as Mr. Yiming Ma, the Company's Chairman and Chief Executive Officer) have agreed to vote, or cause to be voted, all of the Shares they beneficially own, representing an aggregate of approximately 34.04% of the total issued and outstanding Shares entitled to vote as of September 18, 2013, plus any Shares that they may acquire after September 18, 2013, in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q:    Who can help answer my questions?

A:
If you have any questions or need assistance in voting your Shares or ADSs, you may contact MacKenzie Partners, the firm assisting us with this proxy solicitation, at (800) 322-2885 or toll-free in North America or at (212) 929-5500 collect.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        Our board of directors and senior management periodically review the Company's long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

        The Company's share value has been experiencing decline since mid-2011. The decline began around the same time that Longtop Financial Technologies Limited, a NASDAQ-listed China-based issuer, and its directors and officers faced shareholder litigations and regulatory investigations for allegedly engaging in securities fraud through issuing materially false and misleading financial statements to the public. On April 26, 2011 and May 9, 2011, two reports were released by Citron Research alleging fraudulent activities by Longtop Financial Technologies Limited. On May 23, 2011, certain investors of Longtop Financial Technologies Limited filed a lawsuit against it alleging securities fraud. The Company observed that after each of the abovementioned incidents, the Company's share price experienced sharp decreases, and that the Company's share price generally followed a similar pattern with that of Longtop Financial Technologies Limited. Consequently, the Company believed that its share value was adversely affected because the Company was in a similar business sector of IT services as Longtop Financial Technologies Limited. Furthermore, in January of 2012, the Company was named as a defendant in a putative securities class action filed in the United States District Court for the Southern District of New York, Fox v. Camelot Information Systems Inc., et al, Civil Action No. 12 CIV 0086 (filed on January 5, 2012). The complaint alleged that the Company made various misstatements and omissions regarding its business practice and financial results, including with respect to the then recent departure of certain of the Company's former employees. The case is currently pending. The Company denies all the allegations as unfounded and has been vigorously defending itself.

        In early 2013, Mr. Ma began to consider and evaluate a going private transaction as one of the potential alternatives relating to his stake in the Company. Mr. Ma considered a going private transaction for multiple reasons. In addition to the continued decline in the Company's share value, the Company also faces costs and administrative burdens associated with its operation as a U.S. publicly traded company, including the costs associated with defending shareholder lawsuits, regulatory filings and compliance requirements. By taking the Company private, such costs can be reduced and the Company will be able to turn its focus away from meeting the short-term expectations of its shareholders to undertaking long-term strategic planning and investments. After studying the feasibility of a going private transaction and learning about the successful completion of going private transactions involving a number of U.S.-listed China-based issuers, Mr. Ma began to seriously consider a going private transaction. In February of 2013, Mr. Ma discussed his preliminary thoughts of a potential going private transaction with attorneys at Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), which later served as his U.S. legal counsel in connection with a potential transaction. Mr. Ma understood that a credible proposal to the board of directors of the Company would require evidence of potential financing arrangements for the transaction. Mr. Ma discussed with a few potential financing sources, including China Development Industrial Bank, the possibility of such financial institutions providing debt financing to him for a potential going private transaction. Based on publicly available information of the Company, China Development Industrial Bank expressed a high level of interest in financing such a transaction. In early March of 2013, Mr. Ma and Ms. Heidi Chou, who is Mr. Ma's wife, approached Mr. Yuhui Wang about working together to submit a proposal to the Company's board of directors to take the Company private. Mr. Yuhui Wang indicated that he would join Mr. Ma and Ms. Heidi Chou should they decide to submit the proposal.

        On March 12, 2013, the board of directors of the Company received a preliminary, non-binding proposal letter from Mr. Ma, Ms. Heidi Chou and Mr. Yuhui Wang (together, the "Buyer Group"), to acquire all of the outstanding Shares of the Company not currently owned by the Buyer Group and their respective affiliates and other management members of the Company who may choose to roll over their shares in a potential going private transaction, at a price of US$1.85 per American Depositary Share ("ADS") in cash. At that time, no other member of management of the Company had agreed to roll over their Shares. In the proposal letter, the Buyer Group stated, among other things, that (a) they would work with each other on an exclusive basis; (b) the transaction would be financed with a combination of debt and equity capital, and the Buyer Group had been in discussions with a financial institution which had expressed interest in financing the proposed transaction; and (c) they were interested only in acquiring the outstanding Shares that the Buyer Group, their respective affiliates and certain members of management who may choose to roll over their Shares do not already own, and that the Buyer Group and their respective affiliates do not intend to sell their stake in the Company to a third party.

        The board of directors determined that it was in the best interests of the Company and its shareholders to form an independent committee, consisting of the board's three independent directors, Mr. Jian Wang (to serve as chairman of the independent committee), Ms. Joanna Wang and Mr. David Dahu Wang, to evaluate the Buyer Group's proposal and other strategic alternatives for the Company. All members of the board of directors approved establishment of the independent committee on March 12, 2013 by means of a written consent. The board of directors delegated full power and authority to the independent committee in connection with its evaluation of the proposal from the Buyer Group, including, among other things, the power and authority to: (a) explore, review and determine the best course or courses of action for the Company in order to maximize the Company's value in the best interests of the Company and its shareholders; (b) review and evaluate the terms and conditions and determine the advisability of the terms of the proposal from the Buyer Group or any alternative transaction (including the possibility of remaining as an independent company), including negotiating the price, structure, form, terms and conditions of the proposal from the Buyer Group or any alternative transaction; (c) advise the board of directors whether the proposal from the Buyer Group or any alternative transaction was advisable and fair to, and in the best interests of, the Company and its unaffiliated shareholders; (d) reject or approve the proposal from the Buyer Group or any alternative transaction, or recommend such rejection or approval to the board of directors; and (e) engage legal, financial and other advisors and obtain any necessary or desirable opinions from such advisors. The board of directors agreed that it would not recommend the proposed transaction or any alternative transaction for approval by the Company's shareholders or otherwise approve the proposed transaction or any alternative transaction without a prior favorable recommendation by the independent committee.

        Mr. Ma, Ms. Heidi Chou and Mr. Yuhui Wang, after submitting the proposal to the Company's board of directors, restricted their involvement as directors of the Company in the board of directors' consideration of the proposal or any alternative transaction and recused themselves from the meeting of the board in which the board considered the proposal or any alternative transaction. Similarly, Mr. Bo Chen, vice chairman and an executive of the Company, who at the time considered potentially becoming a rollover shareholder, restricted his involvement as a member of the board of directors and recused himself from the meeting of the board in which the board considered the proposal or any alternative transaction.

        On March 13, 2013, the independent committee resolved to select and retain independent legal counsel and an independent financial advisor to assist the independent committee in its determination, evaluation and negotiation of the proposed transaction or any alternative transaction.

        On March 14, 2013, the Company issued a press release regarding its receipt of the proposal letter, the proposed transaction and the formation of the independent committee. The independent committee interviewed multiple law firms to serve as independent legal advisor. On March 29, 2013, the independent committee retained Shearman & Sterling LLP ("Shearman") as its independent legal counsel. Shearman had not performed any work for the Buyer Group, affiliates of members of the Buyer Group or the Company prior to its engagement by the independent committee.

        Between March 14 and April 12, 2013, the independent committee received proposals from, and conducted interviews with, multiple investment banking firms to act as independent financial advisor. On April 18, 2013, after deliberation on the experience, qualifications and reputation of each candidate, the independent committee decided to engage Duff & Phelps Securities, LLC ("DPS") and Duff & Phelps, LLC (collectively, "Duff & Phelps") as its independent financial advisors. Duff & Phelps had not performed any work for the Buyer Group, affiliates of members of the Buyer Group or the Company prior to its engagement by the independent committee. The independent committee selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, and because Duff & Phelps has extensive experience in conducting fairness analyses in similar transactions with respective companies in similar industries as that of the Company.

        During the first half of April 2013, a private equity firm ("Fund A") approached Mr. Ma and expressed its interest in providing equity or convertible debt financing in the proposed transaction. On April 15, 2013, Skadden informed Shearman of Fund A's interest and that Fund A wanted to commence due diligence after entering into a confidentiality agreement with the Company. Shearman prepared a draft confidentiality agreement and negotiated the terms with Fund A's legal counsel. On May 7, 2013, after the independent committee had reviewed and approved the terms of the confidentiality agreement, Fund A entered into the confidentiality agreement with the Company and began due diligence on the Company.

        On April 22, 2013, the Company issued a press release announcing the retention of Shearman and Duff & Phelps, respectively, as independent legal and financial advisors to the independent committee to assist in the proposed transaction.

        On April 23, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. At the meeting, Shearman gave a general presentation on the independent committee members' fiduciary duties to the shareholders of the Company in connection with the potential transaction and explained that a more detailed presentation would be given by BVI legal counsel once such counsel was engaged. Shearman then shared with the independent committee their advice and recommendations on the process of the transaction and highlighted confidentiality, document retention, trading restrictions, public disclosure and other key issues in connection with a going private transaction. Duff & Phelps presented an indicative timeline of a typical going private transaction and discussed the financial due diligence request list it had prepared. At the request of the independent committee, Duff & Phelps explained the market check process in connection with the proposed transaction. After discussing with Shearman and Duff & Phelps, the independent committee concluded that a pre-signing market check would be in the best interests of the Company and its unaffiliated shareholders and instructed Duff & Phelps to conduct a pre-signing market check.

        On April 24, 2013, the Company referred Party A, an Indian IT consulting company that had expressed written interest in acquiring the Company, to Duff & Phelps. The Company also directed written inquiries received from Party B, an existing institutional shareholder of the Company, regarding the proposal from the Buyer Group, to Duff & Phelps.

        After the April 23 meeting, Duff & Phelps began preparing a confidential teaser as well as identifying potential buyers for purposes of conducting a pre-signing market check. On May 21, 2013,

the confidential teaser and list of potential buyers were finalized and the independent committee instructed Duff & Phelps to contact the potential buyers to commence a market check.

        At the instruction of the independent committee, Duff & Phelps contacted Party A and Party B, respectively, on April 29, 2013. Party B informed Duff & Phelps that it was not supportive of the offer price of US$1.85 per ADS and inquired about the proposed process in general. On April 30, 2013, Party A replied that it had dropped its plan to expand to China for the time being and therefore was no longer interested in acquiring the Company.

        On May 7, 2013, Party C, a consortium led by Beyondsoft Corporation ("Beyondsoft"), a Chinese competitor listed on Shenzhen Stock Exchange, China, contacted Duff & Phelps and expressed its interest in a potential going private transaction involving the Company.

        On May 15, 2013, Party B delivered a letter to the independent committee to express its view that the non-binding proposal from the Buyer Group at US$1.85 per ADS undervalued the Company. Shearman had subsequent communications with Party B and, in response to party B's request, described to Party B an indicative timetable and process for a typical take private transaction. Shearman, however, clarified that all transaction specific information would be provided in the proxy statement that would be publicly filed with the SEC if the transaction were to go forward.

        On May 28, 2013, Duff & Phelps received a preliminary non-binding proposal from Party C, indicating its interest to acquire the Company at a price of US$2.04 in cash per ADS. On the same day, Beyondsoft made a public disclosure of its submission of a non-binding proposal to the independent committee.

        On May 30, 2013, at the instruction of the independent committee, Duff & Phelps contacted Party C and urged Party C to enter into a confidentiality agreement with the Company in order to allow the independent committee to evaluate its proposal and to proceed with any discussions. The independent committee, through Duff & Phelps, also requested that if Party C decided to proceed with discussions with the independent committee, all communications from Party C with respect to any potential transaction with the Company be directed solely to Duff & Phelps or Shearman and that Party C should not communicate with any employee, director or shareholder of the Company or its customers or suppliers, nor make any unilateral public announcement regarding any potential transaction with the Company.

        Party C subsequently declined to enter into any confidentiality agreement containing customary publicity, standstill and non-solicitation provisions.

        On June 19, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. At this meeting, Duff & Phelps provided an update to the independent committee regarding the status of the market check process. Duff & Phelps reported that since May 21, 2013 it had solicited interest from 71 potential buyers, with only Beyondsoft expressing an interest in pursuing a potential transaction with the Company. Forty-three potential buyers expressly declined the opportunity, and the remaining 27 potential buyers did not respond despite Duff & Phelps's multiple follow-up requests. Duff & Phelps also discussed the financial projections provided by the Company. The financial projections for the fiscal years from 2013 through 2017 were prepared by the Company's finance staff under the supervision of the Company's interim chief financial officer.

        On June 20, 2013, the independent committee retained Jingtian & Gongcheng ("Jingtian") as its PRC legal counsel. As instructed by the independent committee, Jingtian prepared a memorandum, analyzing the PRC regulatory implications associated with Party C's proposed acquisition of the Company.

        On June 25, 2013, Skadden circulated an initial draft merger agreement and other transaction documents to Shearman.

        On June 27, 2013, Duff & Phelps received from Party C a supplemental letter to its May 28, 2013 proposal. The supplemental letter provided additional information on the consortium composition, financing plan, required PRC regulatory approvals, and the estimated closing timetable. Party C also requested a face-to-face meeting with the independent committee to discuss its proposal and enclosed an executed confidentiality undertaking. The executed confidentiality undertaking, however, did not contain any publicity, standstill or non-solicitation provisions, and was limited in scope, pursuant to which Party C merely undertook not to publicly disclose the existence of the face-to-face meeting and to keep any confidential information that may be disclosed by the independent committee at such meeting confidential.

        On July 1, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. At the meeting, the independent committee discussed the proposal from Party C and decided to engage Party C in the process despite the fact that Party C refused to enter into a customary confidentiality agreement with the Company. At the same meeting, Shearman also discussed with the independent committee key issues presented in the draft transaction documents received from Skadden.

        On July 5, 2013, Duff & Phelps received a preliminary non-binding proposal from Party D, a consortium led by two individuals, indicating its interest to acquire 100% of the Company for a price between US$2.00 and US$2.40 per ADS in cash.

        On July 7, 2013, Shearman circulated a draft confidentiality agreement to Party D's legal counsel.

        On July 9, 2013, the independent committee held a meeting with representatives of Party C and its advisors in Beijing. Shearman, Jingtian and Duff & Phelps were also in attendance. At the meeting, Party C and its advisors gave a presentation with respect to its proposal, including proposed deal structure, financing strategies, estimated timetable, PRC regulatory matters, and future plan for the Company, and answered questions from members of the independent committee and its advisory team. After the meeting, Shearman followed up with Party C's legal counsel, to request that Party C enter into a confidentiality agreement with the Company, with customary standstill and non-solicitation provisions in order for the Company to further discuss a possible transaction with Party C. Party C again declined to enter into any such confidentiality agreement.

        On July 11, 2013, Shearman and Duff & Phelps held a telephonic meeting with Party D's legal counsel to discuss the terms contained in the draft confidentiality agreement.

        On July 16, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. At the meeting, Shearman reported to the independent committee on its discussions with legal counsel to Party C and D, respectively. The independent committee instructed Shearman and Duff & Phelps to continue discussions with Party C and Party D and their representatives. On the same date, the independent committee, after reviewing proposals from several offshore law firms, retained Maples and Calder as its British Virgin Islands legal counsel. After the meeting, at the instruction of the independent committee, Duff & Phelps contacted Party D to propose a meeting with Party D in order for the independent committee to better understand its proposal. On July 19, 2013, Party D entered into a confidentiality agreement with the Company.

        On July 24, 2013, Mr. Ma had a telephonic call with Duff & Phelps, after which Duff & Phelps believed that the Buyer Group might consider increasing the offer price in light of the revised proposal from Party C.

        On July 26, 2013, members of the independent committee held a meeting with a representative of Party D. Shearman and Duff & Phelps were also in attendance. At the meeting, Party D provided more details with respect to its proposal, including proposed deal structure, financing strategies, and future plans for the Company. Given the wide range of Party D's offer price, the independent committee requested that, among other things, Party D should provide a fixed offer price or narrow the price range so that the independent committee could compare Party D's offer with other offers received to date. On the same date, Shearman circulated revised transaction documents to Skadden. In addition, Party C's legal counsel circulated a draft merger agreement to Shearman and Duff & Phelps. Party C's legal counsel also informed Shearman and Duff & Phelps that Party C had increased its offer price from US$2.04 in cash per ADS to US$2.244 in cash per ADS.

        Between April 29 and May 29, 2013, Duff & Phelps conducted financial due diligence on the Company. On May 29, 2013, members of the Company's management, including Mr. Simon Ma, Ms. Heidi Chou and Franklin King, met with representatives of Duff & Phelps and the independent committee for an overview of the Company's operating divisions, business strategy and certain other matters as part of Duff & Phelps's due diligence review. On July 11, 2013, Mr. Simon Ma had a conference call with representatives of Duff & Phelps and the independent committee and discussed the financial projections provided by the Company. The due diligence meetings focused on, among other things, understanding the nature of the Company's business, its historical performance and future financial forecasts, management's view on the industry situation, market competition and rationale for the transaction.

        On July 31, 2013, the independent committee held a telephonic meeting with Shearman, Maples and Calder and Duff & Phelps. During the meeting, Maples and Calder provided the independent committee with a memorandum laying out the fiduciary duties of directors under BVI law in connection with the proposed transaction, and gave the independent committee a presentation in this regard. Shearman then gave the independent committee a summary of certain key issues in the draft merger agreement circulated by Party C's legal counsel. At the request of the independent committee, Shearman compared Party C's proposal to the Buyer Group's proposal and noted, among other things, that (a) Party C's financing arrangements were less certain and (b) Party C would be required to obtain governmental approvals, including PRC governmental approvals, as a closing condition to its consummation of the proposed transaction. At the meeting, Mr. Jian Wang, Chairman of the independent committee, updated other members of the independent committee that he reached out to Mr. Ma on July 29, 2013 regarding a potential increase of the offer price. Mr. Jian Wang believed that Mr. Ma was willing to consider improving his offer price in light of competing offers from other bidders. After deliberating the merits of the proposals from both the Buyer Group and Party C, the independent committee instructed Duff & Phelps to continue price negotiations with Mr. Ma, and to contact Party C to seek information on its financing arrangements and any governmental approvals that would be required in order for it to consummate the proposed acquisition, as well as the estimated timetable for Party C to obtain any such approvals.

        On August 2, 2013, Skadden circulated revised transaction documents to Shearman. Shearman provided comments on the draft merger agreement to Skadden on August 8, 2013.

        On August 5, 2013, Skadden circulated to Shearman draft debt financing documents in connection with potential debt financing to be provided by China Development Industrial Bank. Shearman discussed the financing documents and provided comments to Skadden on August 6, 2013.

        On August 6, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. Duff & Phelps updated the independent committee on its negotiations with Mr. Ma. As directed by the independent committee, Duff & Phelps tried to leverage the other two alternative offers to negotiate a higher price from the Buyer Group. According to Duff & Phelps, Mr. Ma indicated that he was willing to consider increasing the offer price. Duff & Phelps further updated the independent committee about its valuation analysis of the Company based on the financial information available to it. Duff & Phelps reported to the independent committee that the most current financial data on the working capital of the Company was still outstanding and Duff & Phelps would follow up with the Company and expected to receive them later that week. Duff & Phelps then reported to the independent committee that it had contacted Party C on August 1, 2013 to seek clarification on its financing arrangements and the PRC regulatory approvals that would be required for Party C to consummate the transaction, as well as the estimated timetable for obtaining any such approvals, but noted that it had not yet received a response from Party C.

        On August 6, 2013, Party D's legal counsel provided Shearman with a legal memorandum prepared by Party D's PRC legal counsel with respect to PRC governmental approvals that would be required for Party D to consummate the potential transaction. Shearman shared such PRC legal memorandum with the independent committee on the same date.

        On August 7, 2013, Duff & Phelps received a response from Party C regarding financing and PRC governmental approval matters. The response, however, was very general in nature and did not contain any further information beyond what was already communicated to the independent committee at the July 9, 2013 meeting. In particular, no information was provided on the respective debt and equity financing sources or the status of any financing arrangements.

        On August 8, 2013, Mr. Simon Ma called Mr. Jian Wang to propose an all-parties meeting which the Buyer Group, the independent committee and their respective advisors should all attend.

        On August 12, 2013, Mr. Jian Wang had a telephonic meeting with Shearman in which he provided his comments on the legal memorandum prepared by Party D's PRC counsel based upon his legal experience as a PRC-qualified lawyer. Subsequently and on the same date, Shearman discussed with Party D's legal counsel the legal memorandum prepared by Party D's PRC counsel and conveyed the independent committee's views on the legal memorandum. As directed by the independent committee, Shearman urged them to discuss the independent committee's comments with Party D and submit a revised proposal with a fixed offer price as soon as possible.

        On August 13, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. Duff & Phelps reported to the independent committee the responses it had received from Party C. The independent committee instructed Duff & Phelps to request Party C to provide a detailed financing plan to demonstrate that Party C would have sufficient funding to consummate the transaction, the current status of the financing arrangements, and the expected timeline to obtain such funding. At the same meeting, Mr. Jian Wang updated other members of the independent committee on his discussion with Mr. Ma. Mr. Ma stated that he wanted to have an all-hands meeting with the independent committee and its independent legal and financial advisors to discuss the offer price and outstanding issues relating to the draft merger agreement. The independent committee instructed Mr. Jian Wang to arrange the meeting requested by Mr. Ma. Shearman then informed the independent committee that the provisions related to deal protection mechanisms, voting requirements, and "go-shop," among others, were the key outstanding issues under the draft merger agreement being negotiated with the Buyer Group.

        On August 13, 2013, after the independent committee meeting and as instructed by the independent committee, Mr. Jian Wang called Mr. Simon Ma to arrange an all-hands meeting on August 15, 2013.

        On August 14, 2013, Skadden circulated revised debt financing documents and Shearman and Skadden had further discussions on such documents.

        Between August 14 and August 25, 2013, Duff & Phelps had multiple discussions with Party C regarding Party C's financing arrangements, as Party C had not sufficiently demonstrated that it would have adequate funding to consummate the transaction. Party C informed Duff & Phelps that it was in discussions with potential financial sources and would provide an update when meaningful progress had been made.

        On August 15, 2013, the independent committee held a meeting with the Buyer Group in Beijing. Representatives of Shearman, Duff & Phelps and Skadden also attended the meeting. At the beginning of the meeting, the Buyer Group stated that its original offer price of US$1.85 per ADS adequately reflected the Company's fair value, particularly in light of the Company's weak financial results for the second quarter of 2013 and an expected downward adjustment to the financial projections for the third and fourth quarters of 2013. After lengthy negotiation, the Buyer Group agreed to increase the offer price to US$1.95 per ADS at the end of the meeting.

        In early August of 2013, Zoyi Management Consulting ("Zoyi") expressed to Mr. Ma its interest in providing convertible debt financing to fund a portion of the merger consideration and transaction expenses. On August 15, 2013, Skadden informed Shearman of Zoyi's interest and that Zoyi wanted to commence its due diligence process after entering into a confidentiality agreement with the Company. Shearman prepared a draft confidentiality agreement and negotiated the terms with Zoyi's legal counsel. On August 22, 2013, Zoyi entered into a confidentiality agreement with the Company and began its due diligence on the Company.

        On August 20, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. The independent committee believed that the Buyer Group should have room to further improve its offer price. Shearman suggested the independent committee remain firm on all outstanding issues in the draft merger agreement, including provisions related to voting requirements, termination fees, and "go-shop." The independent committee agreed with Shearman's suggested approach and instructed Shearman to negotiate with Skadden separately on the merger agreement and other transaction agreements, while the independent committee and Duff & Phelps negotiated the offer price with the Buyer Group. After the meeting, Shearman circulated a revised draft merger agreement to Skadden.

        On August 21, 2013, Mr. Jian Wang, on behalf of the independent committee, called Mr. Simon Ma and asked the Buyer Group to further increase the offer price in light of the competing offers from Party C and Party D. Mr. Simon Ma stated that he was not willing to increase the current offer price of US$1.95 per ADS because he believed that US$1.95 per ADS represented a fair price.

        Duff & Phelps and Party C had subsequent discussions on Party C's financing arrangements. Party C informed Duff & Phelps on August 25, 2013 that it was still in discussions with potential debt financing sources and would provide updates to the independent committee once it had made meaningful progress on its debt financing arrangements.

        On August 27, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. Mr. Jian Wang updated other members of the independent committee on his discussion with a representative of Party D. Because the Company's business was in Party D's view a "people business," Party D was uncertain as to whether its proposal would receive sufficient support from division managers of the Company. Thus, it had decided to refrain from submitting any further proposals at that time. At the instruction of the independent committee, Shearman separately followed up with Party D's legal counsel. On August 28, 2013, the legal counsel confirmed that Party D was not convinced that there would be enough support for Party D's proposal after Party D approached a number of division managers of the Company to discuss the future prospects of the Company. As a result, Party D was no longer interested in providing a revised proposal.

        On August 29, 2013, the Buyer Group invited and held a meeting with some, but not all, members of the Company's management and other Company employees, during which the Buyer Group invited such management members and employees to participate in the transaction as rollover shareholders, including the Rollover Shareholders who ultimately decided to roll over their Shares. The invited persons were first approached separately by Mr. Ma, Ms. Chou and Mr. Wang. They were invited by the Buyer Group because each of them holds a meaningful number of Company shares and/or their continuing employment and participation in the operation of the Company was considered important by the Buyer Group. Subsequently, members of the Buyer Group reached out to individual members of the Company's management and employees to discuss the terms of their potential rollover. After three weeks of individual discussions, the Rollover Shareholders, but not the other employees and members of management who were invited, decided to roll over their shares.

        On September 3, 2013, the independent committee held a telephonic meeting with Shearman and Duff & Phelps. Shearman gave a brief update to the independent committee regarding the status of the merger agreement negotiations with the Buyer Group. Duff & Phelps reported to the independent committee that it had not received any further updates from Party C since August 25, 2013. Duff & Phelps then reported to the independent committee that the Company had updated the financial projections for the third and fourth quarters of 2013 based on the financial results of the Company as of June 30, 2013. Duff & Phelps stated that it would update its fairness analysis based on this new financial information.

        Party D's non-binding proposal expired on September 5, 2013.

        On September 13, 2013, the independent committee had a telephonic meeting with the Buyer Group in Beijing. Representatives of Shearman, Duff & Phelps and Skadden also participated. At the meeting, the Buyer Group offered to increase its offer price from US$1.95 per ADS to US$2.05 per ADS in exchange for the independent committee's willingness to reach agreement on a number of outstanding issues in the merger agreement, including deletion of a majority of the minority vote requirement. The Buyer Group emphasized that US$2.05 per ADS would be its best and final offer and expressed its view that it was in the best interests of the Company and its shareholders to enter into definitive documentation soon. The Buyer Group stated that its financing sources had expressed concerns over the timeline of the transaction and might withdraw financing support if definitive documentation with the Company were not entered into soon. The Buyer Group also noted that the financial results of the Company for the second quarter of 2013 had declined significantly and a protracted transaction timeline would put further strain on the operations of the Company. In light of the increased offer price and considering the totality of the circumstances, the independent committee agreed to forego the majority of the minority vote requirement. The independent committee, however, insisted and the Buyer Group subsequently agreed, to retain the go-shop provision and a two-tier break-up fee mechanism in order to encourage potential competing offers post-signing. The go-shop provision provides the independent committee and the Company with a 30-day period during which they can actively solicit alternative acquisition proposals and negotiate the terms of such acquisition proposals with potential alternative buyers. The two-tier break-up fee mechanism allows the Company to be responsible only for half of the otherwise applicable company termination fee in the event the company termination fee becomes payable as a result of the termination by Parent or the Company of the merger agreement in connection with an alternative acquisition proposal received by the Company during the go-shop period.

        Between September 13 and September 17, 2013, Shearman and Skadden negotiated and revised the relevant legal documents. Skadden provided a draft debt and convertible debt commitment letter, pursuant to which the aggregate amount of financing available to the Buyer Group was up to US$90 million and potentially US$100 million.

        On September 17, 2013, Duff & Phelps made a financial presentation to the independent committee in connection with issuing its fairness opinion. Duff & Phelps discussed the Company's financial performance and historical ADS trading price and provided a summary of the various financial analyses it had performed. Duff & Phelps also discussed other data used to evaluate the Company. The independent committee members then asked questions regarding the valuation analysis. Following the presentation and discussion, Duff & Phelps reported to the independent committee that based on the valuation analysis it had performed, Duff & Phelps was able to deliver a fairness opinion at US$2.05 per ADS. Shearman then reported that it had reached agreement with Skadden on key outstanding issues and that it intended to finalize the legal documentation for the proposed transaction within 24 hours. The independent committee then resolved to hold another meeting on September 18,

2013 after finalization of the legal documentation, at which time the independent committee would consider whether to approve and recommend the proposed transaction to the full board of directors and shareholders of the Company.

        On September 18, 2013, all independent committee members and the representatives of Maples and Calder, Duff & Phelps and Shearman held a telephonic meeting. Maples and Calder advised the independent committee members of their fiduciary duties under BVI law. Duff & Phelps verbally delivered its opinion to the independent committee, which was subsequently confirmed in writing by delivery of its written opinion dated the same date, that as of September 18, 2013 and subject to the various assumptions, qualifications and limitations set forth therein, US$2.05 per ADS in cash to be received by the Company's shareholders and ADS holders (other than holders of the Excluded Shares, including ADSs representing Excluded Shares) was fair, from a financial point of view, to such holders. See "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 47 for more details. Duff & Phelps has consented to the inclusion and disclosure of its presentation materials in the Schedule 13E-3. The materials prepared by Duff & Phelps, and the disclosure of such materials, are not a recommendation as to how the independent committee or any holders of Shares or ADSs should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction. Shearman then reviewed the material terms in the merger agreement and the debt and equity financing commitment letters with the independent committee. Following a comprehensive and detailed discussion of the proposed terms of the merger agreement, the financial presentation provided by Duff & Phelps and its fairness opinion, and taking into account the other factors described below under the heading titled "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors" beginning on page 37, the independent committee unanimously resolved to recommend that the Company's board of directors approve and adopt the proposed merger agreement and the related agreements and the transactions contemplated thereby.

        Following the meeting of the independent committee, the board of directors of the Company convened and based upon the unanimous recommendation of the independent committee, and taking into account the other factors described below under the heading titled "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors" beginning on page 37, the board of directors of the Company (with the Buyer Group and Mr. Bo Chen abstaining) unanimously adopted resolutions approving the terms of the draft merger agreement and the related agreements and the transactions contemplated thereby and resolutions recommending that the Company's shareholders vote to approve the terms of the merger agreement.

        Between September 24, 2013 and September 28, 2013, Duff & Phelps emailed 73 potential buyers to formally solicit their interest in putting forth a competing offer to acquire the Company. On September 24, 2013, Party C responded that it was still interested in acquiring the Company and was continuing its efforts to secure financing and would contact Duff & Phelps if any further information could be provided. However, since September 25, 2013 (including the duration of the go-shop period), Party C did not make any further contact with Duff & Phelps regarding financing arrangements or otherwise. Other than the communications made with Party C on August 25, 2013 and September 24, 2013 which have been described above, there was no other communication with Party C during such period.

        Other than Party C, none of the 73 potential buyers that Duff & Phelps contacted during the go-shop period expressed any indication of interest in the Company. Among the 72 potential buyers (excluding Party C), 14 expressly declined the opportunity while the remaining parties did not respond.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

        Our board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of its independent financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        At a meeting on September 18, 2013, the independent committee unanimously recommended that our board of directors adopt resolutions that:

  •
  determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its shareholders (including those shareholders unaffiliated with the Buyer Group), and declare it advisable to enter into the merger agreement;

  •
  authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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  direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On September 18, 2013, our board of directors (with members of the Buyer Group and Mr. Bo Chen abstaining) approved and adopted the resolutions recommended by the independent committee. Members of the Buyer Group and Mr. Bo Chen abstained from voting because of the potential conflicts of interest arising from their respective roles as members of the board of directors of the Company and their interests in the transactions contemplated under the merger agreement and the rollover agreement, including the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information.

        In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  •
  the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated shareholders represents a 36.7% premium to the closing price of our ADSs on March 11, 2013, the last trading day immediately prior to the Company's announcement on March 12, 2013 that it had received "a going private" proposal. The $0.5125 per Share or $2.05 per ADS merger consideration to be paid to unaffiliated shareholders in the merger also represents a (a) 13.3% premium over the closing price of $1.81 per ADS on September 17, 2013, the trading day immediately before the merger agreement was signed; and (b) 41.4% and 70.3% premium over the volume-weighted average closing price of the ADSs during the 30 and 60 days, respectively, prior to the Company's announcement on March 12, 2013 that it had received a "going private" proposal;

  •
  the lack of interested bidders, considering the fact that there were only two proposals submitted to the independent committee following the completion of an extensive pre-signing market check process, and one of these two bidders (i.e., Party D) subsequently decided not to pursue a potential transaction with the Company;

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  the independent committee's belief that Party C's proposal lacked competitiveness, particularly considering the uncertainty associated with Party C's financing arrangements and the necessity of PRC regulatory approvals for Party C to consummate the transaction with the Company;

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  the independent committee's belief that it was questionable whether any third party could complete an alternative transaction in light of the Buyer Group's express intent not to sell its Shares to any third party and the fact that the Buyer Group had obtained support from certain other shareholders, who collectively own approximately 34.04% of the Company;

  •
  the financing obtained by and the ability of the Buyer Group to consummate the merger assuming the availability of such financing;

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  the negotiations with respect to the merger consideration and the independent committee's determination that, following extensive negotiations with the Buyer Group, $0.5125 per Share or $2.05 per ADS was the highest price that the Buyer Group would agree to pay;

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  the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

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  the financial analysis reviewed and discussed with the independent committee by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps, LLC to the independent committee on September 18, 2013 (which was subsequently confirmed by delivery of a written opinion of Duff & Phelps, LLC dated the same day) with respect to the fairness, from a financial point of view, of the $0.5125 per Share and $2.05 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, as of September 18, 2013, subject to the various assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps, LLC in preparing their opinions. Please see "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 47 for additional information;

  •
  the belief, after a review of strategic alternatives with the assistance of the advisors to the independent committee, including the possibility of remaining independent and combinations with other merger partners, that other alternatives were less favorable to the unaffiliated shareholders than the merger, given the potential risks, rewards and uncertainties associated with those alternatives;

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  global economic conditions since the second half of 2008, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy may have an adverse effect on the Company's business, financial condition and results of operations;

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  the limited trading volume of our ADSs on the NYSE;

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  the increased costs of regulatory compliance for public companies, especially considering the trend that many comparable companies in our industry ceased to be publicly listed and traded;

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  the board of directors' recognition of the challenges to the Company's efforts to increase shareholder value as an independent publicly traded company due to its small market capitalization;

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  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS merger consideration of US$2.05, as adjusted for present value, and the possibility that such value might never be obtained;

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  the board of directors' recognition that, as a privately held entity, the Company's management may have greater flexibility to focus on improving the Company's financial performance without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance;

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  the negative impact on the trading price of the ADSs caused by the pending securities class action against the Company;

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  estimated forecasts of our future financial performance prepared by our management, together with our management's view of our financial condition, results of operations, business and prospects, indicating that the Company may face uncertain business conditions in China, which made the transaction desirable at this time as compared with other times since the Company's initial public offering in 2010;

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  the belief of the independent committee that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

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  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

    •
    the absence of a financing condition in the merger agreement;

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    the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of required regulatory approvals;

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    the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $3 million termination fee, and the guarantee of such payment obligation by the Buyer Group pursuant to a limited guarantee;

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    our ability to conduct a go-shop process for a period of thirty (30) days following the signing of the merger agreement on September 18, 2013 to solicit, initiate, facilitate and encourage any "acquisition proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 90);

    •
    our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 90);

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    the two-tier break-up fee mechanism that allows the Company to be responsible only for half of the otherwise applicable company termination fee in the event the company termination fee becomes payable as a result of the termination by Parent or the Company of the merger agreement in connection with an alternative acquisition proposal received by the Company during the go-shop period;

    •
    our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the merger agreement;

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    our ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

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  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the authority of the independent committee, which was advised throughout the process by independent legal and financial advisors.

        In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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  in considering the merger with the Buyer Group, the independent committee acted solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the negotiations with the Buyer Group and its independent legal advisor on behalf of such unaffiliated security holders;

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  all of the directors serving on the independent committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group or the Rollover Shareholders; none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director's receipt of board compensation in the ordinary course; (ii) independent committee member's compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger); and (iii) the director's indemnification and liability insurance rights under the merger agreement;

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  following its formation, the independent committee's independent control of the sale process with the advice and assistance of Duff & Phelps, as its independent financial advisor, and Shearman, Maples and Calder and Jingtian, as its independent legal advisors, each reporting solely to the independent committee;

  •
  the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the independent committee had recommended such action to our board of directors;

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  the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

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  the independent committee met regularly to consider and review the terms of the merger;

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  the recognition by the independent committee and our board of directors that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other proposed transaction;

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  the recognition by the independent committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement; and

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  the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters' and appraisal rights, which allow such holders to seek appraisal of the fair value of their shares as determined by independent appraisers.

        The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

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  the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company's outstanding Shares unaffiliated with the Buyer Group;

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  $0.5125 per Share or $2.05 per ADS is lower than the revised offer price of $2.244 per ADS proposed by Party C;

  •
  the fact that the Company's shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

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  the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

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  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger; see "The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing" beginning on page 87 for additional information;

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  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

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  the Company will be required to, under certain circumstances, pay Parent a termination fee of $1.5 million or $3 million in connection with the termination of the merger agreement;

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  the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity financing commitments for the merger, and that the Company's legal remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a termination fee of $3 million, and that under certain circumstances the Company may not be entitled to a termination fee at all. See "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement" beginning on page 94 and "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 96 for additional information;

  •
  the terms of the Buyer Group's participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company's directors and officers in the merger; see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information;

  •
  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 69.

        The forgoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the independent committee considered financial analyses presented by Duff & Phelps, LLC as an indication of the going concern value of the Company. These analyses included, among others, discounted cash flow analysis, selected public company analysis, selected transactions analysis and selected premiums paid analysis. All of the material analyses as presented to the independent committee on September 17, 2013 are summarized below under the caption "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 47. The independent committee expressly adopted these analyses and the opinion of Duff & Phelps, LLC, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the independent committee nor our board of directors considered the liquidation value of Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. As of the Company's June 30, 2013 balance sheet, over 85% of the Company's net book value consisted of billed and unbilled accounts receivable. If the Company were to proceed with a liquidation process, the collectability of the accounts receivable at book value, in particularly the unbilled accounts receivable which account for over 60% of the net book value, would be doubtful. In addition, if the Company were to proceed with a liquidation process, related expenses such as severance and other transaction-related costs would be incurred, which could be significant and which would reduce any expected net recovery value on liquidated assets. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the independent committee and board of directors also considered the historical market prices of our ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 74. Each of the independent committee and the board of directors considered the purchase prices paid in previous purchases as described under the caption "Transactions in the Shares and ADSs." Neither the independent committee nor our board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's unaudited net book value per Share as of June 30, 2013 was $1.02, which is calculated as total equity divided by ordinary shares as of June 30, 2013. Net book value does not take into account the future prospects of the Company, market conditions, trends in the information technology services industry or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders.

        Except as discussed in "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors," and "Special Factors—Opinion of the Independent Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Parties as to the Fairness of the Merger

        Under SEC rules governing "going private" transactions, each of the Buyer Group members, Benefit Overseas Limited, Dreams Power Ltd., Mr. Bo Chen, Parent and Merger Sub (collectively, the "buyer parties" and each, a "buyer party") may be deemed to be an affiliate of the Company, and therefore, required to express his, her or its belief as to the fairness of the merger to the Company's unaffiliated shareholders and ADS holders. Each buyer party is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer parties as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder or ADS holder should vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The buyer parties has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information. The buyer parties believe the proposed merger is fair for the Company's unaffiliated shareholders and ADS holders on the basis of the factors described in "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors" beginning on page 37 and the additional factors described below.

        The buyer parties believe the interests of the Company's unaffiliated shareholders and ADS holders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer parties attempted to negotiate a transaction that would be most favorable to them, and not to the Company's unaffiliated shareholders or ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The buyer parties did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee's independent legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated shareholders and ADS holders. Furthermore, the buyer parties did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company's unaffiliated security holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company's senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the independent committee and the Company's board of directors discussed in "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors" beginning on page 37, the buyer parties believe the merger is substantively and procedurally fair to the Company's unaffiliated security holders. In particular, the buyer parties believe that the proposed merger is both procedurally and substantively fair to the unaffiliated security holders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

  •
  the fact that the independent committee and, acting upon the unanimous recommendation of the independent committee, the Company's board of directors (half the members of which were not employees of the Company) unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company's unaffiliated security holders;

  •
  the fact that the independent committee, consisting entirely (and constituting a majority) of directors who are not officers or employees of the Company and who are not affiliated with any buyer party, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company's board of directors what action should be taken by the Company, including not to engage in the merger;

  •
  the fact that the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated security holders, other than (i) the directors' receipt of board compensation in the ordinary course; (ii) independent committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger); and (iii) the directors' indemnification and liability insurance rights under the merger agreement;

  •
  the fact that the independent committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

  •
  the fact that the independent committee and the Company's board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

  •
  the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated shareholders represents a 36.7% premium to the closing price of our ADSs on March 11, 2013, the last trading day immediately prior to the Company's announcement on March 12, 2013 that it had received "a going private" proposal. The $0.5125 per Share or $2.05 per ADS merger consideration to be paid to unaffiliated shareholders in the merger also represents a (a) 13.3% premium over the closing price of $1.81 per ADS on September 17, 2013, the trading day immediately before the merger agreement was signed; and (b) 41.4% and 70.3% premium over the volume-weighted average closing price of the ADSs during the 30 and 60 days, respectively, prior to the Company's announcement on March 12, 2013 that it had received a "going private" proposal;

  •
  the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of extensive negotiations over an extended period of time between the independent committee, its advisors and the Buyer Group;

  •
  the fact that Parent and Merger Sub obtained debt and convertible debt financing commitments for the transaction, the limited number and nature of the conditions to such financings, and the obligation of Parent to use its reasonable best efforts to obtain the financing;

  •
  the fact that the independent committee received from its independent financial advisor, Duff & Phelps, LLC, an opinion, dated September 18, 2013, as to the fairness, from a financial point of view, of the $0.5125 per Share and $2.05 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Excluded Shares) in the merger, as of September 18, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps, LLC in preparing its opinion;

  •
  the fact that in certain circumstances under the terms of the merger agreement, the independent committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

  •
  the fact that the two-tier break-up fee mechanism allows the Company to be responsible only for half of the otherwise applicable company termination fee in the event the company termination fee becomes payable as a result of the termination by Parent or the Company of the merger agreement in connection with an alternative acquisition proposal received by the Company during the go-shop period.

  •
  the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 90);

  •
  the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

  •
  the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the courts of the British Virgin Islands;

  •
  the fact that although adoption of the merger agreement is not subject to the approval by a majority of unaffiliated shareholders, it is subject to approval by the affirmative vote of at least a majority of the shareholders present and voting in person or by proxy in accordance with the BVI Business Companies Act and the Company's memorandum and articles of association;

  •
  that the board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company's other shareholders; and

  •
  the fact that none of the Buyer Group members, Mr. Bo Chen (a Rollover Shareholder) or any of their advisors participated in or sought to influence the deliberative process of the independent committee.

        The buyer parties did not consider the Company's net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern but rather is indicative of historical costs as it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business, or the business risks inherent in competing with other companies in the same industry. The buyer parties note, however, that the merger consideration of $2.05 per ADS (or $0.5125 per Share) is lower than the net book value.

        In its consideration of the fairness of the proposed merger, the buyer parties did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Company's unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

        The buyer parties did not seek to establish a pre-merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Company's unaffiliated security holders because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's ADSs, the merger consideration represented a premium to the going concern value of the Company.

        The buyer parties did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company; (b) a sale of all or a substantial part of the Company's assets; or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

        The foregoing discussion of the information and factors considered and given weight by the buyer parties in connection with its evaluation of the substantive and procedural fairness of the merger to the Company's unaffiliated security holders is not intended to be exhaustive, but is believed to include all material factors considered. The buyer parties found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company's unaffiliated security holders. Rather, the buyer parties made the fairness determinations after considering all of the foregoing as a whole.

        The buyer parties believe these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer parties to any shareholder or ADS holder of the Company to approve the merger agreement. The buyer parties do not make any recommendation as to how such shareholders or ADS holders should vote relating to the proposal to approve the merger agreement and the merger at the extraordinary general meeting.

        None of the buyer parties performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company's unaffiliated security holders.

Certain Financial Projections

        The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company's management prepared certain financial projections for the fiscal year ending December 31, 2013 through the fiscal year ending December 31, 2017 for the independent committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating income and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

        Neither the Company, its independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the independent committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

        The following table summarizes the financial projections prepared by our management and considered by the independent committee and Duff & Phelps in connection with their analysis of the proposed transaction:

	Management Projections Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E
	(in RMB millions except percentage)
Revenues	1,614	1,749	1,926	2,071	2,197
Growth	0.8%	8.4%	10.1%	7.6%	6.1%
Gross Profit*	391	428	461	482	513
% Margin	24.2%	24.5%	23.9%	23.3%	23.3%
Operating Expenses	(409)	(400)	(432)	(459)	(481)
Operating Income (Loss)	(17)	28	28	23	32
% Margin	-1.1%	1.6%	1.5%	1.1%	1.4%
Net Income (Loss) Attributable to Company	(44)	24	20	18	25
% Margin	-2.7%	1.4%	1.0%	0.8%	1.2%

*
Management projected gross profit includes depreciation and amortization.

Opinion of the Independent Committee's Financial Advisor

        Pursuant to an engagement letter dated April 19, 2013, the independent committee retained Duff & Phelps, LLC as its independent financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps, LLC is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

        At the meeting of the independent committee on September 18, 2013, Duff & Phelps, LLC rendered its oral opinion to the independent committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. Duff & Phelps, LLC has confirmed its September 17, 2013 oral opinion by delivering its written opinion to the independent committee, dated as of September 18, 2013, that, as of such date, the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the independent committee upon Duff & Phelps, LLC with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of Duff & Phelps, LLC dated September 18, 2013, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps, LLC set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps, LLC's written opinion is addressed to the independent committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder, or holder of ADSs, of the Company as to how such shareholder, or holder of ADSs, should vote with respect to the merger or any other matter.

        In connection with its opinion, Duff & Phelps, LLC made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps, LLC also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps, LLC' procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

  •
  reviewed the Company's annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2011 and 2012;

  •
  reviewed the Company's unaudited financial statements for the 6 months ended June 30, 2013;

  •
  reviewed a detailed financial projections model, prepared and provided to Duff & Phelps, LLC by management of the Company, upon which Duff & Phelps, LLC has relied in performing its analysis (the "management projections");

  •
  reviewed other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps, LLC by management of the Company;

  •
  reviewed a letter dated September 16, 2013 from the management of the Company which made certain representations as to the management projections and the underlying assumptions for the Company;

  •
  reviewed documents related to the merger, including a draft of the merger agreement received on September 16, 2013;

  •
  discussed the information referred to above and the background and other elements of the merger with the management of the Company;

  •
  reviewed the historical trading price and trading volume of the Company's ADSs, and the publicly traded securities of certain other companies that Duff & Phelps, LLC deemed relevant;

  •
  performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps, LLC deemed relevant, an analysis of selected transactions that Duff & Phelps, LLC deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps, LLC deemed relevant; and

  •
  conducted such other analyses and considered such other factors as Duff & Phelps, LLC deemed appropriate.

        In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, LLC, with the independent committee's consent:

  •
  relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

  •
  relied upon the fact that the independent committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

  •
  assumed that any estimates, evaluations, forecasts and projections including, without limitation, the management projections, furnished to Duff & Phelps, LLC were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps, LLC has relied upon such matters in performing its analysis;

  •
  assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the merger;

  •
  assumed that the representations and warranties made by all parties in the merger agreement and the management representation Letter are substantially accurate;

  •
  assumed that the final versions of all documents reviewed by Duff & Phelps, LLC in draft form conform in all material respects to the drafts reviewed;

  •
  assumed that there has been no material change in the assets, liabilities, financial conditions, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, LLC;

  •
  assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

  •
  assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

        To the extent that any of the foregoing assumptions on which Duff & Phelps, LLC' opinion was based prove to be untrue in any material respect, Duff & Phelps, LLC' opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps, LLC made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps, LLC does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

        Duff & Phelps, LLC prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps, LLC as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps, LLC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps, LLC after the date thereof.

        Duff & Phelps, LLC did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps, LLC is not expressing any opinion as to the market price or value of the Company's common stock (or anything else) after the announcement or the consummation of the proposed transaction (or any other time). Duff & Phelps, LLC' opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company's credit worthiness, tax advice, or accounting advice. Duff & Phelps, LLC has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering its opinion, Duff & Phelps, LLC was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps, LLC' opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares).

        Duff & Phelps, LLC' opinion was furnished for the use and benefit of the independent committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps, LLC' express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the independent committee or any shareholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

        Set forth below is a summary of the material analyses performed by Duff & Phelps, LLC in connection with the delivery of its opinion to the independent committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps, LLC deemed material in its presentation to the independent committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps, LLC. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps, LLC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps, LLC believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, LLC was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps, LLC' own experience and judgment.

        The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps, LLC' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps, LLC' financial analyses.

Discounted Cash Flow Analysis

        Duff & Phelps, LLC performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2013 through December 31, 2017, with "free cash flow" defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps, LLC utilized and relied upon the management projections, which are described in this proxy statement in the section entitled "Special Factors—Certain Financial Projections" beginning on page 46. Financial projections for the fiscal years ending December 31, 2018 through December 31, 2022, which reflect the Company achieving a stable growth rate by the end of the fiscal year ending December 31, 2023, were extrapolated based on the management projections and discussions with Company management. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

        Duff & Phelps, LLC estimated the net present value of all cash flows of the Company after fiscal year 2022 (the "terminal value") using a perpetuity growth formula assuming a 3.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and the Company's business. Duff & Phelps, LLC used discount rates ranging from 16.0% to 20.0%, reflecting Duff & Phelps, LLC' estimate of the Company's weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps, LLC estimated the Company's weighted average cost of capital by estimating the weighted average of the Company's cost of equity (derived using the capital asset pricing model) and the Company's after-tax cost of debt. Duff & Phelps, LLC believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

        Based on these assumptions, Duff & Phelps, LLC' discounted cash flow analysis resulted in an estimated enterprise value for the Company of ¥205.0 million to ¥263.0 million and a range of implied values of the Company's ADSs of US$1.97 to US$2.22 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

        Duff & Phelps, LLC analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

        The companies utilized for comparative purposes in the following analysis were not identical to the Company, and the transactions utilized for comparative purposes in the following analysis were not identical to the merger. Duff & Phelps, LLC does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

        Selected Public Companies Analysis. Duff & Phelps, LLC compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the global information technology industry that Duff & Phelps, LLC deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps, LLC used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps, LLC utilized to estimate the enterprise value of the Company. The fifteen companies included in the selected public company analysis in the global information technology services industry were:

China IT Services Companies (US-listed) with Recent Non-Binding Offers Group	• Pactera Technology International Ltd. • iSoftStone Holdings Limited
China IT Services Companies (US-listed) Group	• ChinaCache International Holdings Ltd. • e-Future Information Technology Inc. • Trunkbow International Holdings, Ltd. • China Information Technology, Inc.
China IT Services Companies (SEHK-listed) Group	• Chinasoft International Ltd. • Digital China Holdings Limited • Kingdee International Software Group Co. Ltd.
Global IT Services Companies Group	• Polaris Financial Technology Limited • helios and matheson information technology limited • MindTree Limited • Information Services International-Dentsu Ltd. • GFI Informatique S.A. • Allgeier SE

        Duff & Phelps, LLC selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

        The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2013 and 2014 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company's fiscal year ends for which information was available. Data related to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") was adjusted for purposes of this analysis to eliminate public company costs and estimated transaction costs related to the merger.

	Revenue Growth			EBITDA Growth			EBITDA Margin
	LTM	2013	2014	LTM	2013	2014	LTM	2013	2014
China IT Services Companies (US-Listed) with Recent Non-Binding Offers Group
Mean	12.5%	10.1%	20.0%	-6.0%	23.1%	28.1%	8.2%	11.6%	12.5%
Median	12.5%	10.1%	20.0%	-6.0%	23.1%	28.1%	8.2%	11.6%	12.5%
China IT Services Companies (US-Listed) Group
Mean	12.8%	30.8%	19.3%	-47.0%	-24.4%	88.9%	10.6%	3.7%	5.8%
Median	7.4%	30.8%	19.3%	-47.0%	-24.4%	88.9%	3.2%	3.7%	5.8%
China IT Services Companies (SEHK-Listed) Group
Mean	4.0%	6.0%	15.0%	0.4%	17.7%	23.3%	6.1%	11.5%	12.9%
Median	-0.4%	4.0%	13.7%	0.4%	17.7%	21.2%	7.3%	10.4%	10.2%
Global IT Services Companies Group
Mean	17.0%	12.5%	6.9%	15.3%	17.9%	9.5%	12.1%	11.2%	11.3%
Median	14.6%	13.1%	7.0%	17.7%	21.4%	9.6%	10.7%	10.2%	11.1%
Aggregate
Mean	12.7%	12.0%	12.6%	-1.1%	14.7%	23.8%	9.9%	10.7%	11.4%
Median	13.1%	13.1%	11.3%	4.0%	20.9%	16.2%	8.1%	10.4%	11.1%
Camelot Information Systems Inc.	8.3%	0.8%	8.4%	-228.2%	-68.8%	282.0%	-1.6%	0.8%	3.0%

	Price as Multiple of				Enterprise Value as a Multiple of
	LTM EPS	2013 EPS	2014 EPS	Book Value	LTM EBITDA	2013 EBITDA	2014 EBITDA	LTM Revenue	2013 Revenue
China IT Services Companies (US-Listed) with Recent Non-Binding Offers Group
Mean	33.5x	12.1x	6.2x	0.85x	8.6x	5.7x	4.4x	0.70x	0.66x
Median	33.5x	12.1x	6.2x	0.85x	8.6x	5.7x	4.4x	0.70x	0.66x
China IT Services Companies (US-Listed) Group
Mean	6.4x	NM	50.9x	0.87x	11.1x	12.3x	6.5x	1.12x	0.45x
Median	6.4x	NM	50.9x	0.90x	11.1x	12.3x	6.5x	1.09x	0.45x
China IT Services Companies (SEHK-Listed) Group
Mean	13.6x	23.1x	15.7x	1.88x	10.1x	10.2x	8.1x	1.49x	1.41x
Median	13.6x	17.2x	13.6x	1.49x	10.1x	9.5x	7.8x	1.11x	0.98x
Global IT Services Companies Group
Mean	11.5x	10.7x	8.9x	1.36x	5.1x	4.5x	4.1x	0.63x	0.53x
Median	12.2x	11.3x	10.0x	1.02x	5.1x	5.1x	4.6x	0.36x	0.32x
Aggregate
Mean	15.4x	14.7x	14.1x	1.26x	7.5x	7.0x	5.5x	0.95x	0.79x
Median	12.5x	11.4x	10.0x	1.09x	6.9x	6.7x	5.6x	0.51x	0.45x

        The companies utilized for comparative purposes in Duff & Phelps, LLC' analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

        Selected M&A Transactions Analysis. Duff & Phelps, LLC compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company's industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected Chinese information technology transactions indicated enterprise value to Latest Twelve Months ("LTM") EBITDA multiples ranging from 4.6x to 15.8x with a median of 7.9x and enterprise value to LTM revenue multiples ranging from 0.66x to 1.16x with a median of 0.93x.

        The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given certain characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of comparable China-based information technology targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps, LLC did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis.

Chinese Information Technology Transactions

Date Announced	Acquirer Name	Target Name
6/6/2013	Management Buyout	iSoftStone Holdings Limited
5/20/2013	Management Buyout	Pactera Technology International Ltd.
11/2/2012	Management Buyout	Trunkbow International Holdings, Ltd.
8/10/2012	HiSoft Technology International Limited	VanceInfo Technologies Inc.
5/21/2012	Management Buyout	Yucheng Technologies Limited
2/19/2012	Management Buyout	China TransInfo Technology Corp.
1/20/2012	CITIC Capital Partners	AsiaInfo-Linkage, Inc.
1/7/2012	Management Buyout	Pansoft Company Limited

Industry Agnostic Chinese Going Private Transactions

Date Announced	Acquirer Name	Target Name
6/20/13	Management Buyout	ChinaEdu Corporation
5/21/13	Management Buyout	Le Gaga Holdings Ltd
3/11/13	Management Buyout	Simcere Pharmaceutical Group.(1)
10/15/12	Management Buyout	Yongye International, Inc.
10/9/12	Management Buyout	American Lorain Corporation
10/3/12	Management Buyout	Feihe International, Inc.
9/27/12	Medtronic, Inc.	China Kanghui Holdings
9/26/12	Management Buyout	7 Days Group Holdings Limited
9/12/12	Management Buyout	3SBio Inc.
9/7/12	Management Buyout	Syswin Inc.
8/13/12	Management Buyout	LJ International Inc.
8/12/12	Management Buyout	Focus Media Holding Ltd.
7/6/12	Management Buyout	ShangPharma Corporation
5/9/12	Management Buyout	China Nuokang Bio-Pharmaceutical Inc.
4/1/12	Management Buyout	Winner Medical Group Inc.
3/27/12	Management Buyout	Zhongpin, Inc.
2/24/12	Management Buyout	Gushan Environmental Energy Limited
1/6/12	Management Buyout	Jingwei International Limited
11/19/11	Pearson plc	Global Education & Technology Group Limited
11/12/11	Management Buyout	China GrenTech Corp. Ltd.
10/28/11	E-House (China) Holdings Limited	China Real Estate Information Corporation
10/15/11	Management Buyout	Shanda Interactive Entertainment Ltd.
7/25/11	Queen Beauty and Wellness Group Limited	SOKO Fitness & Spa Group, Inc.
6/27/11	Management Buyout	Tiens Biotech Group (USA), Inc.
3/25/11	Management Buyout	Funtalk China Holdings Limited
1/28/11	Management Buyout	China Security & Surveillance Technology, Inc.
3/7/11	Management Buyout	China Fire & Security Group, Inc.

Summary of Selected Public Companies / M&A Transactions Analyses

        In order to estimate a range of enterprise values for the Company, Duff & Phelps, LLC applied valuation multiples to the Company's projected EBITDA for the fiscal year ending December 31, 2014. EBITDA was adjusted to exclude public company costs and costs associated with the merger. Duff & Phelps, LLC' selected valuation multiples were as follows: projected fiscal 2014 EBITDA multiple ranged from 4.0x to 5.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies, including, but not limited to, the Company's smaller size on a revenue and EBITDA basis, lower projected EBITDA margins than the aggregate median of the selected public companies and lower projected EBITDA growth than the aggregate median of the selected public companies. Duff & Phelps, LLC noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis. As a result of these selected valuation multiples, the selected public companies indicated an estimated enterprise value for the Company of ¥209.0 million to ¥262.0 million and a range of implied values of the Company's ADSs of US$1.98 to US$2.22 per ADS.

Premiums Paid Analysis

        Duff & Phelps, LLC analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the information technology industry. The transactions analyzed by Duff & Phelps, LLC included transactions announced after August 2010. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in the information technologies services sector were 25.0%, 29.6%, and 32.5%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 28.6%, 30.4%, and 31.6%, respectively. Duff & Phelps, LLC noted that the merger implies a 36.7% premium over the Company's ADS closing price of US$1.50 per share on March 11, 2013, the last full trading day prior to the public announcement of the terms of the offer and the merger.

Summary of Analyses

        The range of estimated enterprise values for the Company that Duff & Phelps, LLC derived from its discounted cash flow analysis was ¥205.0 million to ¥263.0 million, and the range of estimated enterprise values that Duff & Phelps, LLC derived from its selected public companies / M&A transactions analyses was ¥209.0 million to ¥262.0 million. Duff & Phelps, LLC concluded that the Company's enterprise value was within a range of ¥207.0 million to ¥263.0 million based on the analyses described above.

        Based on the concluded enterprise value, Duff & Phelps, LLC estimated the range of common equity value of the Company to be ¥579.9 million to ¥651.1 million by:

  •
  subtracting debt of ¥24.1 million as of June 30, 2013;

  •
  adding excess cash of ¥386.3 million as of June 30, 2013;

  •
  adding the estimated cash proceeds from the exercise of in-the-money options to acquire shares of the Company's common stock based on the ¥207.0 million to ¥263.0 million range of concluded enterprise values;

  •
  adding the book value of the Company's long term investments of ¥4.3 million as of June 30, 2013;

  •
  adding a working capital surplus estimated at ¥35.3 million as of June 30, 2013 calculated based on the difference between recent historical and projected average working capital levels as a percentage of revenues and actual June 30, 2013 working capital as a percentage of revenues; and

  •
  subtracting the estimated value of the Company's non-controlling interest estimated as ranging from ¥15.2 to ¥30.5 as of June 30, 2013.

        Based on the foregoing analysis, Duff & Phelps, LLC estimated the value of each ADS to range from US$1.98 to US$2.22 per ADS, or US$0.49 to US$0.56 per Share. Duff & Phelps, LLC noted that the merger consideration to be received by the holders of the Shares (other than Excluded Shares) and the holders of the ADSs (other than ADSs representing Excluded Shares) in the merger was within the range of the per share value indicated by its analyses.

        Duff & Phelps, LLC' opinion was only one of the many factors considered by the independent committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent committee.

Fees and Expenses

        As compensation for Duff & Phelps, LLC' services in connection with the rendering of its opinion to the independent committee, the Company agreed to pay Duff & Phelps, LLC $300,000 due and payable as follows: $100,000 in cash upon execution of the engagement letter with Duff & Phelps, LLC; $100,000 payable upon Duff & Phelps, LLC commencing due diligence of the Company for purposes of rendering the Opinion; and $100,000 in cash upon Duff & Phelps, LLC' delivery to the independent committee of its opinion in writing. No portion of Duff & Phelps, LLC' fee is refundable or contingent upon the consummation of a transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps, LLC for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps, LLC for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $45,000.

        Duff & Phelps, LLC' affiliate, DPS, has acted as financial advisor to the independent committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the independent committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the merger agreement, and will receive a fee for its services. Part of the fees payable to DPS is contingent upon the consumption of the merger.

        The terms of the fee arrangements with Duff & Phelps, LLC and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm's length, and the independent committee and the Company's board of directors are aware of these fee arrangements.

        Other than the DPS engagement described above and the Duff & Phelps, LLC engagement to render its opinion to the independent committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group, Parent and Merger Sub's Purpose of and Reasons for the Merger

        Under the rules governing "going private" transactions, each buyer party may be deemed to be engaged in a "going private" transaction and, therefore, required to express their reasons for the merger to the Company's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each buyer party is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

        For the buyer parties, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. The buyer parties believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company's unaffiliated security holders and ADS holders to receive $0.5125 per Share or $2.05 per ADS in cash, without interest and net of any applicable withholding taxes, for their Shares, and it also allows the Rollover Shareholders to maintain a significant portion of their investment in the Company through their respective commitments to subscribe for equity interests of Parent.

        The buyer parties also believe that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company's public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders' concerns and to engage in an ongoing dialogue with unaffiliated security holders can at times distract management's time and attention from the effective operation and improvement of the business. The buyer parties decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company's being a privately held company as described above. In the course of considering the going private transaction, the buyer parties did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

        ADSs representing Shares of the Company are currently listed on NYSE under the symbol "CIS." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company directly owned by Parent. Following the completion of the merger, the ADSs will cease to be listed on NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. The Company expects that after the termination of the registration of the Shares, it will save approximately $1.5 to $2 million in compliance-related costs annually. The Company does not expect to apply any operating loss carryforwards to shelter its future income.

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding Shares (including Shares represented by ADSs) will be cancelled in exchange for the right to receive $0.5125 per Share or $2.05 per ADS, in each case, in cash, without interest and net of any applicable withholding taxes, except for the following excluded Shares (the "Excluded Shares"): (i) Shares beneficially owned by the Buyer Group or any person controlled by any of them prior to the effective time; (ii) Shares beneficially owned by the Rollover Shareholders (the "Rollover Shares"); and (iii) Shares (the "Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Business Companies Act, 2004, as amended (the "BVI Companies Act") (the "Dissenting Shareholders"). Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. As a result, current shareholders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. As a result, our shareholders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

        Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company's Stock Plan, whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan.

Directors and Management of the Surviving corporation

        As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving corporation, except that, at the effective time of the merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving corporation, as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable Law.

        In addition, unless otherwise determined by Parent prior to the effective time, the directors of Merger Sub at the effective time (identified below in Annex D—"Directors and Executive Officers of Each Filing Person") will become the directors of the surviving corporation and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time will become the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the receipt by such security holders of $0.5125 per Share or $2.05 per ADS in cash, representing a premium of 36.7% over the Company's 30 trading day volume-weighted average closing price as quoted by NYSE on March 11, 2013, the last trading day prior to the Company's announcement on March 12, 2013 that it had received a "going private" proposal; and

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

        The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares. Because we may be or have been a PFIC for U.S. federal income tax purposes during a U.S. Holder's holding period for Shares or ADSs, any gain recognized by a U.S. Holder on the receipt of cash in exchange for such U.S. Holder's ADSs or Shares may be taxed under special U.S. federal income tax rules, as described under "Material U.S. Federal Income Tax Consequences."

        The primary benefits of the merger to the Company's directors and executive officers (other than the Buyer Group and the Rollover Shareholders) include, without limitation, the following:

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

  •
  the monthly compensation of $9,000 of Mr. Jian Wang and Ms. Joanna Wang and $6,000 of Mr. David Dahu Wang, each of which is a member of the independent committee, in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger); and

  •
  the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

        The primary detriments of the merger to the Company's directors and executive officers (other than the Buyer Group and the Rollover Shareholders) include, without limitation, the following:

  •
  such directors and officers will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

        The primary benefits of the merger to the Buyer Group and the Rollover Shareholders include the following:

  •
  if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

  •
  the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Buyer Group and the Rollover Shareholders include the following:

  •
  all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group and the Rollover Shareholders;

  •
  risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group and the Rollover Shareholders;

  •
  the business risks facing the Company, will be borne by the Buyer Group and the Rollover Shareholders;

  •
  an equity investment in the surviving corporation by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving corporation's equity securities.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        The table below sets out the direct or indirect interest in the Company's net book value and net earnings for the Buyer Group and each Rollover Shareholder before and immediately after the merger, based on the historical net book value as of June 30, 2013 and the net earnings of the Company for the six months ended June 30, 2013.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$'000%		$'000%		$'000%		$'000%
The Buyer Group	37,170	19.7%	(2,510)	19.7%	109,195	57.8%	(7,369)	57.8%
Rollover Shareholders	64,305	34.0%	(4,342)	34.1%	188,912	100%	(12,749)	100%

Plans for the Company after the Merger

        After the effective time of the merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. As of the date of this proxy statement, there are no plans to repay the debt incurred to finance the merger, other than in accordance with the terms of the facilities agreement to be entered into for the debt financing. Please see "Special Factors—Financing—Debt Financing" beginning on page 64 for additional information.

        Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, Parent will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

        Subsequent to the completion of the merger and the termination of registration of the Company's ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

        The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on March 12, 2013, in response to the receipt of the going private proposal letter from the Buyer Group on March 12, 2013. The independent committee discussed with its advisors other potential alternatives available to the Company, including the possibility of remaining as an independent company, and reviewed and discussed the proposed process to conduct a pre-signing market check through a third-party solicitation process. During the pre-signing market check period, only two potential buyers, Party C and Party D, submitted written preliminary non-binding proposals and Party D subsequently withdrew its proposal. None of the potential buyers entered into any confidentiality agreement containing standard publicity, standstill and non-solicitation provisions.

        Considering the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, the independent committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the proposed sale of the Company to the Buyer Group, taking into account risks of execution as well as business, financing, regulatory approval, competitive, industry and market risks. The independent committee did not believe that the Company remaining an independent entity was more favorable in terms of enhancing shareholder value after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company's efforts to increase shareholder value as an independent publicly traded company due to its small market capitalization, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company's ability to compete in the market. Moreover, based on the considerations set out in "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors" on page 37, the independent committee and the Company's board of directors have concluded that it is more beneficial to the Company to undertake the merger and become a private company as a result of the merger than to remain a public company.

        The independent committee also took into account that, (i) the Company can terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining required shareholder approval of the merger agreement, subject to the payment to Parent of a termination fee of $3 million; or (ii) the Company can terminate the merger agreement in connection with an acquisition proposal received by the Company on or before October 18, 2013, which is thirty (30) days following the date of the merger agreement), subject to the payment to Parent of a termination fee of $1.5 million, pursuant to the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

Effects on the Company if the Merger is not Completed

        If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $3 million or $1.5 million, as the case may be, or Parent may be required to pay the Company a termination fee of $3 million, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 96.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $64.31 million. This amount is expected to be provided through a combination of (a) debt commitment of $70 million under a debt commitment letter entered into by and between Parent and China Development Industrial Bank on September 18, 2013; and (b) convertible debt commitment from Zoyi Management Consulting, Ltd. with respect to purchase convertible notes of Parent at or immediately prior to the effective time for an aggregate cash purchase price equal to $20 million plus an additional $10 million at the sole option of Zoyi Management Consulting, Ltd., pursuant to a convertible debt commitment letter entered into by and between Parent and Zoyi Management Consulting, Ltd. on September 18, 2013; and (c) a rollover commitment from the Rollover Shareholders of 63,064,960 Shares, having an aggregate value of approximately $32.32 million.

        The funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders, will be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. As of the date of this proxy statement, there is no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transaction.

Debt Financing

        On September 18, 2013, Parent delivered to the Company a copy of an executed debt commitment letter from China Development Industrial Bank to provide Parent with debt financing in an aggregate amount of $70 million, subject to the terms and conditions therein, the proceeds of which will be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement and for general working capital.

Conditions to Financing

        The funding of the senior debt financing is subject to the satisfaction or waiver of the following conditions:

  •
  receipt by China Development Industrial Bank of the documentary conditions required under Exhibit A to the debt commitment letter;

  •
  receipt by China Development Industrial Bank of evidence of the approval by the Company's shareholders of the merger;

  •
  no breach of material representation, warranty or covenant by Parent;

  •
  no breach of any representation or warranty under the merger agreement by the Company, which representation or warranty shall be material to the interest of China Development Industrial Bank, but only to the extent Parent or Merger Sub has the right to terminate its obligations under the merger agreement on the basis thereof;

  •
  no event of default under the finance documents; and

  •
  no material adverse change to the business, financial or other conditions or the assets of either the Company or the Chairman.

Interest Rate

        The interest rate is LIBOR plus 2.0% per annum.

Security

        The obligations of Parent under the debt financing facility contract will be secured by:

  •
  first priority pledge over certificates of deposit maintained by the Company with China Development Industrial Bank, in an amount of approximately US$10 million;

  •
  irrevocable and unconditional standby letter of credit in an amount of approximately US$60 million, and in form and substance satisfactory to China Development Industrial Bank, issued by either Industrial and Commercial Bank of China or China Minsheng Banking Corp., Ltd. to China Development Industrial Bank as beneficiary;

  •
  a guarantee to be executed by the Company at the effective time of the merger; and

  •
  first priority pledge over all outstanding shares of the Company, to be executed at the effective time of the merger.

Convertible Debt Financing

        Pursuant to the convertible debt commitment letter from Zoyi Management Consulting, Ltd., Zoyi Management Consulting, Ltd. has committed, subject to the terms and conditions set forth therein, to cause certain of the funds and/or entities that it manages or advises, to purchase convertible notes of Parent at or immediately prior to the effective time of the merger for an aggregate cash purchase price in immediately available funds equal to $20 million, plus an additional $10 million at the sole option of Zoyi Management Consulting, Ltd. The commitment will terminate upon the earliest to occur of: (a) the closing of the merger; (b) the valid termination of the merger agreement in accordance with its terms; and (c) 60 days following the termination date of the merger agreement, unless Parent has commenced enforcement actions against Zoyi Management Consulting, Ltd. and/or the funds it manages or advises by such date. The Company is an express third party beneficiary of the commitment letter and has the right to seek specific performance of the commitment under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce the commitment letter.

Rollover Equity

        Subject to the conditions set forth in the Rollover Agreement, immediately prior to the effective time of the merger and without further action by the Rollover Shareholders, all of each Rollover Shareholder's right, title and interest in and to the Rollover Shares will be contributed, assigned, transferred and delivered to Parent. As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent will issue Parent shares in the name of each Rollover Holder or a designee of the Rollover Holder in the amount equal to the amount of the Rollover Shares. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent shares will constitute complete satisfaction of all obligations towards or sums due such Rollover Shareholder by Parent with respect to the applicable Rollover Shares; and (b) on receipt of such Parent shares, such Rollover Shareholder will have no right to any merger consideration with respect to the Rollover Shares contributed to Parent by such Rollover Shareholder.

Limited Guarantees

        The members of the Buyer Group have entered into a limited guarantee in favor of the Company. Each member of the Buyer Group absolutely, unconditionally and irrevocably guarantees to the Company, jointly and severally, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of Parent with respect to the payment of (i) the total termination fee for which Parent is obligated to pay under the merger agreement; and (ii) the total reimbursable expenses for which Parent is obligated to pay under the merger agreement; provided that in no event will the aggregate liability of the members of the Buyer Group under the Limited Guarantee Agreement (exclusive of reimbursement of expenses) exceed $3,000,000.

Remedies and Limitations on Liability

        The parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

Interests of Certain Persons in the Merger

        In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that the Rollover Shareholders, including the Buyer Group, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company's board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of Rollover Shareholders

        Concurrent with the execution of the merger agreement, the Rollover Shareholders entered into a contribution agreement pursuant to which, subject to the terms and conditions set forth therein, the Rollover Shareholders have agreed to the subscription of newly issued shares in Parent in exchange for the contribution by such Rollover Shareholders of certain number of Shares held by each of them having an aggregate value of approximately $32.32 million. At the closing of the merger, the Rollover Shareholders will own 100% of the outstanding interests in Parent.

        Given the Company will become a privately held company following the completion of the merger, the Rollover Shareholders' beneficial interests in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares and Options Held by Officers and Directors

        As of September 30, 2013, our directors and executive officers (as set forth in "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 109), as a group and excluding the Buyer Group, beneficially own an aggregate of 120,000 outstanding and unexercised options to purchase 120,000 Shares. As of September 30, 2013, none of the options held by our directors and executive officers other than the Buyer Group have vested. No exercise price will be required to be paid for such options.

        Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company's Performance Equity Plan, whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan.

        The following table summarizes, as of September 30, 2013, the outstanding options granted under the Amended and Restated 2006 Plan to our directors and executive officers and to other individuals as a group.

Name	Number of Shares	Exercise Price ($/Share)	Date of Grant	Date of Expiration
Yiming Ma(1)	—	—	—	—
Heidi Chou(2)	—	—	—	—
Jian Wang	—	—	—	—
Shang-Wen Hsiao	*	—	June 30, 2007	June 30, 2015
Joanna Wang	—	—	—	—
David Wang	—	—	—	—
Bo Chen	—	—	—	—
Yuhui Wang	—	—	—	—
Franklin King	—	—	—	—
Other individuals as a group	7,075,328	nil–0.7500	June 30, 2006 to January 31, 2012	June 30, 2014 to January 31, 2020

Total	7,157,328

(1)
As of September 30, 2013, all of the options granted to Yiming Ma under the Amended and Restated 2006 Plan have been exercised.

(2)
As of September 30, 2013, all of the options granted to Heidi Chou under the Amended and Restated 2006 Plan have been exercised.

*
The options and shares in aggregate held by each of these directors and officers represented less than 1% of our total outstanding shares.

Indemnification and Insurance

  •
  The surviving corporation will, and Parent will cause the surviving corporation to, maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each indemnified parties covered as of the effective time of the merger by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six years after the effective time of the merger; provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors' and officers' liability insurance maintained by the Company.

  •
  If Parent, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving corporation, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume such obligation

The Independent Committee

        On March 12, 2013, our board of director established an independent committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of independent directors—Mr. Jian Wang (who serves as the chairman), Ms. Joanna Wang and Mr. David Dahu Wang. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director's receipt of board compensation in the ordinary course, (ii) independent committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger), and (iii) the director's indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

        The Company has compensated the members of the independent committee in exchange for their service in such capacity. The monthly compensation is $9,000 for Mr. Jian Wang and Ms. Joanna Wang and $6,000 for Mr. David Dahu Wang, the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger.

Position with the Surviving corporation

        After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving corporation and chief executive officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Related Party Transactions

        We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions on an ongoing basis. For a description of our related party transactions, please see "Item 7. Major Shareholders and Related Party Transactions" included in our annual report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement. Please see "Where You Can Find More Information" beginning on page 114 for a description of how to obtain a copy of our annual report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$1,050,000
Financial advisory fees and expenses	$420,000
Independent committee fees	$192,000
Printing, proxy solicitation and mailing costs	$12,500
Filing fees	$8,066.69

Total	$1,682,566.69

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

        Pursuant to the Voting Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the record date, we expect that the Rollover Shareholders as a group will beneficially own, in the aggregate, 63,064,960 outstanding Shares, which represents 34.04% of the total issued and outstanding Shares entitled to vote.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as a the time of the filing of the plan of merger, and notification of the merger being published in the British Virgin Islands Government Gazette.

Appraisal Rights

        Please see "Appraisal Rights" beginning on page 99.

Material U.S. Federal Income Tax Consequences

        The following is a discussion of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of the Shares who exchange Shares for cash pursuant to the merger agreement or receive cash as a result of exercising their Appraisal Rights. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the "Code", final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, or the "IRS", and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax, consequences of the merger. This discussion is for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark–to–market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; (xi) U.S. Holders that actually or constructively own 10% more of our voting stock; (xii) holders that are related under certain attribution rules to Parent; or (xiii) holders that are not U.S. Holders. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

PFIC Considerations

        In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. The determination of whether we are a PFIC is made annually. As disclosed in our Annual Report on Form 20-F for the year ended December 31, 2012, we may have been a PFIC for the taxable year ended December 31, 2012 and we may be a PFIC for the current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of the current taxable year. As described below, the U.S. federal income tax treatment of a U.S. Holder's disposition of Shares pursuant to the merger or exercise of Appraisal Rights will depend on whether we have been a PFIC in any taxable year in which the U.S. Holder held Shares.

Disposition of Shares Pursuant to the Merger or Exercise of Appraisal Rights

        The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Appraisal Rights, in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a securities exchange. A U.S. Holder that receives cash, either as consideration in the merger or as a result of the U.S. Holder exercising its Appraisal Rights, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        If we are a PFIC and the U.S. Holder has not made a valid mark-to-market election, as discussed below, or we were a PFIC in a prior taxable year during which a U.S. Holder held Shares and the U.S. Holder did not make a deemed sale election when we ceased to be a PFIC, any gain recognized by a U.S. Holder on the disposition of Shares pursuant to the merger or the exercise of Appraisal Rights would be allocated ratably over such U.S. Holder's holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Shares cannot be treated as capital gains, even if a U.S. Holders holds the Shares as capital assets.

        If a U.S. Holder has made a valid mark-to-market election with respect to its ADSs, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our ADSs are traded on the New York Stock Exchange, or NYSE, which should be a qualified exchange for purposes of the applicable U.S. Treasury Regulations. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder would have continued to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interest in a PFIC for U.S. federal income tax purposes even if it had made a valid mark-to-market election. A timely mark-to-market election is made by filing IRS Form 8621 with an original or amended U.S. federal income tax return for the first taxable year in which a non-U.S. corporation is a PFIC and a U.S. Holder holds an equity interest in the PFIC by the due date of the return (including extensions). A U.S. Holder of ADSs, or a U.S. Holders who directly holds our Shares, should consult its tax advisors as to the availability of a mark-to-market election and the application of the mark-to-market election to a disposition of shares pursuant to the merger or an exercise of Appraisal Rights.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder would be required to file IRS Form 8621 (or any other form specified by the U.S. Department of the Treasury) with respect to the disposition of Shares, generally with the U.S. Holder's federal income tax return for the year of merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

        Subject to certain limitations, a U.S. person may make a "qualified electing fund" election ("QEF Election"), which serves as a further alternative to the foregoing rules, with respect to such person's investment in a PFIC in which such person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

        If we are not a PFIC for the current taxable year and have not been a PFIC in any previous taxable year in a U.S. Holder's holding period for its Shares, any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

        Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed under "Special Factors—Material PRC Income Tax Consequences" beginning on page 73, we do not believe that we should be considered a PRC "resident enterprise" under the EIT Law. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the Shares is subject to tax in the PRC, a U.S Holder may be eligible to treat such gain as PRC-source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, or the "Treaty"). If we are not eligible for the benefits of the Treaty, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

        A U.S. Holder will generally be subject to information reporting with respect to the amount of cash received in the merger, unless such U.S. Holder is a corporation or other exempt recipient. A U.S. Holder may also be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W–9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

        For taxable years beginning after December 31, 2013, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on the disposition of their Shares pursuant to the merger. No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

        The Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals.

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences

        The British Virgin Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to register the plan of merger.

 MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for our ADSs on the NYSE under the symbol "CIS," for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2011
First quarter	26.73	14.99
Second quarter	20.77	13.26
Third quarter	15.07	2.68
Fourth quarter	3.69	1.78
2012
First quarter	3.89	2.15
Second quarter	3.99	1.90
Third quarter	2.48	1.60
Fourth quarter	1.83	1.00
2013
First quarter	1.70	0.95
Second quarter	1.86	1.66
Third quarter	1.91	1.60

Dividend Policy

        Since our inception, we have not declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future and the merger agreement prohibits us from paying dividends without the prior written consent of Parent.

        Cash dividends on our Shares and ADSs, if any, will be paid in U.S. dollars. If we pay any dividends, the ADS depositary will pay our ADS holders the dividends it receives on our Shares, after deducting its fees and expenses as otherwise provided in the deposit agreement. Other distributions, if any, will be paid by the ADS depositary to the holders of ADSs in U.S. dollars after deducting its fees and expenses or as otherwise provided in the deposit agreement.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                        , at                        (Beijing Time) at                        .

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

        THAT the agreement and plan of merger dated as of September 18, 2013 (the "merger agreement") among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger (such plan of merger being in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved; and

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolution to be proposed at the extraordinary general meeting.

        If the merger is completed, at the effective time of the merger, each outstanding Share (including Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $0.5125 in cash without interest, and for the avoidance of doubt, because each ADS represents four Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $2.05 in cash per ADS without interest, in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the BVI Companies Act. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time of the merger, each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, with no par value, of the surviving corporation.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

  •
  determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared that it is advisable, to enter into the merger agreement;

  •
  authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

  •
  resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

Quorum

        A quorum of our shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than an aggregate of one-third of the votes of Shares that are entitled to vote on the record date. We expect, as of the record date, there will be 185,269,020 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and directly vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on                        , or if you are a holder of ADSs at the close of business in New York City on                        , the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. on                        (New York City time) in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote directly at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                        and becoming a holder of Shares prior to the close of business in the British Virgin Islands on                        , the share record date. Each outstanding Share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 185,269,020 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is                        at 10:00 a.m. (Beijing Time). Please see "The Extraordinary General Meeting—Procedures for Voting" below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Vote Required

        Under the BVI Companies Act and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. As of September 18, 2013, the Rollover Shareholders as a group beneficially owned, in the aggregate, 63,064,960 Shares, which represents 34.04% of the total issued and outstanding Shares entitled to vote. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 109 for additional information. Pursuant to the terms of the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. Based on the number of Shares expected to be outstanding on the record date, 29,569,551 Shares, approximately 15.96% of the total outstanding Shares entitled to vote owned by the remaining shareholders must be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only holders of Shares entered in the register of members of the Company at the close of business on                        (British Virgin Islands time), the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on                        (Beijing Time).

        Holders of ADSs as of the close of business on                        (New York City time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company's ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on                         (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 10:00 a.m. on                         (New York City time). The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of the deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company.

        Holders of ADSs may vote directly at the extraordinary general meeting the if they cancel their ADSs and become a holder of Shares by the close of business on                        (British Virgin Islands time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                        and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each ADS represents four Shares. As of September 18, 2013, there were 185,269,020 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of September 18, 2013, there were 46,317,255 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

        Persons who have acquired Shares and whose names are entered in the Company's register of members before the close of business on                        (British Virgin Islands time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on                        (New York City time) will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on                         (British Virgin Islands time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company Under the Deposit Agreement

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the shareholders resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and FOR any adjournment of the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they may, under the terms of deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a member of the independent committee of the board of directors of the Company (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of the ADSs or on the holders of the Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Camelot Information Systems Inc., Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China;

  •
  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. on                        (New York City time). A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the completion of the merger will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, which is attached as Annex C to this proxy statement, for the exercise of Appraisal Rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise Appraisal Rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs ($0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE 10 A.M. ON                          (NEW YORK CITY TIME) AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE BRITISH VIRGIN ISLANDS ON                         . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON NYSE. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE APPRAISAL RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you have any questions or need assistance in voting your Shares or ADSs, you may contact MacKenzie Partners, the firm assisting us with this proxy solicitation, at (800) 322-2885 or toll-free in North America or at (212) 929-5500 collect.

Solicitation of Proxies

        We have engaged MacKenzie Partners to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that MacKenzie Partners' fees for its services will be approximately $10,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived or another date agreed in writing by Parent and the Company. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective at the time when the plan of merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date (not exceeding 30 days after the date the plan of merger is registered) as Merger Sub and the Company may agree and specify in the plan of merger in accordance with the BVI Companies Act.

        We expect that the merger will be completed in early 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

        As of the effective time of the merger, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect will be the memorandum and articles of association of the surviving corporation, except that, at the effective time of the merger, references therein to the name and the authorized capital of the Merger Sub will be amended to describe correctly the name and authorized capital of the surviving corporation, as provided in the plan of merger, until thereafter changed or amended as provided therein or by applicable Law.

        In addition, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub at the effective time of the merger (identified below in Annex D—"Directors and Executive Officers of Each Filing Person") will become the directors of the surviving corporation and the officers (other than those officers who also were directors) of the Company immediately prior to the effective time of the merger will become the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

Merger Consideration

        At the effective time of the merger, each outstanding Shares (including Shares represented by ADSs) will be cancelled in exchange for the right to receive $0.5125 per Share or $2.05 per ADS, in each case, in cash, without interest and net of any applicable withholding taxes, except for the Excluded Shares.

        Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, will be cancelled and will cease to exist, and no consideration will be delivered with respect thereto. Each Dissenting Shareholder will be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. Please see "Appraisal Rights" beginning on page 99 for additional information.

        At the effective time of the merger, each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share, with no par value, of the surviving corporation.

Treatment of Share Options

        Immediately after the effective time of the merger, each outstanding option of the Company to purchase Shares under the Company's Stock Plan, whether vested or unvested, will be assumed by Parent from and after the effective time of the merger, in accordance with the terms and conditions of such plan. At or prior to the effective time of the merger, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to effectuate the foregoing arrangement.

Exchange Procedures

        Prior to the effective time of the merger, Parent will designate a paying agent for making the payments required to be made pursuant to the merger agreement, and will enter into an agreement with the paying agent in a form reasonably satisfactory to the Company. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the paying agent to make payments under the merger agreement.

        Promptly after the effective time of the merger (and in any event within (x) five (5) business days in the case of registered holders of the Shares and (y) three (3) business days in the case of the depository trust company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a third party), Parent and the surviving corporation will cause the paying agent to mail (or, in the case of the depository trust company, to deliver), to each person who was, at the effective time of the merger, a registered holder of Shares entitled to receive the per Share merger consideration pursuant to the merger agreement: (i) a letter of transmittal (which will be in customary form for a company listed on the NYSE reasonably acceptable to Parent and the Company, and will specify how the delivery of the merger consideration to registered holders of the Shares will be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates and book-entry shares and/or such other documents as may be required in exchange for the per Share merger consideration.

        Prior to the effective time of the merger, Parent and the Company will establish procedures with the paying agent and the ADS depositary to ensure that (a) the paying agent will transmit to the ADS depositary as promptly as reasonably practicable following the effective time of the merger an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the effective time of the merger (other than ADSs representing the Excluded Shares) and (y) the per ADS merger consideration; and (b) the ADS depositary will distribute the per ADS merger consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the merger consideration of $2.05 per ADS to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in connection with the merger) in accordance with the deposit agreement.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to, and for the matters that members of the Buyer Group had knowledge of as of, the date of the merger agreement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's businesses;

  •
  the Company's capitalization, the absence of preemptive or other rights with respect to securities of the Company, or any securities that give their holders the right to vote with the Company's shareholders;

  •
  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  •
  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger by the board of directors of the Company;

  •
  the required vote of the Company's shareholders to adopt the merger agreement;

  •
  the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  the Company's SEC filings since January 1, 2011 and the financial statements included therein;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of any "Material Adverse Effect" (as defined below) on the Company or certain other changes or events since December 31, 2012;

  •
  the absence of any legal proceedings against the Company;

  •
  compliance with applicable laws and licenses;

  •
  labor and employment matters;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  real property;

  •
  tax matters;

  •
  intellectual property;

  •
  insurance matters;

  •
  the receipt of opinion from Duff & Phelps;

  •
  the absence of affiliated transactions

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement and the disclosure schedules delivered by the Company.

        Many of the representations and warranties made by the Company are qualified as to "knowledge", "materiality" or "Material Adverse Effect." For purposes of the merger agreement, a "Material Adverse Effect" means any change, effect, event, circumstance, occurrence, development or fact, that is, or would reasonably be expected to be, either individually or in the aggregate with all other effects, materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. However, none of the following events will constitute a Material Adverse Effect or will be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may, or would occur:

  (i)
  effects attributable to the execution, delivery or performance of the merger agreement, pendency or consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing, or the identity of, or any facts or circumstances relating to, Parent, its shareholders or any of their respective affiliates;

  (ii)
  any change in the price of the Shares or trading volume (it being understood that the underlying cause contributing to such change in stock price or trading volume may, except as otherwise provided in the merger agreement, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

  (iii)
  actions or omissions of the Company or any of its subsidiaries taken with the written consent or at the written request of Parent, Merger Sub or any member of the Buyer Group, or that are permitted by the merger agreement;

  (iv)
  any breach of the merger agreement by Parent or Merger Sub;

  (v)
  effects that generally affect the industries or segments thereof in which the Company and its subsidiaries operate (including legal and regulatory changes);

  (vi)
  general business, economic or political conditions (or changes therein);

  (vii)
  effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world in which the Company or any of its subsidiaries has material business operations, including changes in interest rates or foreign exchange rates;

  (viii)
  effects caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;

  (ix)
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events;

  (x)
  changes or modifications in the generally accepted accounting principles applicable to the Company and its subsidiaries occurring after the date of the merger agreement, or applicable law or the interpretation or enforcement thereof; or

  (xi)
  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

        provided, however, that events, circumstances, changes or effects set forth in clauses (v), (vi) and (vii) will be taken into account in determining whether a "Material Adverse Effect" has occurred or would reasonably be expected to occur if and to the extent such effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur).

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, existence and good standing;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  •
  capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Parent and Merger Sub;

  •
  sufficiency of funds in the financing for the merger, subject to certain conditions;

  •
  the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  governmental consents and approvals;

  •
  the execution and validity of the limited guarantees provided by the Buyer Group and the lack of any default thereunder;

  •
  the absence of legal proceedings against Parent and Merger Sub;

  •
  the absence of any other agreements (except for the rollover agreement, the voting agreement, the limited guarantee, the convertible debt commitment letter and the debt commitment letter) (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Company's management, directors, or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal;

  •
  the absence of undisclosed Shares or other securities of, any rights to acquire the Shares or other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

  •
  solvency of the surviving corporation immediately following completion of the merger;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  the absence of secured or unsecured creditors for Merger Sub;

  •
  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company's estimates; and

  •
  acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement and the disclosure schedules delivered by Parent and Merger Sub.

Conduct of Business Prior to Closing

        The Company has agreed that from the date of the merger agreement until the effective time (or the termination of the merger agreement) (a) the business of the Company and its subsidiaries will be conducted in the ordinary course in all material respects and (b) the Company and its subsidiaries will use their respective reasonable efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with governmental entities, key customers, suppliers, and other persons with whom the Company or any subsidiary of the company has material business relations.

        From the date of the merger agreement until the effective time (or the termination of the merger Agreement), without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its subsidiaries;

  •
  effect any scheme of arrangement, merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of the Company that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its subsidiaries;

  •
  acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (a) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any person is not in the ordinary course of business); or (b) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of $2,500,000 (or an equivalent amount in RMB) individually or $2,500,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and its subsidiaries;

  •
  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than (a) in connection with the exercise of options of the Company outstanding on the date of the merger agreement or (b) pursuant to contracts in effect as of the date of the merger agreement or granted in compliance with terms of the merger agreement;

  •
  create or incur (a) any lien on any intellectual property owned by the Company or any of its subsidiaries outside the ordinary course of business or (b) any lien on any other assets of the Company or any of its subsidiaries, which assets have a value in excess of $2,500,000, in each case, other than permitted liens;

  •
  make any loans or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of $2,500,000, except pursuant to contracts in effect as of the date of the merger agreement which have been filed as exhibits to the Company reports filed with the SEC;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any subsidiary to the Company or to any other subsidiary and periodic dividends and other periodic distributions by non-wholly owned subsidiaries in the ordinary course consistent with past practices), or enter into any contract with respect to the voting of its share capital;

  •
  reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

  •
  incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another person, or permit any subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed $2,500,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

  •
  make or authorize any capital expenditure in excess of $2,500,000 per project or related series of projects of $2,500,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

  •
  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in applicable generally accepted accounting principles or law;

  •
  settle any action before a governmental entity by or against the Company or any of its subsidiaries or relating to any of their business, properties or assets, other than settlements (a) requiring of the Company and its subsidiaries only the payment of monetary damages not exceeding $2,500,000 and (b) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any material contract (or contract that would be a material contract if such contract had been entered into prior to the date of the merger agreement);

  •
  make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

  •
  with regard to material intellectual property owned by the Company or any of its subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material intellectual property, other than licenses or other contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful in any of the Company's or its subsidiaries' respective businesses or pursuant to contracts in effect prior to the date of the merger agreement; and (b) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, including capital stock of any of its subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $2,500,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the merger agreement;

  •
  except as required pursuant to existing written plans or contracts in effect as of the date of the merger agreement, as otherwise required by applicable law or in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its subsidiaries except employment agreements with newly hired employees in the ordinary course of business consistent with past practice and not providing any severance; (b) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries; (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice; (d) establish, adopt, materially amend or terminate any Company benefit plan (except as required by Law) or amend the terms of any outstanding equity-based awards; (e) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company benefit plan, to the extent not already required in any such Company benefit plan; (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (g) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries; or

  •
  agree, authorize or commit to do any of the foregoing.

Shareholders' Meeting

        The Company will cause an extraordinary general meeting of its shareholders to be duly called and held promptly after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, provided that the Company will not be required to call, give notice of or hold the shareholders' meeting on or before October 18, 2013. The Company may adjourn or postpone the shareholders' meeting to the extent necessary to ensure that any supplement or amendment to the proxy statement is provided to its shareholders within a reasonable number of days prior to the shareholders' meeting, and the Company may adjourn or postpone the shareholders' meeting if as of the time for which the shareholders' meeting is originally scheduled there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders' meeting or if the Company deems necessary to solicit more proxies.

        In the event that the board of directors of the Company changes, withholds, withdraws, qualifies or modifies its recommendation to the shareholders of the Company, the Company will have the right not to submit the merger agreement to the holders of Shares for the approval at, and will have the right not to hold the shareholders' meeting.

Acquisition Proposals

        During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Hong Kong time) on October 18, 2013, the Company, the Company's subsidiaries and their respective representatives will have the right (acting under the direction of the independent committee) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any acquisition proposal, provided that any material non-public information concerning the Company or its subsidiaries provided to such solicited person given such access will be provided to Parent as well; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

        Immediately after October 18, 2013 until the effective time of the merger or, if earlier, the termination of the merger agreement, neither the Company nor any of its subsidiaries nor any of the officers and directors of it or any of its subsidiaries will: (a) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any third party with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an acquisition proposal. However, the Company may take and continue to take any of the actions permitted during the "go-shop" period as described in the immediately preceding paragraph and, subject to certain restrictions, from and after October 18, 2013 with respect to any solicited person that, prior to October 18, 2013, has made a bona fide acquisition proposal that the independent committee determines in good faith constitutes or would reasonably be expected to result in a superior proposal (each such solicited person, an "Excluded Party"). Any Excluded Party will cease to be an Excluded Party for all purposes under the merger agreement immediately at such time as the acquisition proposal made by such party is withdrawn, is terminated or expires, or the independent committee determines in good faith that such acquisition proposal ceases to constitute, or ceases to be reasonably likely to lead to, a superior proposal (a "Terminated Acquisition Proposal"). Within forty-eight (48) hours after October 18, 2013, the Company will notify Parent of the material terms and conditions of the acquisition proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. After the end of the "go-shop" period, other than with respect to persons who on October 18, 2013 are Excluded Parties, and at any subsequent time with respect to any person (including a formerly Excluded Party) that has made an acquisition proposal that becomes a Terminated Acquisition Proposal, the Company will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such person conducted theretofore by the Company, its subsidiaries or any of their respective representatives with respect to any acquisition proposal and will use reasonable best efforts to require such person to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives. The term "superior proposal"—means a bona fide acquisition proposal that the board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the merger.

        Prior to the receipt of the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company has otherwise complied in all material respects with its obligations set forth in the immediately preceding paragraph, (i) following receipt by the Company of an acquisition proposal from any person, the Company and its representatives may contact such person solely in order to (a) clarify such acquisition proposal so as to determine whether such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal and (b) notify such person of the non-solicitation restrictions as set forth under the merger agreement; and (ii) if the independent committee has determined in good faith based on the information then available that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, the Company may (a) provide information in response to a request therefor by a person (other than any affiliate of the Company) who has made such an acquisition proposal that the independent committee believes in good faith to be bona fide; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; and (b) engage or participate in any discussions or negotiations with any person who has made such an acquisition proposal; or if the independent committee determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal.

        After October 18, 2013, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an acquisition proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are initially sought to be initiated or continued with, it or any of its representatives (in each case received after October 18, 2013) indicating, in connection with such notice, the name of such person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such person, and thereafter will use reasonable efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such acquisition proposal and of any material changes in the status and material terms of any such acquisition proposal. Without limiting the foregoing, the Company will promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an acquisition proposal as permitted by under the merger agreement. The Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

Change of Recommendation

        The board of directors of the Company and the independent committee will not:

  •
  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

  •
  subject to certain exceptions and conditions, cause or permit the Company to enter into any alternative acquisition agreement, including letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement relating to any acquisition proposal).

        However, prior to obtaining the required shareholder authorization and approval of the merger agreement, the board of directors of the Company, based on the recommendation of the independent committee, may (x) withhold, withdraw, qualify or modify the company recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate the merger agreement or (y) approve, recommend or otherwise declare advisable any superior proposal not solicited, entered into or agreed to in breach of obligations under the merger agreement, and/or authorize the Company to terminate the merger agreement or enter into an alternative acquisition agreement with respect to such superior proposal, in each case, if the board of directors of the Company (acting through the independent committee) determines in good faith, after consultation with outside legal counsel to the independent committee, that failing to do so is inconsistent with its fiduciary obligations under applicable laws; provided, however, that prior to making any such adverse recommendation:

  •
  the Company and the independent committee will give Parent and Merger Sub at least three (3) business days written notice advising that the Company (acting through the independent committee) currently intends to take such action and the basis therefor;

  •
  during the three (3) business day period following Parent's and Merger Sub's receipt of such notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

  •
  following the end of the three (3) business day period, the Company will have determined in good faith, taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice of superior proposal to Parent and Merger Sub and the Company will be required to comply with the requirements under the merger agreement fully with respect to such amended acquisition proposal.

Indemnification; Directors' and Officers' Insurance

  •
  The surviving corporation will, and Parent will cause the surviving corporation to, maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated hereby) covering each indemnified parties covered as of the effective time of the merger by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement for a period of six years after the effective time of the merger; provided, however, that, subject to the immediately succeeding sentence, in no event will the surviving corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms with respect to the coverage and amounts that are equivalent to those of the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the surviving corporation will, and Parent will cause the surviving corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations described in this paragraph will terminate.

  •
  If Parent, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then the obligations of Parent or the surviving corporation, as the case may be, that are described in the forging paragraph will survive, and to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume such obligations.

Financing

        On September 18, 2013, Parent delivered to the Company a copy of an executed debt commitment letter from China Development Industrial Bank to provide Parent with debt financing in an aggregate amount of $70 million, subject to the terms and conditions therein, the proceeds of which will be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement and for general working capital.

        On September 18, 2013, Parent delivered to the Company a copy of an executed convertible debt commitment letter pursuant to which Zoyi Management Consulting, Ltd. has committed, subject to the terms and conditions set forth therein, to cause certain of the funds and/or entities that it manages or advises, to purchase convertible notes of Parent at or immediately prior to the effective time of the merger for an aggregate cash purchase price in immediately available funds equal to $20 million, plus an additional $10 million at the sole option of Zoyi Management Consulting, Ltd.

Conditions to the Merger

        The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, being authorized and approved by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Shares of the Company, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders; and

  •
  no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  representations and warranties of the Company contained in the merger agreement being true and correct (without giving effect to any limitation as to the word "materiality" or the defined term "Material Adverse Effect") as of the date of the merger agreement and as of the closing date of the merger as if made on the closing date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of the Company to be so true and correct has not had a Material Adverse Effect;

  •
  The Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  •
  Since the date of the merger agreement, there having been no Effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing; and

  •
  Parent having received a certificate signed by an executive officer of the Company certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to the word "materiality" or the defined term "Material Adverse Effect") as of the date of the merger agreement and as of the closing date of the merger as if made on the closing date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement;

  •
  Each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

  •
  The Company having received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

    •
    the merger is not consummated on or before June 18, 2014; provided, however, that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement;

    •
    any injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable; provided, however, that this termination right will not be available to a party if the issuance of such injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under the merger agreement; or

    •
    the shareholders' meeting has been held and completed and the requisite shareholders' approval has not been obtained at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof.

  •
  by the Company, if:

    •
    the representations and warranties of Parent or Merger Sub has become untrue after the date of the merger agreement or Parent or Merger Sub has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of the Company to effect the merger; and (b) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within thirty (30) business days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, the Company will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of Parent and Merger Sub to effect the merger not being satisfied;

      •
      prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company adverse recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement; or

      •
      (a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

  •
  by Parent, if:

    •
    the representations and warranties of the Company has become untrue after the date of the merger agreement or the Company has breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) would give rise to the failure of a condition to each party's obligation to effect the merger or a condition to obligation of Parent and Merger Sub to effect the merger; and (b) cannot be cured by the termination date of the merger agreement, or if capable of being cured, will not have been cured within thirty (30) business days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent's intention to terminate the agreement and the basis for such termination (or, if earlier, the termination date); provided, however, that, Parent will not have the right to terminate the merger agreement pursuant to this paragraph if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to each party's obligation to effect merger or any condition to obligations of the Company to effect the merger not being satisfied; or

    •
    prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon the recommendation of the independent committee) has effected a Company adverse recommendation and/or authorized termination of the merger agreement in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement.

Termination Fee

        The Company is required to pay Parent a termination fee of $3 million, if:

  •
  (a) a bona fide acquisition proposal will have been made, proposed or communicated (and not withdrawn) by a third party after the date of the merger agreement and prior to the extraordinary shareholders' meeting (or prior to the termination of the agreement if there has been such extraordinary shareholders' meeting); (b) following the occurrence of an event described in the preceding sentence (a), the merger agreement is terminated by the Company or Parent pursuant to the merger agreement, because (i) the merger has not been consummated on or before June 18, 2014, or (ii) the requisite shareholders' approval has not been obtained at the shareholders' meeting; and (c) within twelve (12) months of the termination of the merger agreement, any acquisition proposal by such third party is entered into or consummated by the Company; or

  •
  the merger agreement is terminated by the Company, if prior to the receipt of the requisite shareholders' approval, the board of directors of the Company (upon recommendation of the independent committee) has effected a Company adverse recommendation in order to enter into an alternative acquisition agreement relating to a superior proposal, provided that the Company has complied in all material respects with the non-solicitation obligations set forth under the merger agreement;

  •
  the merger agreement is terminated by Parent due to a breach by the Company of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the merger agreement is terminated by Parent if prior to the receipt of the requisite shareholders' approval, the board of the Company has effected a Company adverse recommendation.

        The Company is required to pay Parent a termination fee of $1.5 million, if

  •
  the merger agreement is terminated by the Company in connection with an acquisition proposal received by the Company on or before October 18, 2013.

        Parent is required to pay the Company a termination fee of $3 million, if:

  •
  the merger agreement is terminated by the Company due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the merger agreement is terminated by the Company in the event that (a) all of the closing conditions that are the obligation of Parent and Merger Sub are otherwise satisfied (other than those conditions that by their nature are to be satisfied at the closing); (b) Parent and Merger Sub fail to complete the closing within ten (10) business days following the date the closing should have occurred according to the merger agreement; and (c) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

Expenses

        Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense except as otherwise provided in the merger agreement.

        The surviving corporation will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with distribution of the merger consideration of $2.05 per ADS to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in connection with the merger) in accordance with the deposit agreement.

Remedies and Limitations on Liability

        The parties to the merger agreement agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached by the parties to the merger agreement. Prior to the termination of the merger agreement pursuant to the merger agreement, it is agreed that the parties to the merger agreement will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of competent jurisdiction, pursuant to the merger agreement, this being in addition to any other remedy to which they are entitled under the terms of the merger agreement at law or in equity. Each party to the merger agreement accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement. Any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement will not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms described in this paragraph.

        However, (i) while the parties to the merger agreement may pursue both a grant of specific performance and the payment of the termination fee, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance that results in a closing of the merger and payment of such termination fee; and (ii) upon the payment of such termination fee, the remedy of specific performance will not be available against the party making such payment.

Modification or Amendment

        The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of the merger agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the independent committee have approved such amendment in writing; and (b) after any such adoption of the agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Governing Law and Dispute Resolution

        The merger agreement will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of the merger with specific reference to the Laws of the British Virgin Islands will be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands will supersede the Laws of the State of New York with respect to such provision.

        Any dispute, controversy or claim arising out of or relating to the merger agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of the merger agreement) will be finally settled by arbitration. The place of arbitration will be Hong Kong, and the arbitration will be administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules then in force.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 APPRAISAL RIGHTS

        The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares ("Appraisal Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, 2004, as amended (the "BVI Companies Act"), a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Companies Act, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

        A Dissenting Shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the merger.

        The exercise of your Appraisal Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to institute proceedings to obtain relief on the grounds that the merger is illegal. To preserve your Appraisal Rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the merger is approved by resolution of the shareholders at the extraordinary general meeting and the merger becomes effective;

  •
  within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the approval ("Approval Notice") to all Dissenting Shareholders who have served a Notice of Objection, except those Dissenting Shareholders who voted for the merger;

  •
  within twenty (20) days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the Dissenting Shareholder must give a written notice of his decision to dissent (a "Notice of Dissent") to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares; and a Dissenting Shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the merger becomes effective, whichever is later, the Company, as the surviving corporation, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder's Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

    •
    the Company and the Dissenting Shareholder shall each designate an appraiser;

    •
    the two designated appraisers together shall designate a third appraiser;

    •
    the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

      •
      under the BVI Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by the announcement of the merger. Upon the surrender of the Dissenting Shareholder's certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attached to the Shares.

        If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Companies Act could be more than, the same as, or less than the $0.5125 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group and the Rollover Shareholders intend to assert that the per Share merger consideration of $0.5125 is equal to the fair value of each of your Shares.

        The provisions of Section 179 of the BVI Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

 FINANCIAL INFORMATION

        The following sets forth certain selected historical consolidated financial information of the Company. The financial data has been derived from the audited financial statements filed as part of the Company's annual report on Form 20-F for the year ended December 31, 2012 and the unaudited financial statements for the second quarter ended June 30, 2013. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 20-F and Form 6-K. Please see "Where You Can Find More Information" beginning on page 114 for a description of how to obtain a copy of such Form 20-F and Form 6-K.

Audited Financial Statements For the Year Ended December 31

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands, except share and per share data)
Consolidated statements of operations data:
Net revenues	90,772	118,003	192,863	227,120	254,063
Cost of revenues(1)(2)	(64,187)	(81,976)	(130,862)	(167,520)	(192,034)
Gross profit	26,585	36,027	62,001	59,600	62,029
Selling and marketing expenses(1)(2)	(3,818)	(6,199)	(11,138)	(20,263)	(15,409)
General and administrative expenses(1)	(11,613)	(12,627)	(21,605)	(45,065)	(41,908)
Research and development costs	(1,705)	(1,496)	(2,741)	(5,956)	(8,047)
Postponed initial public offering costs	(2,457)	—	—	—	—
Loss on impairment of intangible assets	—	—	—	(8,552)	(6,610)
Loss on impairment of goodwill	—	—	—	(21,457)	(29,597)
Changes in fair value of contingent consideration for business acquisitions	—	(549)	(3,880)	(1,669)	(170)
Total operating expenses	(19,593)	(20,871)	(39,364)	(102,962)	(101,741)
Government subsidies	—	56	123	255	742
Income (Loss) from operations	6,992	15,212	22,760	(43,107)	(38,970)
Interest expense	(310)	(96)	(475)	(935)	(188)
Interest income	244	118	498	1,194	900
Dividend income from short term investment	11	—	—	—	—
Gain (loss) on short-term investment	(115)	44	—	—	—
Gain from extinguishment of liability	3,926	—	—	—	—
Income (loss) before provisions for income taxes	10,748	15,278	22,783	(42,848)	(38,258)
Provisions for income tax (expense) benefit	(1,400)	(2,241)	(4,100)	1,791	(2,144)
Net income (loss)	9,348	13,037	18,683	(41,057)	(40,402)
Net (income) loss attributable to non- controlling interest	(66)	(71)	(86)	233	(144)
Net income (loss) attributable to Camelot Information Systems Inc.	9,282	12,966	18,597	(40,824)	(40,546)

Net income (loss) per share attributable to shareholders of Camelot Information Systems Inc.
Basic—ordinary shares	0.07	0.10	0.12	(0.23)	(0.23)
Diluted—ordinary shares	0.07	0.10	0.11	(0.23)	(0.23)
Net income(loss) per ADS attributable to shareholders of Camelot Information Systems Inc.
Basic—ADSs	0.30	0.40	0.48	(0.91)	(0.91)
Diluted—ADSs	0.29	0.39	0.45	(0.91)	(0.91)

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands, except share and per share data)
Weighted average shares used in calculating net income (loss) per share
Basic—ordinary shares	77,394,257	82,035,859	128,663,415	179,954,056	177,711,280
Diluted—ordinary shares	127,587,315	133,017,168	165,258,030	179,954,056	177,711,280
Weighted average shares used in calculating net income (loss) per ADSs
Basic—ADSs	19,348,564	20,508,965	32,165,854	44,998,514	44,427,820
Diluted—ADSs	31,896,829	33,254,292	41,314,508	44,998,514	44,427,820

Notes:

(1)
Includes the following amounts of share-based compensation expenses for the years indicated:

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands)
Cost of revenues	130	147	136	1,463	278
Selling and marketing expenses	94	158	354	7,427	2,043
General and administrative	852	938	2,434	10,476	2,120

Total share-based compensation expenses	1,076	1,243	2,924	19,366	4,441

(2)
Includes the following amounts of amortization expense related to intangible assets acquired for business combination for the years indicated:

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands)
Cost of revenues	360	440	1,776	1,594	127
Selling and marketing expenses	2,372	3,224	4,332	3,213	1,645
General and administrative expenses	—	—	—	278	285

Total acquisition-related intangible amortization expenses	2,732	3,664	6,108	5,085	2,057

        The following table sets forth our selected consolidated statements of balance sheet data as of December 31, 2008, 2009, 2010, 2011 and 2012.

	As of December 31,
	2008	2009	2010	2011	2012
	(U.S. dollars in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	22,916	33,820	140,356	57,128	93,876
Term deposits	—	299	160	45,318	313
Total assets	118,905	191,267	341,465	315,396	288,928
Total liabilities	32,412	75,310	88,188	83,308	85,655
Total equity	86,493	115,957	253,277	232,088	203,273
Total liabilities and equity	118,905	191,267	341,465	315,396	288,928

Unaudited Financial Statements For the Second Quarter Ended June 30, 2013

Condensed Consolidated Balance Sheets (Unaudited)
(U.S. Dollars in Thousands, Except per Share Data)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$63,112	$93,876
Term deposits	—	313
Restricted cash	970	1,137
Short-term investments	—	1,284
Billed accounts receivable	49,298	45,279
Unbilled accounts receivable	123,447	105,240
Other current assets	25,901	23,395

Total current assets	262,728	270,524
Property and equipment, net	4,245	4,393
Intangible assets	11,012	11,949
Long term investment	707	—
Other long-term assets	2,005	2,062

Total assets	280,697	288,928

Liabilities and equity
Current liabilities
Consideration payable in connection with business acquisition	—	2,992
Other current liabilities	84,392	79,877

Total current liabilities	84,392	82,869
Other non-current liabilities	2,416	2,786

Total liabilities	86,808	85,655
Equity(a)	193,889	203,273

Total liabilities and equity	280,697	288,928

Note:

(a)
As of June 30, 2013, there were 190,926,475 ordinary shares issued and 185,269,020 shares outstanding

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues	$62,463	$62,086	$122,097	$119,209
Cost of revenues(1)(2)	(50,290)	(45,869)	(98,158)	(90,298)

Gross profit	12,173	16,217	23,939	28,911
Selling and marketing(1)(2)	(3,223)	(3,493)	(6,703)	(8,102)
General and administrative(1)(2)	(11,733)	(7,401)	(21,326)	(15,385)
Research and development costs	(2,631)	(1,797)	(5,290)	(3,464)
Changes in fair value of contingent consideration for acquisition	—	(50)	—	(97)

Total operating expense	(17,587)	(12,741)	(33,319)	(27,048)

Government subsidies	—	—	133	—

(Loss) income from operations	(5,414)	3,476	(9,247)	1,863
Interest expense	(33)	(54)	(48)	(146)
Interest income	122	210	335	559

(Loss) income before provisions for income tax	(5,325)	3,632	(8,960)	2,276

Income tax expense	(3,218)	(758)	(3,868)	(465)
Net loss of an equity investment, net of tax	(6)	—	(9)	—

Net (Loss) income	(8,549)	2,874	(12,837)	1,811

Noncontrolling interest	87	(460)	88	(235)

Net (Loss) income attributable to Camelot Information Systems Inc.(3)	(8,462)	2,414	(12,749)	1,576

Earnings per share
Basic—ordinary shares	(0.05)	0.01	(0.07)	0.01
Diluted—ordinary shares	(0.05)	0.01	(0.07)	0.01
Earnings per ADS
Basic—ADSs	(0.18)	0.05	(0.28)	0.04
Diluted—ADSs	(0.18)	0.05	(0.28)	0.03
Weighted average shares outstanding
Basic—ordinary shares	185,264,624	177,621,367	185,167,362	177,621,367
Diluted—ordinary shares	185,264,624	186,288,689	185,167,362	186,302,302
Weighted average ADSs outstanding
Basic—ADSs	46,316,156	44,405,342	46,291,841	44,405,342
Diluted—ADSs	46,316,156	46,572,172	46,291,841	46,575,576
Net (Loss) income	(8,549)	2,874	(12,837)	1,811
Other comprehensive (loss) income, net of tax:
Change in cumulative foreign currency translation adjustments	1,971	(1,717)	2,142	(1,649)

Comprehensive (loss) income	(6,578)	1,157	(10,695)	162

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Less: comprehensive loss (income) attributable to the noncontrolling interest	33	(447)	28	(230)

Comprehensive (loss) income attributable to Camelot Information Systems Inc.	(6,545)	710	(10,667)	(68)

Notes:

(1)
Includes the following amounts of share-based compensation expenses for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of revenues	$22	$19	$44	$43
Selling and marketing	122	430	244	1,517
General and administrative	509	39	1,017	537

Total share-based compensation expenses	$653	$488	$1,305	$2,097

(2)
Includes the following amounts of amortization expense for acquisition-related intangible assets for the periods indicated

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of revenues	$16	$32	$32	$64
Selling and marketing	224	417	509	898
General and administrative	73	71	145	142

Total amortization expense for acquisition-related intangible assets	$313	$520	$686	$1,104

(3)
The following table sets forth the reconciliation of our adjusted net loss attributable to Camelot Information Systems Inc. to the U.S. GAAP net loss attributable to Camelot Information Systems Inc.:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss attributable to Camelot Information Systems Inc. (U.S. GAAP)	$(8,462)	$2,414	$(12,749)	$1,576
Share-based compensation	653	488	1,305	2,097
Amortization expense for acquisition-related intangible assets	313	520	686	1,104
Changes in fair value of contingent consideration	—	50	—	97

Total adjusted amounts	966	1,058	1,991	3,298

Adjusted net (loss) income attributable to Camelot Information Systems Inc.	$(7,496)	$3,472	$(10,758)	$4,874

Condensed Consolidated Statements of Cash Flows (Unaudited)

(U.S. Dollars in Thousands)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Cash flow from operating activities:
Net (Loss)income	$(8,549)	$2,874	$(12,837)	$1,811
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property and equipment	237	257	478	522
Amortization of intangible assets	504	818	1,063	1,508
Deferred income taxes	(23)	(112)	532	370
Provision for account receivable	(683)	(362)	(882)	(791)
Provision for other current assets	—	633	—	633
Share-based compensation	653	488	1,305	2,097
(Gain) loss on disposal of property and equipment	—	(7)	25	11
Change in fair value of contingent consideration for acquisition	—	50	—	97
Net loss of an equity investment, net of tax	6	—	9	—
Changes in operating assets and liabilities:
Accounts receivable	(9,989)	(19,409)	(19,135)	(27,072)
Other assets	(1,099)	193	(2,727)	(452)
Accounts payable	936	4,430	(2,375)	1,744
Other liabilities	6,638	4,948	3,135	(2,045)

Net cash used in operating activities	(11,369)	(5,199)	(31,409)	(21,567)

Cash flow from investing activities:
Purchase of term deposits	—	(330)	(67)	(1,063)
Maturity of term deposits	109	316	387	11,084
Deposit of restricted cash	109	170	149	3,728
Maturity of short term investment	—	—	1,286	—
Proceeds from disposal of property and equipment	—	—	9	4
Purchase of property and equipment	(202)	(170)	(290)	(311)
Purchase of intangible assets and other assets	—	(966)	—	(1,022)
Purchase of businesses, net of cash acquired	—	—	—	(3,500)
Capital injection into a joint venture	—	—	(708)	—

Net cash provided by (used in) investing activities	16	(980)	766	8,920

Cash flow from financing activities:
Proceeds from bank borrowing	3,061	337	3,343	2,881
Repayment of bank borrowing	(255)	(622)	(879)	(8,127)
Payment of contingent consideration for an acquisition	(3,012)	(3,151)	(3,012)	(5,100)

Net cash used in financing activities	(206)	(3,436)	(548)	(10,346)

Effect of foreign exchange rate changes	519	(11)	427	20
Net decrease in cash and cash equivalents	(11,040)	(9,626)	(30,764)	(22,973)
Cash and cash equivalents, beginning of period	74,152	43,781	93,876	57,128

Cash and cash equivalents, end of period	63,112	34,155	63,112	34,155

Net Book Value per Share of Our Shares

        The Company's unaudited net book value per Share as of June 30, 2013 was $1.02, which is calculated as total equity divided by ordinary shares as of June 30, 2013.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        On May 26, 2011, the Company's board of directors approved a share repurchase program effective May 26, 2011. Under the approved program, the Company was authorized to repurchase up to $20 million worth of its issued and outstanding ADSs from time to time, depending on market conditions and other factors. During the year ended December 31, 2011, the Company repurchased 2,118,400 ADS, representing 8,473,600 ordinary shares for total consideration of $14,329,937 (excluding $84,736 commission fee). The repurchased shares were recorded as a reduction of additional paid in capital.

Prior Public Offerings

        On July 21, 2010, the Company completed the initial public offering on the New York Stock Exchange and issued 9,166,667 American Depositary Shares ("ADS") representing 36,666,668 ordinary shares. The initial public offering price was $11 per ADS. The company received aggregate proceeds (after deducting the underwriting discount but before expenses) of $93,775,003.

        On December 10, 2010, the Company completed a follow-on public offering and issued 1,074,030 ADSs, representing 4,296,120 ordinary shares as part of the offering.

Transactions in Prior Two Years

        Other than repurchases by the Company under its share repurchase program (as described above), the merger agreement and agreements entered into in connection therewith including the Voting Agreement, the Rollover Agreement, there have been no transactions in the Company's Shares or ADSs during the past two years by us, any of our officers or directors (including the Buyer Group and the Rollover Shareholders), Parent, Merger Sub or any associate or majority-owned subsidiary of the foregoing. The following table shows the number of ADSs repurchased, the range of prices paid for those ADSs and the average price paid per quarter:

Quarter	Total Number of ADSs Repurchased	Range of Price Paid (US$)	Average Price Paid per ADS (US$)
Second Quarter, 2011	210,500	$13.85–$14.79	$14.31
Third Quarter, 2011	1,907,900	$4.30–$13.78	$8.63

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares, as of June 30, 2013, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

        The calculation on the table below are based on 185,269,020 ordinary shares issued and outstanding as of June 30, 2013. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days after June 30, 2013, including shares through the exercise of any option, warrant or other right or any other security.

	Ordinary Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Yiming Ma(1)	15,537,232	8.4%
Heidi Chou(2)	14,898,176	8.0%
Jian Wang	—	—
Shang-Wen Hsiao	*	*
Joanna Wang	—	—
Yuhui Wang	6,000,000	3.2%
Bo Chen	—	—
David Dahu Wang	—	—
Franklin King	—	—
Principal Shareholders:
FMR LLC and Affiliates(3)	17,906,368	9.7%
Dreams Power Ltd.(4)	14,088,176	7.6%
Benefit Overseas Limited(5)	14,087,212	7.6%
Morgan Stanley & Co. LLC(6)	12,294,680	6.6%
Credit Suisse AG(7)	11,690,984	6.3%
DNB Asset Management AS(8)	17,770,832	9.6%

(1)
Consists of (i) 14,087,212 ordinary shares held by Benefit Overseas Limited, a British Virgin Islands investment holding company wholly owned and controlled by Mr. Ma (including 2,050,000 ordinary shares held by Mr. Ma as settlor and initial trustee in the Yiming Ma 2009 Annuity Trust, which is an irrevocable trust constituted under the laws of California); and (ii) 1,450,020 ordinary shares held by Joint Link Technology Limited on behalf of Mr. Ma. The business address of these entities is Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

(2)
Consists of (i) 14,088,176 ordinary shares held by Dreams Power Ltd., a British Virgin Islands investment holding company wholly-owned and controlled by Ms. Chou (including 2,050,000 ordinary shares held by Ms. Chou as settlor and initial trustee in the Heidi Chou 2009 Annuity Trust, which is an irrevocable trust constituted under the laws of California); and (ii) 810,000 ordinary shares held by Joint Link Technology Limited on behalf of Ms. Chou. The business address of these entities is Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

(3)
The number of ordinary shares beneficially held by FMR LLC, an affiliate of Fidelity Management & Research Company, and its other affiliates, changed to 12,394,844, representing 6.69% of the then total outstanding shares, based on the information contained in the Schedule 13G filed by FMR LLC on October 10, 2013. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Consists of 14,088,176 ordinary shares held by Dreams Power Ltd., a British Virgin Islands investment holding company wholly-owned and controlled by Ms. Chou (including 2,050,000 ordinary shares held by Ms. Chou as settlor and initial trustee in the Heidi Chou 2009 Annuity Trust, which is an irrevocable trust constituted under the laws of California) as of March 31, 2013.

(5)
Consists of 14,087,212 ordinary shares held by Benefit Overseas Limited, a British Virgin Islands investment holding company wholly owned and controlled by Mr. Ma (including 2,050,000 ordinary shares held by Mr. Ma as settlor and initial trustee in the Yiming Ma 2009 Annuity Trust, which is an irrevocable trust constituted under the laws of California) as of March 31, 2013.

(6)
Includes 12,294,680 ordinary shares beneficially held by Morgan Stanley and Morgan Stanley Capital Services LLC. Information regarding beneficial ownership is reported as of June 30, 2013. The address of principal business office of Morgan Stanley is 1585 Broadway, New York, NY 10036-8200, United States.

(7)
Includes 11,690,984 ordinary shares beneficially held by Credit Suisse AG. Information regarding beneficial ownership is as of June 30, 2013. The address of principal business office of Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

(8)
Includes 17,770,832 ordinary shares beneficially held by DNB Asset Management AS. Information regarding beneficial ownership is as of June 30, 2013. The address of principal business office of DNB Asset Management AS is Ovre Slottsgate 3, Oslo, Norway N-0021.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the first half of 2014.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time;

  •
  debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC's investigation into whether there have been any past violations of the federal securities laws related to the Company; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2012. Please see "Where You Can Find More Information" beginning on page 114 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward- looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://www.camelotchina.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F for the year ended December 31, 2012 originally filed with the SEC on April 29, 2013 (as amended on May 13, 2013) is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since March 14, 2013, including, without limitation, the reports on Form 6-K filed with the SEC on March 14, 2013, April 22, 2013, April 30, 2013, August 22, 2013, August 23, 2013 and September 18, 2013 are incorporated herein by reference.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our proxy solicitor, MacKenzie Partners, at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                                     . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of September 18, 2013

among

CAMELOT EMPLOYEE SCHEME INC.

CAMELOT EMPLOYEE SUBMERGER SCHEME INC.

and

CAMELOT INFORMATION SYSTEMS INC.

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 18, 2013, is by and among Camelot Employee Scheme Inc., a company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Camelot Employee SubMerger Scheme INC., a company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent ("Merger Sub"), and Camelot Information Systems Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the "Company").

W I T N E S S E T H:

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement and the BVI Plan of Merger (as defined below) by the shareholders of the Company pursuant to Part IX of the BVI Business Companies Act, 2004, as amended, of the British Virgin Islands (the "BVI Companies Act"), at the Shareholders' Meeting (as defined below);

        WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the rollover agreement (the "Rollover Agreement"), pursuant to which and subject to the terms and conditions set forth therein, they will each agree to the cancellation of the Rollover Shares (as defined below) and to subscribe for newly issued shares of Parent;

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub's willingness to enter into this Agreement, the Rollover Shareholders (as defined below) have each executed and delivered to Parent the voting agreement (the "Voting Agreement"), pursuant to which and subject to the terms and conditions set forth therein, they will each vote in favor of this Agreement and consummation of the transactions contemplated hereby, including the Merger; and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company's willingness to enter into this Agreement, Mr. Simon Yiming Ma, Ms. Heidi Chou and Mr. Yuhui Wang (the "Limited Guarantors" and each, a "Limited Guarantor") have delivered a limited guarantee in favor of the Company (the "Limited Guarantee") to guarantee the due and punctual performance and discharge of the payment obligations of Parent and Merger Sub under Sections 6.9(d), 8.3(b) and 8.3(c) of this Agreement.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

 ARTICLE I

DEFINITIONS

        1.1    Certain Definitions.     For purposes of this Agreement:

          (a)   "Acquisition Proposal" means (i) any written inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, 20% or more of the total voting power of the equity securities of the Company, and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

          (b)   "Affiliate" of any Person means, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (c)   "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the British Virgin Islands, Hong Kong or Beijing.

          (d)   "Buyer Group Contracts" means (a) the Rollover Agreement; (b) the Voting Agreement; (c) the Equity Commitment Letter; (d) the Limited Guarantee; and (e) the Debt Commitment Letter, including all amendments thereto or modifications thereof.

          (e)   "Independent Committee" means a committee of the Company's board of directors consisting of three (3) members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company's management.

          (f)    "Intellectual Property" means: (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, "Trade Secrets"); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

          (g)   "Knowledge" means, with respect to the Company, the actual knowledge of Mr. Simon Yiming Ma, Ms. Heidi Chou or Mr. Yuhui Wang, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry.

          (h)   "Material Adverse Effect" means any change, effect, event, circumstance, occurrence, development or fact, (any such item, an "Effect") that is, or would reasonably be expected to be, either individually or in the aggregate with all other Effects, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, alone or in combination, shall be taken into account in determining whether a "Material Adverse Effect" has occurred or would reasonably be expected to occur:

  (A) Effects attributable to the execution, delivery or performance of this Agreement, pendency or consummation of the transactions contemplated by this Agreement or the announcement of any of the foregoing, or the identity of, or any facts or circumstances relating to, Parent, its shareholders or any of their respective Affiliates; (B) any change in the price of the Shares or trading volume (it being understood that the underlying cause contributing to such change in stock price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (C) actions or omissions of the Company or any of its Subsidiaries taken (x) with the written consent or at the written request of Parent, Merger Sub, Mr. Simon Yiming Ma, Ms. Heidi Chou or Mr. Yuhui Wang, or (y) that are permitted by this Agreement; (D) any breach of this Agreement by Parent or Merger Sub; (E) Effects that generally affect the industries or segments thereof in which the Company and its Subsidiaries operate (including legal and regulatory changes); (F) general business, economic or political conditions (or changes therein); (G) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates or foreign exchange rates; (H) Effects caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (J) changes or modifications in (x) the generally accepted accounting principles applicable to the Company and its Subsidiaries occurring after the date of this Agreement, or (y) applicable Law or the interpretation or enforcement thereof; or (K) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause contributing to such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that Effects set forth in clauses (E), (F) and (G) above shall be taken into account in determining whether a "Material Adverse Effect" has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or would reasonably be expected to occur).

          (i)    "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens, security indebtedness or liabilities that are reflected in any Company Reports filed or furnished prior to the date hereof; and (ix) any other Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

          (j)    "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (k)   "PRC" means the People's Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

          (l)    "Representatives" means, with respect to any Person, such Person's Affiliates and such Person and its Affiliates' respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

          (m)  "RMB" shall mean renminbi, the legal currency of the PRC.

          (n)   "Schedule 13E-3" means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

          (o)   "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (p)   "Superior Proposal" means a bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) that was not obtained in violation of Section 6.2 and which the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.2(d)).

          (q)   "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

          (r)   "Tax Return" means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Entity, including consolidated, combined and unitary tax returns.

          (s)   "Third Party" means any Person or group other than the Company, the Company's Subsidiaries, Parent, Merger Sub and any of their respective Affiliates.

          (t)    "Transaction Documents" means this Agreement, the Limited Guarantee, the Financing Documents (and the Alternative Financing Documents, if applicable), the Rollover Agreement and the Voting Agreement.

        1.2    Other Defined Terms.     The following terms have the meanings set forth in the Sections set forth below:

Actions	4.7
ADSs	3.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(ii)
Alternative Financing	6.9(b)
Alternative Financing Documents	6.9(b)
Applicable Date	4.5(a)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.1(a)
BVI Companies Act	Recitals
BVI Plan of Merger	2.3
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Adverse Recommendation	6.2(d)(ii)
Company Benefit Plans	4.8(a)
Company Disclosure Schedule	Article IV
Company IP	4.14(a)
Company Option	3.3(a)
Company Recommendation	4.3(c)
Company Reports	4.5(a)
Company Termination Fee	8.3(a)(ii)
Confidential Information	9.12(b)
Contract	4.3(d)
Damages	6.11(b)
Debt Commitment Letter	5.3(a)
Debt Financing	5.3(a)
Deposit Agreement	3.1(a)
Depositary	3.1(a)
Dispute	9.4(b)
Dissenting Shareholders	3.1(a)
Dissenting Shares	3.1(a)
Effective Time	2.3
Employees	4.13
Equity Commitment Letter	5.3(a)
Equity Financing	5.3(a)
ERISA	4.8(a)
Exchange Act	4.4
Exchange Fund	3.2(a)
Excluded Party	6.2(b)
Excluded Shares	3.1(a)
Facility Agreement	6.9(a)
Financing	5.3(a)
Financing Documents	5.3(a)
Founder Shares	3.1(a)
GAAP	4.5(b)
Go-Shop Period End Date	6.2(a)
Governmental Entity	3.2(d)
HKIAC	9.4(b)(i)

HKIAC Rules	9.4(b)(i)
IC Financial Advisor	4.16
Indemnified Parties	6.11(a)
Injunction	7.1(b)
Judgment	4.7
Laws	4.9(a)
Lender	5.3(a)
Liabilities	4.7
Licenses	4.9(b)
Lien	4.2
Liens	4.2
Limited Guarantee	Recitals
Limited Guarantor	Recitals
Material Contract	4.10(a)(vi)
Memorandum and Articles of Association	2.4
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Non-Wholly Owned Subsidiaries	4.2
Notice of Superior Proposal	6.2(d)(ii)
Owned Real Property	4.11(a)
Parent	Preamble
Parent Termination Fee	8.3(b)
Paying Agent	3.2(a)
Per ADS Merger Consideration	3.1(a)
Per Share Merger Consideration	3.1(a)
Proxy Statement	4.4
Requisite Company Vote	4.3(b)
Rollover Agreement	Recitals
Rollover Shareholders	3.1(a)
Rollover Shares	3.1(a)
Sarbanes-Oxley Act	4.5(a)
SEC	Article IV
Securities Act	4.5(a)
Share	3.1(a)
Share Certificate	3.1(a)
Shareholders' Meeting	6.4(a)
Shares	3.1(a)
Solicited Person	6.2(a)
Stock Plan	4.2
Surviving Corporation	2.1
Terminated Acquisition Proposal	6.2(b)
Termination Date	8.1(b)(i)
Tier I Termination Fee	8.3(a)(ii)
Tier II Termination Fee	8.3(a)(ii)
Voting Agreement	Recitals
Wholly Owned Subsidiaries	4.2

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act. The Merger shall have the effects specified in the BVI Companies Act.

        2.2    Closing.     Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the third Business Day (the "Closing Date") immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company.

        2.3    Effective Time.     Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall execute articles of merger and a plan of merger (together, the "BVI Plan of Merger") substantially in the form contained in Appendix 1 hereto and the Company shall file the BVI Plan of Merger and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act. The Merger shall become effective at the time when the BVI Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time as Merger Sub and the Company may agree and specify in the Plan of Merger in accordance with the BVI Companies Act (the "Effective Time").

        2.4    The Memorandum and Articles of Association.     As of the Effective Time, without any further action on the part of the parties, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (the "Memorandum and Articles of Association"), except that, at the Effective Time, references therein to the name and the authorized capital of the Merger Sub shall be amended to describe correctly the name and authorized capital of the Surviving Corporation, as provided in the Plan of Merger, until thereafter changed or amended as provided therein or by applicable Law.

        2.5    Directors.     The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

        2.6    Officers.     The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

 ARTICLE III

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL;
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

        3.1    Effect on Issued Share Capital.     At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

          (a)    Merger Consideration.    Each ordinary share, with no par value per share, of the Company (a "Share" or, collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing four (4) Shares (the "ADSs") issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares shall be cancelled in exchange for the right to receive US$0.5125 in cash per Share without interest (the "Per Share Merger Consideration"). As each ADS represents four (4) Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to receive US$2.05 in cash per ADS without interest (the "Per ADS Merger Consideration" and together with the Per Share Merger Consideration, the "Merger Consideration"), pursuant to the terms and conditions set forth in the deposit agreement filed with the SEC on June 28, 2010 (the "Deposit Agreement"), by and between the Company and Citibank, N.A.(the "Depositary"). At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Surviving Corporation will be amended accordingly. Shares formerly represented by a certificate (a "Share Certificate") and non-certificated Shares represented by book-entry ("Book-Entry Shares") (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(f). "Excluded Shares" means, collectively, (i) Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Mr. Simon Yiming Ma, Ms. Heidi Chou, and Mr. Yuhui Wang or any Person controlled by any of them prior to the Effective Time ("Founder Shares"), (ii) Shares beneficially owned by certain holders of Shares (the "Rollover Shareholders") as set forth on Appendix 2 hereto (the "Rollover Shares") and (iii) Shares ("Dissenting Shares") owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act ("Dissenting Shareholders"). In the event that the Company changes the number of Shares, the ratio of Shares represented by each ADS or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable.

          (b)    Cancellation of Excluded Shares.    Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the party of its holder, shall be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

          (c)    Merger Sub.    At the Effective Time, each ordinary share, with no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, with no par value, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation after the Effective Time.

          (d)    Untraceable and Dissenting Shareholders.    Remittances for the Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such Person and has been returned undelivered or has not been cashed or, (B) has not been sent to such Person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (C) notice of the Shareholders' Meeting has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares who are untraceable and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the Shareholders' Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should be advised to contact the Surviving Corporation.

        3.2    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall designate a commercial bank or trust company which shall be reasonably satisfactory to the Company to act as agent (the "Paying Agent") for making the payments required to be made pursuant to this Agreement, and shall enter into an agreement with the Paying Agent in a form reasonably satisfactory to the Company. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, ADSs and Company Options, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.1(a), Section 3.2(f) and Section 3.3(a) (in the case of payments under Section 3.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration) (such aggregate cash amount being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of registered holders of the Shares and (y) three (3) Business Days in the case of the Depository Trust Company on behalf of the holders holding the Shares through brokers, nominees, custodians or through a Third Party), Parent and the Surviving Corporation shall cause the Paying Agent to mail (or, in the case of the Depository Trust Company, to deliver), to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal (which shall be in customary form for a company listed on the NYSE reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of the Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or Book-Entry Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of the Shares represented by such Share Certificate and each registered holder of Book-Entry Shares shall be entitled to receive in exchange therefor a cheque, in the amount (after giving effect to any required tax withholdings as provided in Section 3.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the Deposit Agreement in connection with the transactions contemplated under the Transaction Documents). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article III. In the event of a transfer of ownership of the Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

          (c)    Transfers.    From and after the Effective Time, (A) no transfers of Shares shall be effected in the register of members of the Company, and (B) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. If, on or after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article III.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares or ADSs for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) and ADSs who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates (or affidavit and indemnity of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares or ADSs for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a "Governmental Entity") shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event any Share Certificate representing Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount (after giving effect to any required tax withholdings) equal to (x) the number of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

          (f)    Dissenters' Rights.    No Person who has validly exercised their appraisal rights pursuant to Section 179 of the BVI Companies Act shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's appraisal rights under the BVI Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to any rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (g)    Transfer Books; No Further Ownership Rights.    The Per Share Merger Consideration and the Per ADS Merger Consideration paid in respect of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) upon the surrender for exchange of Share Certificates or for Book-Entry Shares, and the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Shares owned by Dissenting Shareholders, in each case in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(f), if, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

          (h)    Tax Withholding.    Each of Parent, the Company and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, or Company Options such amounts as may be required to be deducted or withheld therefrom under applicable Tax Law; provided that, as of the date of this Agreement, neither Parent nor the Company is aware of any obligation under applicable Tax Law to deduct or withhold from the consideration payable pursuant to this Agreement to such Persons other than (i) backup withholding under Section 3406 of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder with respect to a holder of Shares or ADSs that does not provide a valid IRS Form W-8 or IRS Form W-9 and (ii) any Taxes required to be withheld from any consideration treated as compensation under applicable Tax Law. If prior to the Closing Date, either Parent or the Company becomes aware of any change in Tax Law or other obligation to deduct and withhold Taxes from consideration payable hereunder, it shall promptly notify the other party in writing of such obligation. If such obligation to deduct or withhold can be reduced or eliminated through the provision of an applicable certification or form, Parent and the Company shall use reasonable best efforts to provide the applicable holder of Shares, ADSs or Company Options with the opportunity to complete and provide such certification or form prior to the Closing Date. To the extent that any amounts are deducted and withheld by Parent, the Company or the Paying Agent, such withheld amounts (i) shall be remitted by Parent, the Company or the Paying Agent to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Options in respect of which such deduction and withholding was made.

          (i)    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

          (j)    Agreement of Fair Value.    Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

        3.3    Treatment of Stock Plans.

          (a)    Treatment of Options.    Immediately after the Effective Time, each outstanding option to purchase Shares (a "Company Option") under the Stock Plan, whether vested or unvested, shall be assumed by Parent from and after the Effective Time, in accordance with the terms and conditions of the Stock Plan.

          (b)    Corporate Actions.    At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 3.3(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as may be disclosed in the Company Reports filed with or furnished to the Securities and Exchange Commission (the "SEC") prior to the date hereof (excluding disclosures in such Company Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof), (b) as may be disclosed in this Agreement or in the disclosure schedule delivered to Parent by the Company on the date hereof (the "Company Disclosure Schedule"), or (c) for the matters that Mr. Simon Yiming Ma, Ms. Heidi Chou, and Mr. Yuhui Wang have Knowledge of as of the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

        4.1    Organization, Good Standing and Qualification.     Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Material Adverse Effect. A true, complete and correct copy of the memorandum and articles of association of the Company as amended to date has been publicly filed by the Company as part of the Company Reports.

        4.2    Capital Structure.     The Company is authorized to issue a maximum of 500,000,000 Shares with no par value, of which, as of the date of this Agreement, 185,269,020 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. As of the date hereof, 7,155,328 Company Options are issued and outstanding under the Company's Performance Equity Plan adopted as of June 26, 2006 (the "Stock Plan"). Each of the outstanding shares of share capital or other securities of each of the Company's directly or indirectly wholly owned Subsidiaries, which are set forth in Section 4.2 of the Company Disclosure Schedule ("Wholly Owned Subsidiaries"), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a "Lien" and collectively, "Liens"), other than the Permitted Liens. The outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company's Subsidiaries that are not Wholly Owned Subsidiaries ("Non-Wholly Owned Subsidiaries") has been duly authorized and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The Company is not party to a shareholder rights agreement, "poison pill" or similar agreement or plan.

        4.3    Corporate Authority; Approval and Fairness; No Violations.

          (a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject to the Requisite Company Vote. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by its board of directors, acting upon the unanimous recommendation of the Independent Committee, and, except for obtaining the Requisite Company Vote, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The affirmative vote of holders of Shares representing more than fifty percent (50%) of the outstanding Shares, present and voting in person or by proxy as a single class at the Shareholders' Meeting, or any adjournment or postponement thereof (the "Requisite Company Vote"), is the only vote or approval of the holders of any class or series of share capital of the Company or any of its Subsidiaries which is necessary to approve and authorize this Agreement, the Plan of Merger and the Merger and the other transactions contemplated hereby.

          (c)   Subject to Section 6.2(c), the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend approval and authorization of this Agreement and the Plan of Merger to the holders of Shares (the "Company Recommendation"). Subject to Section 6.2(c), the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement and the Plan of Merger be submitted to the holders of Shares for their approval and authorization.

          (d)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger or the other transactions contemplated hereby will not (i) conflict with or violate any provision (x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company's Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Laws applicable to the Company or any of its Subsidiaries, or (iii) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a "Contract") to which the Company or any of its Subsidiaries is a party or accelerate the Company's or, if applicable, any of its Subsidiaries', obligations under any such Contract, or result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries pursuant to a Contract, except, with respect to clauses (ii) and (iii) above, for any such violations, breaches or defaults or other occurrences which do not have, individually or in the aggregate, a Material Adverse Effect.

        4.4    Government Approvals.     Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including the filing of the Schedule 13E-3, which shall incorporate by reference a proxy statement relating to the Merger to be prepared in connection with the Shareholders' Meeting (including any amendments or supplements thereto, the "Proxy Statement"), (ii) compliance with the rules and regulations of the NYSE and (iii) the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to make or obtain any such filings, declaration or registration or give such notice or to obtain such consent, approval, license, permit or authorization does not have, individually or in the aggregate, a Material Adverse Effect.

        4.5    Company Reports; Financial Statements.

          (a)   The Company has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 2011 (the "Applicable Date") (the forms, statements, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments or exhibits thereto and the documents incorporated by reference therein, collectively, the "Company Reports"). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Except as otherwise provided in Section 4.5(a) of the Company Disclosure Schedule, each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the then applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Company Reports, each in effect on such dates. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (b)   The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles ("GAAP") and maintains policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.

          (c)   Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

          (d)   The Company has implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which would adversely affect the Company's ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

        4.6    Absence of Certain Changes.     Since December 31, 2012 to the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

          (a)   any amendment or modification to the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

          (b)   any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, constitutes a Material Adverse Effect;

          (c)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

          (d)   any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

          (e)   (x) any material increase in the compensation or benefits payable or to become payable to its officers or employees except for increases in the ordinary course of business and consistent with past practice or (y) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or, for agreements with any director, officer, or employee, new agreements not providing any severance; or

          (f)    any agreement to do any of the foregoing.

        4.7    Litigation and Liabilities.     Except as set forth in Section 4.7 of the Company Disclosure Schedule, as of the date hereof, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings ("Actions") pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries except for any such Actions that would not, individually or in the aggregate, have a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise ("Liabilities") that would be required by GAAP to be reflected on a consolidated financial statements of the Company and its Subsidiaries, except (a) as reflected or reserved against in the Company's consolidated financial statements (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (c) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (d) for Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement ("Judgment") of any Governmental Entity which is material to the Company and its Subsidiaries, taken as a whole, or is reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

        4.8    Employee Benefits.

          (a)   All material benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (collectively, the "Company Benefit Plans"), including Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States, are listed in Section 4.8(a) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans and all amendments thereto have been made available to Parent and Merger Sub or disclosed in the Company Reports.

          (b)   None of the Company Benefit Plans was or is subject to ERISA.

          (c)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

          (d)   There is no outstanding order against the Company Benefit Plans that has a Material Adverse Effect.

        4.9    Compliance with Laws; Licenses.

          (a)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, the businesses of each of the Company and its Subsidiaries have not been, since December 31, 2010, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, decree, treaty provision applicable to the Company and its Subsidiaries, or any Judgment or agency requirement having the force of law (collectively, "Laws"). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (A) investigations or reviews that would not have, individually or in the aggregate, a Material Adverse Effect and/or (B) any investigation or review related to the Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

          (b)   The Company and its Subsidiaries each has made applications for or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted, except for any such License the absence or non-renewal of which would not have, individually or in the aggregate, a Material Adverse Effect.

          (c)   Neither the Company, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption Laws applicable to the Company.

        4.10    Material Contracts.

          (a)   Except for this Agreement and the Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

              (i)  any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

             (ii)  any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guarantee, of more than US$2,500,000 in any calendar year on its face;

            (iii)  any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than US$2,500,000 other than in connection with the exercise of Company Options;

            (iv)  any Contract relating to the formation, creation, operation, management or control of any joint venture;

             (v)  any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

            (vi)  any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

        Each such Contract described in clauses (i) through (vi) above is referred to herein as a "Material Contract".

          (b)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception; and (ii) there is no material breach or default under any Material Contracts by the Company or any of its Subsidiaries.

        4.11    Properties.

        Except as would not have, individually or in the aggregate, a Material Adverse Effect,

          (a)   with respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the "Owned Real Property"), (i) the Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Liens other than the Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein;

          (b)   with respect to real property leased, subleased or licensed to the Company or any of its Subsidiaries, the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect; and

          (c)   the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real

  Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances, except for Permitted Liens.

        4.12    Tax Matters.     The Company and each of its Subsidiaries (i) have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; and (ii) have timely paid all material Taxes required to be paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries (other than in the notes thereto), and any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith. As of the date hereof, there are no (x) pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters, or (y) Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens. Neither the Company nor any of its Subsidiaries takes the position for tax purposes that it is a "resident enterprise" of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

        4.13    Labor Matters.     Except as would not have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) there is no material pending or, to the Knowledge of the Company, threatened dispute in respect of employment matters with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (b) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers or directors of the Company or any Subsidiary of the Company (collectively, "Employees"), and (c) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

        4.14    Intellectual Property.

          (a)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the "Company IP"); (ii) all of the registrations and applications included in the Company IP owned or exclusively licensed by the Company, and, to the Knowledge of the Company, by its Subsidiaries, are subsisting; and (iii) all of the Company IP are free and clear of any Lien other than Permitted Liens.

          (b)   Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any Third Party; and to the Knowledge of the Company, no Third Party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

          (c)   The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets, and to the Knowledge of the Company, such Trade Secrets have not been used or disclosed by any Person except pursuant to non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

        4.15    Insurance.     Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect; (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (c) neither the Company nor any of its Subsidiaries has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies in writing; and (d) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

        4.16    Opinion of Financial Advisor.     The Independent Committee has received the opinion of Duff & Phelps, LLC (the "IC Financial Advisor"), to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares and the Per ADS Merger Consideration to be received by holders of ADSs (in each case, other than holders of Excluded Shares) is fair, from a financial point of view, to such holders (without giving effect to any impact of the transactions contemplated hereunder on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs) and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Independent Committee. It is understood and agreed that such opinion may not be relied on by Parent or Merger Sub.

        4.17    Affiliated Transactions.     None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors or employees), other than for (a) payment of salary or fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including share award agreements under any share incentive plan of the Company.

        4.18    Brokers and Finders.     No broker, finder or investment banker (other than the IC Financial Advisor and Duff & Phelps Securities, LLC) is entitled to any brokerage fees, commissions, finders' or other fees or commission or expenses reimbursement in connection with the Merger or the other transactions contemplated in this Agreement.

        4.19    No Additional Representations.     Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        5.1    Organization, Good Standing and Qualification.     Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies its memorandum and articles of association, or similar governing documents, as currently in effect.

        5.2    Corporate Authority.     (a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The board of directors of Parent, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the transactions contemplated by this Agreement.

        5.3    Financing.     (a) Parent has delivered to the Company a true, correct and complete copy of an executed debt commitment letter (the "Debt Commitment Letter") from the financial institution or institutions identified therein (the "Lender") to provide Parent with debt financing in an aggregate amount of US$70,000,000, subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement (the "Debt Financing"). Parent has delivered to the Company a true, complete and correct copy of an executed equity commitment letter (the "Equity Commitment Letter") pursuant to which Zoyi Management Consulting, Ltd. has committed, subject to the terms and conditions set forth therein, to cause certain of the funds and/or entities that it manages or advises, to purchase convertible notes of Parent at or immediately prior to the Effective Time for an aggregate cash purchase price in immediately available funds equal to US$20,000,000, plus an additional US$10,000,000 at the sole option of Zoyi Management Consulting, Ltd. ("Equity Financing"). The Equity Commitment Letter and the Debt Commitment Letter are together referred to herein as the "Financing Documents", and the Equity Financing together with the Debt Financing are referred to herein as the "Financing".

          (b)   As of the date hereof, (i) the Financing Documents are in full force and effect, (ii) none of the Financing Documents have been amended or modified, and (iii) no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.9(a)), and (iv) the obligations and commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect. Parent or Merger Sub have fully paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof and will pay when due all other fees arising under the Financing Documents as and when they become due and payable thereunder. Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) Parent and Merger Sub are obligated to close pursuant to Section 7.1 and Section 7.2 or the waiver of such conditions, Parent and Merger Sub will have at and after the Closing funds sufficient to pay the Exchange

  Fund and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and related fees and expenses. Each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under any of the Financing Documents. As of the date hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Closing. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Documents and any customary engagement letter and non-disclosure agreements (complete copies of which have been provided to the Independent Committee) that do not impact the conditionality or amount of the Financing.

          (c)   The Equity Commitment Letter provides that, subject to the terms and conditions contained therein, the Company is a third party beneficiary thereto with respect to the provisions therein.

        5.4    Capitalization; No Prior Activities.     (a) Parent is authorized to issue a maximum of 50,000 ordinary shares of a single class, with no par value. As of the date of this Agreement, 50,000 ordinary shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Rollover Agreement, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of, or other equity interests in, Parent or Merger Sub. All ordinary shares of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and capitalization, or pursuant to this Agreement, the Merger and the other transactions contemplated by the Transaction Documents.

          (b)   Merger Sub is authorized to issue a maximum of 50,000 ordinary shares of a single class, with no par value, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization, pursuant to this Agreement, the Merger and the other transactions contemplated by the Transaction Documents.

        5.5    No Conflict; Required Filings and Consents; Creditors.     (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger or other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum and articles of association or other equivalent organizational documents of Parent or Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger

Sub is bound or affected, or (iii) violate or constitute a default under any Contract to which Parent or Merger Sub is a party or accelerate Parent or Merger Sub's obligations under any such Contract, or result in the creation of any Lien on any properties or assets of Parent or Merger Sub pursuant to a Contract, except, with respect to clauses (ii) and (iii) above, for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder (including, but not limited to, the filing of the Proxy Statement, and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act and related documentation, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (c)   Merger Sub does not have any secured or unsecured creditors.

        5.6    Absence of Litigation.     As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to Parent's or Merger Sub's Knowledge, threatened against Parent or Merger Sub or any of their respective Affiliates, or any property or asset of Parent or Merger Sub or any of their respective Affiliates, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement and (ii) none of Parent, Merger Sub or any of their respective Affiliates or any of their respective material property or asset is subject to any Judgment, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        5.7    Brokers and Finders.     No broker, finder or investment banker is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates, the fees and expenses of which will be paid by Parent.

        5.8    Limited Guarantee.     Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. The Limited Guarantee is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Limited Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Limited Guarantor under the Limited Guarantee.

        5.9    Solvency.     Neither Parent nor Merger Sub is entering into the transactions contemplated under the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to all of the transactions contemplated hereby, including the Financing, the payment of the Exchange Fund, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and the payment of all related fees and expenses, the Surviving Corporation shall be able to pay its debts as they become due as required by the BVI Companies Act.

        5.10    Ownership of Company Shares.     As of the date hereof, other than as a result of this Agreement, the Rollover Agreement or the Voting Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

        5.11    Buyer Group Contracts.     (a) Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are no Contracts relating to the transactions contemplated hereby to which any of the following Persons is a party: Parent, Merger Sub, each of the Rollover Shareholders, the Lender, the Limited Guarantor, Zoyi Management Consulting, Ltd. and/or any of their respective Affiliates.

          (b)   Other than the Buyer Group Contracts, there are no Contracts (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated hereby, or (ii) pursuant to which any holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, the Per ADS Merger Consideration or pursuant to which any holder of Shares has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Acquisition Proposal.

        5.12    Non-Reliance on Company Estimates.     The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

        5.13    No Additional Representations.     Except for the representations and warranties made by Parent and Merger Sub in this Article V, the Company acknowledges that neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

        5.14    Independent Investigation.     Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered pursuant to this Agreement).

ARTICLE VI

COVENANTS

        6.1    Conduct of Business Pending the Merger.

          (a)    Operation of the Company's Business.    Except (i) as required by applicable Law, (ii) as expressly required or permitted by this Agreement, or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of the Company and its Subsidiaries shall be conducted in the ordinary course in all material respects and the Company and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations substantially intact and maintain its existing relations and goodwill with Governmental Entities, key customers, suppliers, and other Persons with whom the Company or any Subsidiary of the Company has material business relations. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; (B) as set forth in Section 6.1(a) of the Company Disclosure Schedule, or (C) as Parent may approve in advance in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to, directly or indirectly:

              (i)  adopt or propose any change in the memorandum and articles of association or equivalent organizational documents of the Company or any of its Subsidiaries;

             (ii)  effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of Third Party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on assets, operations or businesses of the Company and its Subsidiaries;

            (iii)  acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$2,500,000 (or an equivalent amount in RMB) individually or US$2,500,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and its Subsidiaries;

            (iv)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than (A) in connection with the exercise of Company Options outstanding on the date hereof or (B) pursuant to Contracts in effect as of the date hereof or granted in compliance with Section 6.1(xix);

             (v)  create or incur (A) any Lien on any Company IP owned by the Company or any of its Subsidiaries outside the ordinary course of business or (B) any Lien on any other assets of the Company or any of its Subsidiaries, which assets have a value in excess of US$2,500,000, in each case, other than Permitted Liens;

            (vi)  make any loans or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly Owned Subsidiary of the Company) in excess of US$2,500,000, except pursuant to Contracts in effect as of the date hereof which have been filed as exhibits to the Company Reports filed with the SEC;

           (vii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

          (viii)  reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

            (ix)  incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$2,500,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

             (x)  make or authorize any capital expenditure in excess of US$2,500,000 per project or related series of projects of US$2,500,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

            (xi)  make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

           (xii)  settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding US$2,500,000 and (B) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

          (xiii)  engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

          (xiv)  enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

           (xv)  make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to

    Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

          (xvi)  (A) with regard to material Intellectual Property owned by the Company or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any such material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company's or its Subsidiaries' respective businesses or pursuant to Contracts in effect prior to the date hereof; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$2,500,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the date hereof;

         (xvii)  except as required pursuant to existing written plans or Contracts in effect as of the date hereof, as otherwise required by applicable Law or in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any employee, consultant or director of the Company or any of its Subsidiaries except employment agreements with newly hired employees in the ordinary course of business consistent with past practice and not providing any severance, (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case, except increases in compensation and bonus in the ordinary course of business consistent with past practice, (D) establish, adopt, materially amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or

        (xviii)  agree, authorize or commit to do any of the foregoing.

          (b)    Operation of Parent's and Merger Sub's Business.    Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger or the Financing becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by the Transaction Documents.

          (c)    No Control of Other Party's Business.    Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

        6.2    Acquisition Proposals.

          (a)    Solicitation Period.    Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Hong Kong time) on the day that is thirty (30) days following the date of this Agreement (the "Go-Shop Period End Date"), the Company, the Company's Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Independent Committee) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Acquisition Proposal, including by way of providing access to information to any Person (each, a "Solicited Person") pursuant to one or more confidentiality agreements on terms at least as restrictive as those contained in Section 9.12, provided that any material non-public information concerning the Company or its Subsidiaries provided to such Solicited Person given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent as promptly as reasonably practicable after it is provided to such Solicited Person; (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with, assist, participate in, facilitate or take any other action in connection with any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of the Acquisition Proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Acquisition Proposal, except as otherwise expressly provided in Sections 6.2(b) and 6.2(c).

          (b)    No Solicitation or Negotiation.    The Company agrees that, immediately after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries' respective Representatives not to, directly or indirectly: (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information to any Third Party with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an Acquisition Proposal. Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.2(a) and, subject to Section 6.2(c), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Acquisition Proposal that the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"). Notwithstanding anything contained in this Section 6.2(b) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires, or the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal ceases to constitute, or ceases to be reasonably likely to lead to, a Superior Proposal (a "Terminated Acquisition Proposal"). After the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any Person (including a formerly Excluded Party) that has made an Acquisition Proposal that becomes a Terminated Acquisition Proposal, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and shall use reasonable best efforts to require such Person to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

          (c)   Notwithstanding anything in the foregoing to the contrary, at any time prior to the receipt of the Requisite Company Vote, if the Company has otherwise complied in all material respects with Section 6.2(b), (i) following receipt by the Company of an Acquisition Proposal from any Person, the Company and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) notify such Person of the restrictions of this Section 6.2; and (ii) the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made such an Acquisition Proposal that the Independent Committee believes in good faith to be bona fide and if the Company receives from the Person so requesting such information an executed confidentiality agreement containing terms at least as restrictive as those contained in Section 9.12; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal of the type described in clause (ii)(A) above; or (C) after having complied with this Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (ii)(A) or (ii)(B) above, the Independent Committee has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; and (y) in the case referred to in clause (ii)(C) above, the Independent Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

          (d)   No Company Adverse Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and the Independent Committee shall not:

              (i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger; or

             (ii)  except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(c) entered into in compliance with this Section 6.2) relating to any Acquisition Proposal (an "Alternative Acquisition Agreement").

  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company, based on the recommendation of the Independent Committee, may (x) withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to Parent or Merger Sub, and/or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) or (y) approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 6.2, and/or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) or enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel to the Independent Committee, that failing to do so is inconsistent with its fiduciary obligations under applicable Laws (a "Company Adverse Recommendation"); provided, however, that prior to making any Company Adverse Recommendation, (i) the Company and the Independent Committee shall give Parent and Merger Sub at least three (3) Business Days written notice advising that the Company (acting through the Independent Committee) (the "Notice of Superior Proposal") currently intends to take such action and the basis therefor, including all required information under Section 6.2(f), (ii) during the three (3) Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the three (3) Business Day period, the Company shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new Notice of Superior Proposal to Parent and Merger Sub as contemplated by Section 6.2(f); and the Company shall be required to comply with the requirements of this Section 6.2 fully with respect to such amended Acquisition Proposal.

          (e)    Certain Permitted Disclosure.    Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Company Adverse Recommendation, Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 8.1(c) (it being understood that a statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Company Recommendation).

          (f)    Notice.    After the Go-Shop Period End Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent and Merger Sub in writing if any proposals or offers with respect to an Acquisition Proposal are initially received by, any such information is initially requested from, or any such discussions or negotiation are initially sought to be initiated or continued with, it or any of its Representatives (in each case received after the Go-Shop Period End Date) indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers and whether the Company has any intention to provide confidential information to such Person, and thereafter shall use reasonable efforts to keep Parent and Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and material terms of any such Acquisition Proposal and of any material changes in the status and material terms of any such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent and Merger Sub in writing if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

        6.3    Preparation of the Proxy Statement and Schedule 13E-3.     (a) Proxy Statement.    As soon as reasonably practicable following the date of this Agreement, the Company shall, with assistance and cooperation of Parent and Merger Sub, prepare the Proxy Statement. Parent and Merger Sub shall promptly furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement.

          (b)    Schedule 13E-3.    Concurrently with the preparation of the Proxy Statement, the Company shall, with assistance and cooperation of Parent and Merger Sub, prepare and file with the SEC the Schedule 13E-3. The Company, Parent and Merger Sub shall cooperate with the Company in the preparation of the Schedule 13E-3, including, without limitation, furnishing to the Company the information relating to it required by the Exchange Act to be set forth in the Schedule 13E-3.

          (c)    SEC Comments.    Each of Parent, Merger Sub and the Company will use its reasonable best efforts to resolve and respond to as promptly as practicable any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all material correspondence between the Company and the SEC or its staff, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. Prior to mailing the Proxy Statement and filing the Schedule 13E-3 or any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to mail the Proxy Statement and all other proxy materials to the holders of Company Shares as promptly as practicable after having cleared SEC comments on the Proxy Statement and the Schedule 13E-3; provided that the Company shall not be required to mail the Proxy Statement on or before the Go-Shop Period End Date. If necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

          (d)    Information Supplied.    Each of the Company, Parent and Merger Sub shall use its reasonable efforts so that neither the Schedule 13E-3 nor the Proxy Statement will, with respect to the Schedule 13E-3, as of the date it and any amendment or supplement to it is filed with the SEC or, with respect to the Proxy Statement, at the time of each of (a) the mailing of the Proxy Statement or any amendments or supplements thereto and (b) the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.

        6.4    Shareholders' Meeting.     (a) The Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene an extraordinary general meeting (the "Shareholders' Meeting") as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval and authorization of this Agreement and the Plan of Merger; provided that the Company shall not be required to call, give notice of or hold the Shareholders' Meeting on or before the Go-Shop Period End Date. The Company may adjourn or postpone the Shareholders' Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to its shareholders within a reasonable number of days prior to the Shareholders' Meeting, and the Company may adjourn or postpone the Shareholders' Meeting if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders' Meeting or if the Company deems necessary to solicit more proxies.

          (b)   Notwithstanding anything to the contrary set forth in this Agreement, in the event the Company effects a Company Adverse Recommendation in accordance with Section 6.2(c), the Company shall have the right not to submit this Agreement to the holders of Shares for the approval at, and shall have the right not to hold the Shareholders' Meeting.

        6.5    Filings; Other Actions; Notification.

          (a)    Cooperation.    Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

          (b)    Information.    The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c)    Status.    Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Parent and Merger Sub of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent's and Merger Sub's respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company's obligations to effect the Merger.

        6.6    Access and Reports.     (a) Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to (i) afford Parent's officers and other authorized Representatives reasonable access, during normal business hours, upon reasonable prior notice, to its employees, properties, books, Contracts and records and, (ii) during such period, furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested in writing; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries, violate any Contract, Law or Judgment, or give a Third Party the right to terminate or accelerate the rights under a Contract.

          (b)   All information obtained by Parent pursuant to this Section 6.6 shall be deemed as Confidential Information and shall be kept confidential in accordance with Section 9.12 of this Agreement. Parent shall be responsible for any unauthorized disclosure by its Representatives of any such information provided or made available pursuant to this Section 6.6.

        6.7    Stock Exchange Delisting.     Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Shares from the NYSE and the deregistration of the Company under the Exchange Act as promptly as practicable after the Effective Time.

        6.8    Publicity.     The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

        6.9    Financing.

          (a)   Each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange and obtain the Financing in a timely manner, including to (i) negotiate and enter into a definitive agreement (the "Facility Agreement") prior to the Closing with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter, (ii) maintain in effect the Financing Documents, the Facility Agreement or the Alternative Financing Documents, as applicable, (iii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Financing Documents, the Facility Agreement or the Alternative Financing Documents, as applicable, (iv) cause the Lender and any other Persons providing the Debt Financing to fund the Debt Financing at or prior to the Closing, (v) cause Zoyi Management Consulting, Ltd. to fund the Equity Financing at or prior to the Closing, and (vi) subject to the terms and conditions of the Financing Documents, the Facility Agreement or the Alternative Financing Documents, as applicable, draw upon and consummate the Financing at or prior to the Closing.

          (b)   In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Documents despite Parent's reasonable best efforts to obtain the Financing, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its reasonable best efforts to arrange to obtain any such portion of the Financing from alternative sources, on terms that are no less favorable in the aggregate to Parent (the "Alternative Financing"), as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (the "Alternative Financing Documents"). In connection with its obligations under this Section 6.9, Parent shall be permitted to amend, modify or replace the Financing Documents or the Facility Agreement; provided, however, that the amendment, modification or replacement shall comply with this Section 6.9. Each of Parent and Merger Sub shall keep the Company reasonably informed of all the material steps for arranging the Alternative Financing, if applicable and provide to the Company copies of the Contracts for the Alternative Financing.

          (c)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Documents, the Facility Agreement or the Alternative Debt Financing Documents if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless the Financing is increased by a corresponding amount or additional Financing is otherwise made available to fund such fees or original issue discount), or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provisions of the Financing Documents, the Facility Agreement or the Alternative Debt Financing Documents in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) materially adversely impact the ability of Parent to enforce its rights against other parties to the Financing Documents, the Facility Agreement or the Alternative Debt Financing Documents. Parent shall give the Company prompt notice of any actual or potential breach by any party under the Financing Documents, the Facility Agreement or the Alternative Debt Financing Documents or any potential breach by any party under the Financing Documents, the Facility Agreement or the Alternative Debt Financing Documents or any potential dispute or disagreement between or among any parties to the Financing Documents of which Parent or Merger Sub becomes aware or any communications from the Lender to the effect that the Lender may not provide any portion of the Debt Financing contemplated by the Debt Commitment Letter or the Facility Agreement.

          (d)   Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, cooperate, in each case at Parent's sole expense, in connection with the arrangement of the Financing as may be reasonably requested by the Lender or any alternative sources arranged by Parent in compliance with Section 6.9(a); provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation by the Company and its Subsidiaries shall include, at the request of the Lender or any alternative sources arranged by Parent in compliance with Section 6.9(a), (i) delivering such officer's and other certificates (and related documents thereto) as reasonably required by the Lender or any alternative sources arranged by Parent in compliance with Section 6.9(a) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into such agreements and arrangements as reasonably required by the Lender or any alternative sources arranged by Parent in compliance with Section 6.9(a), including agreements to pledge, guarantee, grant security interests in, and otherwise grant Liens on, the Company's or its Wholly Owned Subsidiaries' assets; provided, however, that no obligation of the Company or its Wholly Owned Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) providing Parent as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent, the Lender, or any alternative sources arranged by Parent in compliance with Section 6.9(a), (iv) making the Company's executive officers and other relevant employees reasonably available to assist the Lender providing the Debt Financing, and (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

          (e)   Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries). Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement.

          (f)    Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing or any Alternative Financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated hereunder irrespective and independent of the availability of the Financing or any Alternative Financing, subject to the applicable conditions set forth in Article VII, the breach of which obligation will give rise to the remedies set forth in Section 8.3 or Section 9.11, as applicable.

        6.10    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

        6.11    Indemnification; Directors' and Officers' Insurance.

          (a)   The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who are current or former directors, officers or employees of the Company or any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the BVI Companies Act or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

          (b)   From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall comply with all of the Company's obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

          (c)   The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties covered as of the Effective Time by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the Effective Time on terms with respect to the coverage and amounts that are equivalent to those of the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.11(c) shall terminate.

          (d)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

          (e)   The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.

          (f)    The agreements and covenants contained in this Section 6.11 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees.

        6.12    Resignations.     To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company or any Subsidiary of the Company designated by Parent.

        6.13    Participation in Litigation.     Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company's Knowledge on the one hand and Parent's Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.14    Actions Taken at the Direction of Certain Company Officers.     Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the written direction of Mr. Simon Yiming Ma, Ms. Heidi Chou or Mr. Yuhui Wang. Parent shall not have any right to (a) terminate this Agreement under Section 8.1(c)(i) or (b) claim any damages (including the Company Termination Fee) or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties of the Company set forth in this Agreement to the extent Mr. Simon Yiming Ma, Ms. Heidi Chou or Mr. Yuhui Wang had Knowledge as of the date of this Agreement of such breach or inaccuracy.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

          (a)   Requisite Company Vote. The Requisite Company Vote shall have been obtained.

          (b)   No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an "Injunction").

        7.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of the Company to be so true and correct has not had a Material Adverse Effect.

          (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)   No Material Adverse Effect. Since the date hereof, there shall not have been any Effect that has had, individually or in the aggregate, a Material Adverse Effect and is ongoing.

          (d)   Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a), (b) and (c).

        7.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

          (a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

          (b)   Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)   The Company shall have received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to matters set forth in Sections 7.3(a) and (b).

        7.4    Frustration of Closing Conditions.     Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

        8.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as otherwise expressly noted):

          (a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Independent Committee); or

          (b)   by either of the Company or Parent:

              (i)  if the Merger shall not have been consummated on or before June 18, 2014 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement;

             (ii)  if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Injunction was primarily due to the breach or failure of such party to perform in any material respect any of its obligations under this Agreement; or

            (iii)  if the Shareholders' Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (c)   by Parent,

              (i)  if the representations and warranties of the Company shall have become untrue after the date of this Agreement or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied; or

             (ii)  if the board of directors of the Company shall have made a Company Adverse Recommendation; or

          (d)   by the Company,

              (i)  if the representations and warranties of Parent or Merger Sub shall have become untrue after the date of this Agreement or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

             (ii)  prior to obtaining the Requisite Company Vote, the board of directors of the Company (upon the recommendation of the Independent Committee) has effected a Company Adverse Recommendation and/or authorized termination of this Agreement in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal; provided that the Company has complied in all material respects with Section 6.2; or

            (iii)  if (A) all of the conditions to closing contained in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (B) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 2.2, and (C) the Company stands ready, willing and able to consummate the transactions contemplated hereby during such period.

        8.2    Effect of Termination.     In the event of a valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives, except that (i) this Section 8.2, Section 8.3, Article IX (in the case of Section 9.11, solely with respect to enforcement of the payment obligations in Section 8.3) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

        8.3    Termination Fee.

          (a)   In the event that:

              (i)  (A) a bona fide Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) by a Third Party after the date hereof and prior to the Shareholders' Meeting (or prior to the termination of this Agreement if there has been no Shareholders' Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and (C) within twelve (12) months of the termination of this Agreement, any Acquisition Proposal by such Third Party is entered into or consummated by the Company; or

             (ii)  this Agreement is terminated (A) by Parent pursuant to Section 8.1(c) or (B) by the Company pursuant to Section 8.1(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 8.3(a), the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$3,000,000 (the "Tier I Termination Fee") to Parent or its designee by wire transfer of same day funds; provided, however, with respect to clauses (i) and (ii) above, if this Agreement is terminated by Parent or the Company in connection with an Acquisition Proposal received by the Company on or before the Go-Shop Period End Date, then the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$1,500,000 (the "Tier II Termination Fee" and collectively with the Tier I Termination Fee, the "Company Termination Fee") to Parent or its designee by wire transfer of same day funds in lieu of, and not in addition to, the Tier I Termination Fee. The Company shall pay the Company Termination Fee within five (5) Business Days following such termination, in the case of a termination referred to in clause (ii), or within five (5) Business Days after the earlier of the date on which an agreement is entered into with respect to an Acquisition Proposal or an Acquisition Proposal is consummated in the case of clause (i); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Subject to Section 9.11, if the Company pays the Company Termination Fee pursuant to this Section 8.3(a), then any such payment shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated by the Transaction Documents. In the event that Parent or its designee seeks or receives full payment of the Company Termination Fee pursuant to this Section 8.3(a), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Representatives arising out of or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.11.

          (b)   In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), Parent shall pay or cause to be paid to the Company or its designee promptly (but in any event no later than five (5) Business Days) after the Company validly terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), a termination fee equal to US$3,000,000 (the "Parent Termination Fee"), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by the Company.

          (c)   Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

ARTICLE IX

MISCELLANEOUS AND GENERAL

        9.1    Non-Survival of Representations and Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein (including Article II, Article III, Section 6.6(b), Section 6.11, Section 6.14, Section 8.3, and this Article IX) to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2    Modification or Amendment.     This Agreement may be amended with the approval of the respective boards of directors of the parties at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that (a) in the case of the Company, the board of directors of the Company and the Independent Committee have approved such amendment in writing, and (b) after any such adoption of this Agreement by the Requisite Company Vote, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.3    Waiver.     The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section 9.3. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        9.4    Governing Law and Venue.

          (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands shall supersede the Laws of the State of New York with respect to such provision.

          (b)   Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a "Dispute") shall be finally settled by arbitration.

              (i)  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the "HKIAC") in accordance with the Arbitration Rules of the HKIAC then in force (the "HKIAC Rules").

             (ii)  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

            (iii)  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

            (iv)  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

             (v)  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        9.5    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery):

  (a)
  If to Parent or Merger Sub:

    Camelot Employee Scheme Inc.
    c/o Camelot Information Systems Inc.
    Beijing Publishing House
    A6 North Third Ring Road
    Xicheng District, Beijing 100120, China
    Attention: Joshua King
    Facsimile: +86 10 8201 9100
    E-mail: jking@camelotchina.com

    with a copy to (which copy shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP
    30th Floor, China World Office 2
    1 Jianguomenwai Avenue
    Beijing 100004, PRC
    Attention: Peter Huang, Esq.
    Facsimile: +86 10 6535 5577
    e-mail: peter.huang@skadden.com

  (b)
  If to the Company:

    Camelot Information Systems Inc.
    Beijing Publishing House
    A6 North Third Ring Road
    Xicheng District, Beijing 100120, China
    Attention: Sharrie Gao
    Facsimile: +86 10 8201 9100
    e-mail: gaowei@camelotchina.com

    with a copy to (which copy shall not constitute notice):

    Shearman & Sterling
    12th Floor, Gloucester Tower
    The Landmark, 15 Queen's Road Central
    Hong Kong
    Attention:   Paul Strecker, Esq.
    Facsimile:   +852 2140 0338
    e-mail:         paul.strecker@shearman.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one (1) Business Day after being sent by courier or express delivery service or by facsimile, or (iii) three (3) Business Days after being sent by first-class certified mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

        9.6    Entire Agreement.     This Agreement, the schedules and exhibits hereto (including the Company Disclosure Schedule), the Rollover Agreement, the Voting Agreement, the Limited Guarantee and the Financing Documents constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

        9.7    No Third Party Beneficiaries.     Except as expressly set forth in Section 5.3(c) (Financing), Section 6.9 (Financing) and] Section 6.11 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder by reason of this Agreement.

        9.8    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

        9.9    Interpretation; Absence of Presumption.

          (a)   For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation"; (iv) the word "or" shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (vii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        9.10    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any purported assignment in violation of this Agreement shall be void ab initio. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        9.11    Specific Performance.     (a). The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 8.1, it is agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11 and subject to Section 9.11(b) below, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 9.11.

          (b)   Notwithstanding anything herein to the contrary, (i) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.3, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment.

        9.12    Confidentiality.     (a) Prior to and during the term of this Agreement, the Company has disclosed or may disclose and deliver to Parent and Merger Sub Confidential Information. Subject to Section 9.12(b), unless otherwise agreed to in writing by the Company, Parent and Merger Sub shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than their respective Representatives (A) who are actively and directly participating in the evaluation and consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom Parent and Merger Sub will cause to observe the terms of this Section 9.12, and (ii) not to use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement and other Transaction Documents. Each of Parent and Merger Sub acknowledges that it shall be responsible for any breach of the terms of this Section 9.12 by itself or its Representatives and each of Parent and Merger Sub agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

          (b)   In the event that Parent, Merger Sub or any of their respective Representatives is required, based on the written opinion of its outside legal counsel, by Law to disclose any Confidential Information, Parent will provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy (and if the Company seeks such an order, Parent and Merger Sub will provide such cooperation as the Company shall reasonably request), to consult with Parent with respect to the Company's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.12. In the event that such protective order or other remedy is not obtained, or the Company waives compliance, in whole or in part, with the terms of this Section 9.12, Parent, Merger Sub or any of their respective Representatives will disclose only that portion of the Confidential Information that Parent or Merger Sub is advised by its outside legal counsel is legally required to be disclosed and will use such disclosing party's best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information, disclosed prior to or after the date hereof by or on behalf of the Company or its Representatives to Parent, Merger Sub or any of their respective Affiliates, concerning the Company's business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto or thereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or Merger Sub or any of their respective Representatives in violation of this Section 9.12 or other obligation of confidentiality, (ii) was available to Parent and Merger Sub on a nonconfidential basis prior to its disclosure by the Company or the Company's Representatives, or (iii) becomes available to Parent and Merger Sub on a nonconfidential basis from a Person (other than the Company or its Representatives) who is not, or is reasonably believed by Parent and Merger Sub not, prohibited from disclosing such information to Parent and Merger Sub by a legal, contractual or fiduciary obligation to the Company or any of its Representatives.

        9.13    Counterparts; Signatures.     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CAMELOT EMPLOYEE SCHEME INC.
By:	/s/ YIMING MA
	Name:	Yiming Ma
	Title:	Director
CAMELOT EMPLOYEE SUBMERGER SCHEME INC.
By:	/s/ YIMING MA
	Name:	Yiming Ma
	Title:	Director
CAMELOT INFORMATION SYSTEMS INC.
By:	/s/ JIAN WANG
	Name:	Jian Wang
	Title:	Director

APPENDIX 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on                    .

BETWEEN

(1)
Camelot Employee SubMerger Scheme INC., a company with limited liability incorporated under the laws of the British Virgin Islands on 8 August 2013, with its registered office situated at the offices of MMG TRUST (BVI) CORP., Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands ("Merger Sub"); and

(2)
Camelot Information Systems Inc., a company with limited liability incorporated under the laws of the British Virgin Islands on 28 November 2000, pursuant to the International Business Companies Act, 1984 (Cap. 291) and re-registered under the BVI Business Companies Act, 2004 as amended, on 9 May 2006, with its current registered office situated at the offices of Morgan & Morgan Trust Corporation Limited, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands ("CIS" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and CIS have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an agreement (the "Agreement") dated September 18, 2013 made between Camelot Employee Scheme Inc., a company with limited liability incorporated under the laws of the British Virgin Islands, Merger Sub and CIS, a copy of which is attached as Annex A to this Plan of Merger (and which constitutes part of this Plan of Merger) and under the provisions of Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 170 of the Companies Law.

WITNESSETH

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are Camelot Employee SubMerger Scheme INC. and Camelot Information Systems Inc.

NAME OF THE SURVIVING COMPANY

2.
The name of the Surviving Company shall be Camelot Information Systems Inc.

REGISTERED OFFICE

3.
The Surviving Company shall have its registered office at the offices of MMG TRUST (BVI) CORP., Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Merger, Merger Sub was authorized to issue a maximum of 50,000 shares of no par value per share, of which 50,000 shares have been issued, and such shares are entitled to vote on the Merger.

5.
Immediately prior to the Merger, CIS was authorized to issue a maximum of 500,000,000 ordinary shares of no par value, of which 185,269,020 ordinary shares had been issued (all of which are entitled to vote on the Merger).

6.
The Surviving Company shall be authorized to issue a maximum of 50,000 shares of no par value per share.

7.
In accordance with the terms and conditions of the Agreement:

(a)
On the Effective Date (as defined below), (i) Each ordinary share of CIS (a "Share" or, collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing four (4) Shares (the "ADSs") issued and outstanding immediately prior to the Effective Time other than any (x) Dissenting Shares (as defined in the Agreement), (y) Rollover Shares (as defined in the Agreement) and (z) Founder Shares (as defined in the Agreement), shall be cancelled in exchange for the right to receive the Merger Consideration (as defined in the Agreement); (ii) all Founder Shares and all Rollover Shares shall be cancelled for no consideration; and (iii) each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company.

(b)
Dissenting Shares shall be cancelled on the Effective Date, and the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the Companies Law, unless any such holders of Dissenting Shares fail to validly exercise or withdraw their appraisal rights in which event they shall receive the Merger Consideration.

8.
On the Effective Date the ordinary shares of the Surviving Company shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

in each case as set out in the Memorandum of Association and Articles of Association of the Surviving Company.

EFFECTIVE DATE

9.
The Merger shall take effect on                    (the "Effective Date").

AUTHORISATION BY MEMBERS

10.
This Plan of Merger shall be submitted to the members of both the Surviving Company and Merger Sub for their approval by a resolution of members.

PROPERTY

11.
On the Effective Date, the separate corporate existence of the Merger Sub shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merger Sub and shall have all rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies, assets of every description, including choses in action and the business of each of the Constituent Companies, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

12.
On the Effective Date, the Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached hereto as Annex B.

DIRECTORS BENEFITS

13.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

SECURED CREDITORS

14.
(a)
Merger Sub has no secured creditors; and

(b)
CIS has no secured creditors.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

        Each of the undersigned has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

        For and on behalf of CAMELOT EMPLOYEE SUBMERGER SCHEME INC.:

Yiming Ma Director	Date:

        For and on behalf of CAMELOT INFORMATION SYSTEMS INC.:

Yiming Ma Director	Date:

[Signature Page to Plan of Merger]

ANNEX A

Agreement and Plan of Merger

(the "Agreement")

ANNEX B

(Amended and Restated Memorandum and Articles of Association of the Surviving Company)

APPENDIX 2

ROLLOVER SHAREHOLDERS

Name	Rollover Shares	Parent Shares
Benefit Overseas Limited	15,537,232	15,537,232
DREAMS POWER LTD.	14,898,176	14,898,176
Yuhui WANG	6,017,380	6,017,380
Webster YIN	800,000	800,000
Haoli JIA	152,164	152,164
Chi-Pang Evan TSO	800,000	800,000
Wai Hoong LEUNG	160,000	160,000
Bo CHEN	800,000	800,000
FUNDERS HOLDING LTD	1,630,000	1,630,000
Ever Smooth Corporate Limited	80,000	80,000
Xiaochun YANG	844,000	844,000
Lixin HUANG	872,088	872,088
Jianhua PENG	982,560	982,560
Hanwei XU	772,728	772,728
Jinping PAN	152,000	152,000
Pengsheng QI	208,000	208,000
Qiang YU	60,012	60,012
Zhailin LI	52,340	52,340
Chunliang WANG	51,140	51,140
Jiaqi GUO	52,340	52,340
Liming QIAO	52,400	52,400
Bo YUAN	3,423,180	3,423,180
Chunwen ZHU	929,600	929,600
Tammy Mei-Tan CHANG	2,728,000	2,728,000
Tammy Mei-Tan CHANG, FBO Leila CHANG	136,000	136,000
Tammy Mei-Tan CHANG, FBO Tara CHANG	136,000	136,000
Weiming YANG and Alice L. WU	1,300,424	1,300,424
David CHEN	864,000	864,000
Joint Link Technology Limited	6,000,000	6,000,000
Mutual Billion Int'l Investment Limited	626,364	626,364
Song YAO	171,452	171,452
ARLEM ASSOCIATED CORP.	1,500,000	1,500,000
Allan Y. DONG	65,896	65,896
Xiao Feng FU	195,484	195,484
Xiaohua C. HUANG	14,000	14,000

Annex B

Confidential	September 18, 2013

Special Committee of Independent Directors
Camelot Information Systems Inc.
Beijing Publishing House
A6 North Third Ring
Xicheng District
Beijing 100120, P.R. China

Dear Members of the Independent Committee:

        Camelot Information Systems Inc. (the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") to serve as an independent financial advisor to the special committee of independent directors (the "Independent Committee") of the board of directors (the "Board of Directors") of the Company and to provide an opinion (this "Opinion") as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, with no par value per share of the Company (individually, a "Share" and collectively, the "Shares"), other than the Excluded Shares (as defined below), and the holders of American Depositary Shares of the Company, each representing 4 Shares (each, an "ADS" and collectively, "ADSs"), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

        It is Duff & Phelps' understanding that the Company, Camelot Employee Scheme Inc. ("Parent"), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Simon Yiming Ma, the Company's Chairman and Chief Executive Officer, and Camelot Employee SubMerger Scheme INC. ("Merger Subsidiary"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 18, 2013. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $0.5125 in cash per Share without interest (the "Per Share Merger Consideration") and each issued and outstanding ADS (other than ADSs representing Excluded Shares) will be cancelled in exchange for the right to receive US $2.05 in cash per ADS without interest (the "Per ADS Merger Consideration", and collectively with the Per Share Merger Consideration, the "Merger Consideration") (collectively, the "Proposed Transaction").

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200 Chicago, IL 60606

        For purposes of this Opinion, "Excluded Shares" shall mean Shares and/or ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by (i) the Company's Chairman and Chief Executive Officer, Mr. Simon Yiming Ma ("Mr. Ma"), its President, Ms. Heidi Chou ("Ms. Chou"), its Executive Vice President, Mr. Yuhui Wang (together with Mr. Ma and Ms. Chou, the "Consortium Members") and their respective affiliates, or (ii) holders of "Rollover Shares" or "Dissenting Shares," each shall have the meaning as defined in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

        In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.
Reviewed the following documents:

a.
The Company's annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2011 and 2012;

b.
The Company's unaudited financial statements for the 6 months ended June 30, 2013;

c.
A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the "Management Projections");

d.
Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

e.
A letter dated September 16, 2013 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the "Management Representation Letter"); and

f.
Documents related to the Proposed Transaction, including a draft of the Merger Agreement received on September 16, 2013;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Reviewed the historical trading price and trading volume of the Company's ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

5.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

        In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company's consent:

1.
Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Independent Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

4.
Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial conditions, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

        Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.

        Duff & Phelps is not expressing any opinion as to the market price or value of the Company's common stock (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company's credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares).

        This Opinion is furnished for the use and benefit of the Independent Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Independent Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

        This Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated April 19, 2013 (the "Engagement Letter"). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

        Duff & Phelps' affiliate, Duff & Phelps Securities, LLC ("DPS"), has acted as financial advisor to the Independent Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting the Independent Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the Merger Agreement, and will receive a fee for its services. Part of the fees payable to DPS is contingent upon the consumption of the Proposed Transaction. In addition, pursuant to the Engagement Letter the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and indemnify Duff & Phelps and DPS for certain liabilities. No portion of the fees payable to Duff & Phelps in respect of this Opinion is contingent upon the conclusion reached in this Opinion or the consummation of the Proposed Transaction. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) and the holders of the ADSs (other than ADSs representing Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as a holder of Shares or ADSs).

        This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ DUFF & PHELPS, LLC Duff & Phelps, LLC

Annex C

BVI Business Companies Act, 2004—Section 179

179. (1)   A member of a company is entitled to payment of the fair value of his shares upon dissenting from

    (a)
    a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

    (b)
    a consolidation, if the company is a constituent company;

    (c)
    any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

    (i)
    a disposition pursuant to an order of the Court having jurisdiction in the matter,

    (ii)
    a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

    (iii)
    a transfer pursuant to the power described in section 28(2);

    (d)
    a redemption of his shares by the company pursuant to section 176; and

    (e)
    an arrangement, if permitted by the Court.

        (2)   A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

        (3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

        (4)   Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

        (5)   A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

    (a)
    his name and address;

    (b)
    the number and classes of shares in respect of which he dissents; and

    (c)
    a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

        (6)   A member who dissents shall do so in respect of all shares that he holds in the company.

C-1

        (7)   Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

        (8)   Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

        (9)   If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

    (a)
    the company and the dissenting member shall each designate an appraiser;

    (b)
    the two designated appraisers together shall designate an appraiser;

    (c)
    the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

    (d)
    the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

        (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

        (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

        (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

1.     Directors and Executive Officers of the Company

        The Company is a company incorporated under the laws of the British Virgin Islands with its principal executive offices located at Beijing Publishing House, A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China. The Company's telephone number at this address is +86-10-8201 9000. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yiming Ma	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.	Chairman and Chief Executive Officer	United States of America
Heidi Chou	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.	Director and General Manager	United States of America
Yhui Wang	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.	Director	People's Republic of China
Bo Chen	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Director and Vice Chairman	People's Republic of China
Jian Wang	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Independent Director	People's Republic of China
Shang-Wen Hsiao	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Independent Director	Republic of China
Joanna Wang	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Independent Director	United States of America

Name	Business Address	Present Principal Employment	Citizenship
David Dahu Wang	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Independent Director	People's Republic of China
Franklin King	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China	Interim Chief Financial Officer	Republic of China

        During the last five (5) years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Parent

        Parent is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Morgan & Morgan Bulding, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. The telephone number of Parent is +(86-10) 5810-0999.

        The name, business address, present principal employment and citizenship of the sole director of Parent are set forth below.

As of the date of this proxy statement, Parent did not have any executive officers.
Parent (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Yiming, Ma	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.	Chairman and Chief Executive Officer of the Company and Sole Director of Parent	United States of America

        During the last five (5) years, none of Parent or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.     Directors and Executive Officers of Merger Sub

        Merger Sub is a company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Morgan & Morgan Bulding, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. The telephone number of Merger Sub is +(86-10) 5810-0999.

        The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below.

As of the date of this proxy statement, Merger Sub did not have any executive officers.
Merger Sub (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Yiming, Ma	c/o Camelot Information Systems Inc., A6 North Third Ring Road, Xicheng District, Beijing, the People's Republic of China.	Chairman and Chief Executive Officer of the Company and Sole Director of Merger Sub	United States of America

        During the last five (5) years, none of Merger Sub or any of its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

ROLLOVER AGREEMENT

        This ROLLOVER AGREEMENT (this "Agreement") is made and entered into as of September 18, 2013 by and among Camelot Employee Scheme Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), and certain shareholders of Camelot Information Systems Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the "Company"), listed on the signature pages hereunder (each, a "Rollover Shareholder" and collectively, the "Rollover Shareholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, concurrently herewith, Parent, Camelot Employee SubMerger Scheme INC., a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, each Rollover Shareholder is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares set forth opposite such Rollover Shareholder's name on the signature pages hereunder (with respect to each Rollover Shareholder, the "Rollover Shares");

        WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, with respect to any of the Rollover Shares in exchange for newly issued ordinary shares of Parent (the "Parent Shares");

        WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

        WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

        1. Contribution of Rollover Shares.  Subject to the conditions set forth herein, immediately prior to the Effective Time and without further action by the Rollover Shareholders, all of each Rollover Shareholder's right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent.

        2. Issuance of Parent Shares.  As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares, Parent shall issue Parent Shares in the name of each Rollover Holder (or, if designated by such Rollover Holder in writing, in the name of an Affiliate of such Rollover Holder) in the amount set forth opposite such Rollover Holder's name on the signature pages hereunder. Each Rollover Stockholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent with respect to the applicable Rollover Shares, and (b) on receipt of such Parent Shares, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

        3. Deposit of Rollover Shares.  Prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons' possession, (a) duly endorsed for transfer or (b) with executed instruments of transfer of the Rollover Shares, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the "Share Documents"). The Share Documents shall be held by Parent or any agent authorized by Parent until immediately prior to the Effective Time.

        4. Irrevocable Election.

  (a)
  The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 7, the irrevocable election and agreement by the Rollover Shareholders to contribute their respective Rollover Shares and receive in exchange for Parent Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 7, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any Contract with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and between Parent and certain holders of Shares (the "Voting Agreement")) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

  (b)
  Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and the information set forth on the signature pages hereunder shall be deemed amended accordingly.

        5. Representations and Warranties of the Rollover Shareholders.  Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing, and shall survive the execution and delivery of this Agreement:

  (a)
  Ownership of Shares.    (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement and (B) has and will have sole voting power, sole power of disposition, and sole power to demand dissenter's rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement and the Voting Agreement; and (ii) the Rollover Shares are and will not be subject to any voting trust agreement or other contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

  (b)
  Standing and Authority.    Each Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder's spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder's spouse, enforceable against such Rollover Shareholder's spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

  (c)
  Consents and Approvals; No Violations.    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any Judgment applicable to such Rollover Shareholder or any of such Rollover Shareholder's properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of such Rollover Shareholder to perform his, her or its obligations hereunder.

  (d)
  Litigation.    As of the date hereof, there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his, her or its obligations under this Agreement.

  (e)
  Reliance.    Each Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder's execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

  (f)
  Receipt of Information.    Each Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary, and to receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Each Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of such Rollover Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby.

        6. Representations and Warranties of Parent.  Parent represents and warrants to each Rollover Shareholder that:

  (a)
  Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

  (b)
  Consents and Approvals; No Violations.    Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any Judgment applicable to Parent or any of Parent's properties or assets, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of Parent to perform its obligations hereunder.

  (c)
  Issuance of Parent Shares.    The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

        7. Termination.  This Agreement, and the obligation of the Rollover Shareholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Rollover Shareholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the deposit of Rollover Shares provided under Section 3 hereof has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at the address set forth on the signature pages hereunder and take all such actions as are necessary to restore the Rollover Shares to the position he, she or it was in with respect to ownership of the Rollover Shares prior to such deposit.

        8. Further Assurances.  Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the Rollover Shares in accordance with the terms of this Agreement.

        9. Amendments and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.

        10. Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

        11. Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (i)
    If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder's name on the signature pages hereunder.

    (ii)
    If to Parent:

      c/o Camelot Information Systems Inc.

      A6 North Ring 3 Road
      Xicheng District
      Beijing 100120, PRC
      Attention: Joshua King
      Facsimile: +86 10 8201 9100
      E-mail: jking@camelotchina.com

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      30th Floor, China World Office 2
      1 Jianguomenwai Avenue
      Beijing 100004, PRC
      Attention: Peter X. Huang
      Facsimile: +86 10 6535 5577
      E-mail: Peter.Huang@skadden.com

        12. Entire Agreement.  This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

        13. Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

        14. Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof.

        15. Venue.  Any Dispute arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect interpretation, performance or termination of this Agreement shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the "HKIAC") in accordance with the Arbitration Rules of the HKIAC then in force (the "HKIAC Rules"). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute which arises subsequent to the commencement of arbitration of any existing Dispute shall be resolved by the tribunal already appointed to hear the existing Dispute. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        16. Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        17. Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

        18. Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of such provision had never been contained herein.

        19. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        20. Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile or.pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        21. Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        22. No Presumption Against Drafting Party.  Each of the parties to this Agreement hereby acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

CAMELOT EMPLOYEE SCHEME INC.
By:	/s/ SIMON MA Name: Simon Ma Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Benefit Overseas Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	15,537,232	15,537,232

BENEFIT OVERSEAS LIMITED
By:	/s/ SIMON MA Name: Simon Ma Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
DREAMS POWER LTD.	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	14,898,176	14,898,176

DREAMS POWER LTD.
By:	/s/ HEIDI CHOU Name: Heidi Chou Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Yuhui WANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	6,017,380	6,017,380

/s/ YUHUI WANG Yuhui WANG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Webster YIN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000	800,000

/s/ WEBSTER YIN Webster YIN

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Haoli JIA	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	152,164	152,164

/s/ HAOLI JIA Haoli JIA

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Chi-Pang Evan TSO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000	800,000

/s/ CHI-PANG EVAN TSO Chi-Pang Evan TSO

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Wai Hoong LEUNG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	160,000	160,000

/s/ WAI HOONG LEUNG Wai Hoong LEUNG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Bo CHEN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000	800,000

/s/ BO CHEN Bo CHEN

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
FUNDERS HOLDING LTD	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,630,000	1,630,000

FUNDERS HOLDING LTD
By:	/s/ FANG BIN Name: Fang BIN Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Ever Smooth Corporate Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	80,000	80,000

EVER SMOOTH CORPORATE LIMITED
By:	/s/ LIHUA XIE Name: Lihua Xie Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Xiaochun YANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	844,000	844,000

/s/ XIAOCHUN YANG Xiaochun YANG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Lixin HUANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	872,088	872,088

/s/ LIXIN HUANG Lixin HUANG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Jianhua PENG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	982,560	982,560

/s/ JIANHUA PENG Jianhua PENG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Hanwei XU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	772,728	772,728

/s/ HANWEI XU Hanwei XU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Jinping PAN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	152,000	152,000

/s/ JINPING PAN Jinping PAN

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Pengsheng QI	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	208,000	208,000

/s/ PENGSHENG QI Pengsheng QI

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Qiang YU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	60,012	60,012

/s/ QIANG YU Qiang YU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Zhailin LI	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,340	52,340

/s/ ZHAILIN LI Zhailin LI

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Chunliang WANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	51,140	51,140

/s/ CHUNLIANG WANG Chunliang WANG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Jiaqi GUO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,340	52,340

/s/ JIAQI GUO Jiaqi GUO

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Liming QIAO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,400	52,400

/s/ LIMING QIAO Liming QIAO

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Bo YUAN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	3,423,180	3,423,180

/s/ BO YUAN Bo YUAN

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Chunwen ZHU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	929,600	929,600

/s/ CHUNWEN ZHU Chunwen ZHU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Tammy Mei-Tan CHANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road	2,728,000	2,728,000
Tammy Mei-Tan CHANG, FBO Leila CHANG	Xicheng District Beijing 100120, PRC	136,000	136,000
	Facsimile: +86 10 8201 9100
Tammy Mei-Tan CHANG, FBO Tara CHANG		136,000	136,000

/s/ TAMMY MEI-TAN CHANG Tammy Mei-Tan CHANG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Weiming YANG Alice L. WU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,300,424	1,300,424

/s/ ALICE L. WU Weiming YANG Alice L. WU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
David CHEN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	864,000	864,000

/s/ DAVID CHEN David CHEN

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Joint Link Technology Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	6,000,000	6,000,000

JOINT LINK TECHNOLOGY LIMITED
By:	/s/ HENIAN ZHANG Name: Henian Zhang Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Mutual Billion Int'l Investment Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	626,364	626,364

MUTUAL BILLION INT'L INVESTMENT LIMITED
By:	/s/ HARRY SU Name: Harry Su Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Song YAO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	171,452	171,452

/s/ SONG YAO Song YAO

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
ARLEM ASSOCIATED CORP.	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,500,000	1,500,000

ARLEM ASSOCIATED CORP.
By:	/s/ YAN YIN XUAN Name: Yan Yin Xuan Title: Director

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Allan Y. DONG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	65,896	65,896

/s/ ALLAN Y. DONG Allan Y. DONG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Xiao Feng FU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	195,484	195,484

/s/ XIAO FENG FU Xiao Feng FU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Xiaohua C. HUANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	14,000	14,000

/s/ XIAOHUA C. HUANG Xiaohua C. HUANG

[Signature Page to Rollover Agreement]

Annex F

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of September 18, 2013 (this "Agreement"), by and between Camelot Employee Scheme Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), and certain shareholders of Camelot Information Systems Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the "Company") listed on the signature pages hereunder (each, a "Shareholder" and collectively, the "Shareholders"). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WITNESSETH:

        WHEREAS, Parent, Camelot Employee SubMerger Scheme INC., a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are concurrently herewith entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the "Merger Agreement"), pursuant to which at the effective time under the Merger Agreement (the "Effective Time"), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Shareholder Existing Shares (each such term as hereinafter defined); and

        WHEREAS, concurrently with entering into the Merger Agreement, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to vote all of the Securities (as hereinafter defined) it Beneficially Owns in accordance with the terms of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        Section 1. Certain Definitions. For purposes of this Agreement:

  (a)
  "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (b)
  "Securities" means the Shareholder Existing Shares together with any Shares and other securities of the Company which the Shareholder and/or any of his, her or its Affiliates acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

  (c)
  "Shareholder Existing Shares" means the Shares (including Shares represented by American Depositary Shares, each representing four (4) Shares) as set forth on the signature pages hereunder. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Shareholder Existing Shares" will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Shareholder Existing Shares may be changed or exchanged as well as the Shareholder Existing Shares that remain.

        Section 2. Representations and Warranties of Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

  (a)
  Ownership of Shares.    As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns (and will Beneficially Own, unless any Shareholder Existing Shares are transferred pursuant to Section 6(a) hereof) the Shareholder Existing Shares set forth opposite such Shareholder's name on the signature pages hereunder. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shareholder Existing Shares set forth opposite such Shareholder's name on the signature pages hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his, her or its Affiliates Beneficially Owns any Securities other than the Shareholder Existing Shares set forth opposite such Shareholder's name on the signature pages hereunder. None of the Shareholder Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the transfer of any Shareholder Existing Shares or would affect in any way the ability of such Shareholder to perform his, her or its obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

  (b)
  Power; Binding Agreement.    Such Shareholder has the legal capacity and authority to enter into this Agreement and to perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (c)
  No Conflicts.    None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any Law applicable to such Shareholder or any of such Shareholder's properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to, any Contract to which such Shareholder is a party or by which the Securities of such Shareholder is bound or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except, with respect to clauses (i) through (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform his, her or its obligations hereunder. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement or the performance by such Shareholder of the obligations hereunder.

  (d)
  No Encumbrance.    Except as permitted by this Agreement, such Shareholder Existing Shares are now and at all times during the term hereof will be, and the Securities acquired by such Shareholder prior to the termination of this Agreement will be, free and clear of all Liens, except for any such Liens arising hereunder or under applicable federal and state securities laws and/or Liens that are not material to the performance of any of its obligations under this Agreement by such Shareholder.

  (e)
  No Litigation.    There is no Action outstanding, pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder or the Securities of such Shareholder at law or in equity before or by any Governmental Entity or any other Person that would reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder.

  (f)
  Opportunity to Review; Reliance.    Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Shareholder's representations, warranties and covenants hereunder.

        Section 3. Representations and Warranties of Parent.

  (a)
  Parent hereby represents and warrants to each Shareholder that:

  (i)
  Power; Binding Agreement.    Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (ii)
  No Conflicts.    None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the memorandum and articles of association or similar governing documents of Parent, (ii) violates any Law applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

        Section 4. Disclosure. Unless required by law or legal process, each Shareholder shall not, and shall cause his, her or its Affiliates and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Shareholder's identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations SEC) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents.

        Section 5. Additional Securities. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of the number of any additional Securities acquired by such Shareholder after the date hereof.

        Section 6. Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his, her or its Affiliates not to, directly or indirectly:

  (a)
  except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, "transfer"), any or all of the Securities he, she or it Beneficially Owns or any interest therein, (i) except as provided in Section 7 hereof or (ii) unless each Person to which any of such Securities he, she or it Beneficially Owns (or any interest in any of such Securities) is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

  (b)
  grant any proxy or power of attorney with respect to any of the Securities he, she or it Beneficially Owns, or deposit any of the Securities he, she or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

  (c)
  take any other action that would prevent or materially impair the Shareholder from performing any of his, her or its obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by such Shareholder of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company, Parent or Merger Sub of their respective obligations under the Merger Agreement or by any Shareholder of his, her or its obligations under this Agreement.

        Any purported transfer in violation of this Section 6 shall be null and void.

        Section 7. Voting of the Shares. Each Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at the Shareholders' Meeting, each Shareholder and each of his, her or its Affiliates that acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof.

        Section 8. Proxy Card. Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Securities in accordance with Section 7 at the Shareholders' Meeting. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder's Securities, if any, are not irrevocable and such Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder's Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

        Section 9. Termination. This Agreement shall terminate on the earliest to occur of: (a) termination of the Merger Agreement in accordance with its terms, (b) delivery of a written agreement of Parent to terminate this Agreement and (c) the Effective Time; provided, that the provisions set forth in Section 4 and Section 10 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

        Section 10. Miscellaneous.

  (a)
  Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

  (b)
  Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party, and each party's respective heirs, beneficiaries, executors, representatives, successors and assigns.

  (c)
  Amendment; Modification and Waiver.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except (i) upon the execution and delivery of a written agreement executed by (A) each Shareholder and (B) Parent or (ii) permitted under Section 9.

  (d)
  No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incident of ownership of or with respect to any Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each Shareholder and his, her or its respective Affiliates, if any.

  (e)
  Interpretation.    When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to "party" or "parties" in this Agreement means each Shareholder and Parent. References to "US dollar," "dollars," "US$" or "$" in this Agreement are to the lawful currency of the United States of America.

  (f)
  Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (i)
  if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder's name on the signature pages hereunder.

  (ii)
  if to Parent, to:

      c/o Camelot Information Systems Inc.

      A6 North Ring 3 Road
      Xicheng District
      Beijing 100120, PRC
      Attention: Joshua King
      Facsimile: +86 10 8201 9100
      E-mail: jking@camelotchina.com
      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      30th Floor, China World Office 2

      1 Jianguomenwai Avenue
      Beijing 100004, PRC
      Attention: Peter X. Huang
      Facsimile: +86 10 6535 5577
      E-mail: Peter.Huang@skadden.com

  (g)
  Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  (h)
  Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State of New York or United States federal court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

  (i)
  No Survival.    None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 10.

  (j)
  No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

  (k)
  Governing Law.    This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles.

  (l)
  Jurisdiction.    The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

  (m)
  Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

  (n)
  Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

  (o)
  Counterparts.    This Agreement may be executed in one or more counterparts, and by facsimile or.pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signatures appear on following page.]

        IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Camelot Employee Scheme Inc.
By:	/s/ SIMON MA Name: Simon Ma Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Benefit Overseas Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	15,537,232

BENEFIT OVERSEAS LIMITED
By:	/s/ SIMON MA Name: Simon Ma Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
DREAMS POWER LTD.	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	14,898,176

DREAMS POWER LTD.
By:	/s/ HEIDI CHOU Name: Heidi Chou Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Yunhui WANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	6,017,380

/s/ YUNHUI WANG Yunhui WANG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Webster YIN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000

/s/ WEBSTER YIN Webster YIN

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Haoli JIA	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	152,164

/s/ HAOLI JIA Haoli JIA

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Chi-Pang Evan TSO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000

/s/ CHI-PANG EVAN TSO Chi-Pang Evan TSO

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Wai Hoong LEUNG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	160,000

/s/ WAI HOONG LEUNG Wai Hoong LEUNG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Bo CHEN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	800,000

/s/ BO CHEN Bo CHEN

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
FUNDERS HOLDING LTD	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,630,000

FUNDERS HOLDING LTD
By:	/s/ FANG BIN Name: Fang Bin Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Ever Smooth Corporate Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	80,000

EVER SMOOTH CORPORATE LIMITED
By:	/s/ LIHUA XIE Name: Lihua Xie Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Xiaochun YANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	844,000

/s/ XIAOCHUN YANG Xiaochun YANG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Lixin HUANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	872,088

/s/ LIXIN HUANG Lixin HUANG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Jianhua PENG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	982,560

/s/ JIANHUA PENG Jianhua PENG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Hanwei XU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	772,728

/s/ HANWEI XU Hanwei XU

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Jinping PAN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	152,000

/s/ JINPING PAN Jinping PAN

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Pengsheng QI	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	208,000

/s/ PENGSHENG QI Pengsheng QI

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Qiang YU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	60,012

/s/ QIANG YU Qiang YU

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Zhailin LI	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,340

/s/ ZHAILIN LI Zhailin LI

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Chunliang WANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	51,140

/s/ CHUNLIANG WANG Chunliang WANG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Jiaqi GUO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,340

/s/ JIAQI GUO Jiaqi GUO

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Liming QIAO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	52,400

/s/ LIMING QIAO Liming QIAO

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Bo YUAN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	3,423,180

/s/ BO YUAN Bo YUAN

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Chunwen ZHU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	929,600

/s/ CHUNWEN ZHU Chunwen ZHU

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Tammy Mei-Tan CHANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road	2,728,000
Tammy Mei-Tan CHANG, FBO Leila CHANG	Xicheng District Beijing 100120, PRC	136,000
	Facsimile: +86 10 8201 9100
Tammy Mei-Tan CHANG, FBO Tara CHANG		136,000

/s/ TAMMY MEI-TAN CHANG Tammy Mei-Tan CHANG

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Weiming YANG Alice L. WU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,300,424

/s/ ALICE L. WU Weiming YANG Alice L. WU

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
David CHEN	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	864,000

/s/ DAVID CHEN David CHEN

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Joint Link Technology Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	6,000,000

JOINT LINK TECHNOLOGY LIMITED
By:	/s/ HENIAN ZHANG Name: Henian Zhang Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Mutual Billion Int'l Investment Limited	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	626,364

MUTUAL BILLION INT'L INVESTMENT LIMITED
By:	/s/ HARRY SU Name: Harry Su Title: Director

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
Song YAO	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	171,452

/s/ SONG YAO Song YAO

[Signature Page to Voting Agreement]

Shareholder Name	Address Facsimile	Shares
ARLEM ASSOCIATED CORP.	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	1,500,000

ARLEM ASSOCIATED CORP.
By:	/s/ YAN YIN XUAN Name: Yan Yin Xuan Title: Director

[Signature Page to Voting Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Allan Y. DONG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	65,896	65,896

/s/ ALLAN Y. DONG Allan Y. DONG

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Xiao Feng FU	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	195,484	195,484

/s/ XIAO FENG FU Xiao Feng FU

[Signature Page to Rollover Agreement]

Name	Address and Facsimile	Rollover Shares	Parent Shares
Xiaohua C. HUANG	c/o Camelot Information Systems Inc. A6 North Ring 3 Road Xicheng District Beijing 100120, PRC Facsimile: +86 10 8201 9100	14,000	14,000

/s/ XIAOHUA C. HUANG Xiaohua C. HUANG

[Signature Page to Rollover Agreement]

Annex G

Executive Version

 LIMITED GUARANTEE

        LIMITED GUARANTEE, dated as of September 18, 2013 (this "Limited Guarantee"), by Mr. Simon Yiming Ma, Ms. Heidi Chou and Mr. Yuhui Wang (collectively, the "Guarantors" and each, a "Guarantor") in favor of Camelot Information Systems Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the "Guaranteed Party"). Capitalized terms used but not otherwise defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

        1.    GUARANTEE.    (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among the Guaranteed Party, Camelot Employee Scheme Inc., a company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Camelot Employee SubMerger Scheme INC., a company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, jointly and severally, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge as and when due of the payment obligations of Parent with respect to the payment of (i) the total Parent Termination Fee pursuant to Section 8.3(b) of the Merger Agreement (the "Parent Fee Obligations"); and (ii) the total reimbursable expenses pursuant to Section 6.9(e) and Section 8.3(c) of the Merger Agreement (the "Expense Obligations" and together with the Parent Fee Obligations, the "Guaranteed Obligations"); provided that in no event shall the aggregate liability of the Guarantors under this Limited Guarantee (exclusive of reimbursement of expenses, if applicable, pursuant to Section 1(b) hereof) exceed US$3,000,000 (the "Maximum Amount"). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the Merger Agreement and the transactions contemplated thereby in reliance on this Limited Guarantee.

  (b)
  Subject to the terms and conditions of this Limited Guarantee, if Parent fails to fully and timely discharge the Guaranteed Obligations as and when due, then all of the Guarantors' liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligations from any Guarantor (subject to the Maximum Amount payable under this Limited Guarantee). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Guaranteed Obligations (subject to the Maximum Amount payable under this Limited Guarantee), regardless of whether any action is brought against Parent or the other Guarantors, or whether Parent or the other Guarantors are joined in any action or actions. The Guarantors agree, jointly and severally, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Guaranteed Obligations and not included within a determination of the Maximum Amount, if (i) any Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) any Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

  (c)
  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the "Prohibited Defenses").

        2.    NATURE OF GUARANTEE.    The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent, Merger Sub or any Guarantor, as applicable, becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor's obligations hereunder. This is an unconditional guarantee of payment and not of collectibility and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against any Guarantor hereunder. Subject to the terms hereof, each Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations (subject to the Maximum Amount) as if such payment had not been made. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under the Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Guaranteed Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

        3.    CHANGES IN GUARANTEED OBLIGATIONS; CERTAIN WAIVERS.    Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, in its sole discretion, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, Parent or the Merger Sub without in any way impairing or affecting each Guarantor's obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (b) change in the time, place or manner of payment of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent and the Guaranteed Party in connection with the Guaranteed

Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or any other Guarantor or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than those permitted under the last sentence of Section 2 above); (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations; (g) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of Parent or Merger Sub with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Merger Agreement) of such Guarantor, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (h) any unenforceability, illegality or invalidity of any of the Guaranteed Obligations; or (i) any other act or omission that may in any manner or to any extent vary the risk of or such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge of Parent or Merger Sub with respect to the Guaranteed Obligations under the Merger Agreement or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of such Guarantor's obligations hereunder). Each Guarantor acknowledges that he or she will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

        Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Guaranteed Obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification unless and until the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee shall have been paid in full in cash.

        Each Guarantor hereby covenants and agrees that he or she shall not institute, and shall cause his or her respective affiliates not to institute, any proceeding asserting (i) the Prohibited Defenses or (ii) subject to (i) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (ii) general equitable principles (whether considered in a proceeding in equity or at law), that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

        The Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby, to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

        4.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against Parent, any other Guarantor or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or any other Guarantor shall not relieve any Guarantor of any of his or her liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

        5.    REPRESENTATIONS AND WARRANTIES.    Each Guarantor hereby represents and warrants to the Guaranteed Party that:

  (a)
  he or she is a resident of the People's Republic of China and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

  (b)
  the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or his or her assets;

  (c)
  all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

  (d)
  this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

  (e)
  (i) such Guarantor is solvent and shall not be rendered insolvent as a result of his or her execution and delivery of this Limited Guarantee or the performance of his or her obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform his or her obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill his or her obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

        6.    NO ASSIGNMENT.    The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign his, her or its rights, interests or obligations hereunder to any other Person (whether by operation of Law or otherwise) without the prior written consent of each other party hereto; provided, that no assignment shall relieve such Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee. Any purported assignment in violation of this Limited Guarantee will be null and void.

        7.    NOTICES.    All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

  (a)
  if to the Guarantors, to:

    Camelot Employee Scheme, Inc.
    c/o Camelot Information Systems Inc.
    Beijing Publishing House
    A6 North Third Ring Road
    Xicheng District, Beijing 100120, China
    Attention: Joshua King
    Facsimile: +86 10 8201 9100

  with a copy to (which alone shall not constitute notice):

    Skadden, Arps, Slate, Meagher & Flom LLP
    30/F, China World Office 2
    No. 1, Jian Guo Men Wai Avenue
    Beijing 100004, China
    Attention: Peter X. Huang / Daniel Dusek
    Facsimile: +86 10 6535 5577

  (B)
  if to the Guaranteed Party, to:

    Camelot Information Systems Inc.
    Beijing Publishing House
    A6 North Third Ring Road
    Xicheng District, Beijing 100120, China
    Attention: Sharrie Gao
    Facsimile: +86 10 8201 9100

  with a copy to (which copy shall not constitute notice):

    Shearman & Sterling
    12th Floor, Gloucester Tower
    The Landmark, 15 Queen's Road Central
    Hong Kong
    Attention: Paul Strecker, Esq.
    Facsimile: +852 2140 0338

or, with respect to notices, requests or other communications directed to any Guarantor, to such other address or facsimile number as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

        8.    TERMINATION; CONTINUING GUARANTEE.    Subject to the last sentence of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, his or her successors and assigns until the earliest of (a) the Closing of the Merger under the Merger Agreement, (b) all of the Guaranteed Obligations and other amounts payable under this Limited

Guarantee have been paid in full and (c) the date falling one hundred twenty (120) days from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to any Guarantor by such date; provided, that if the Guaranteed Party has presented such a bona fide claim to any Guarantor by such date this Limited Guarantee shall terminate upon the date such claim(s) is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 12 hereto. Notwithstanding the foregoing, in the event the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting any Guarantor's liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party with respect to the Merger Agreement and the transactions contemplated thereby or under this Limited Guarantee, other than the Retained Claims (as defined in Section 9 hereof), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate and be null and void ab initio, (y) if any Guarantor has previously made any payments under this Limited Guarantee, he or she shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, or under this Limited Guarantee. Notwithstanding anything in this Limited Guarantee to the contrary, if any Guarantor transfers or conveys all or a substantial portion of his or her properties and other assets to any Person such that the sum of such Guarantor's remaining net assets shall be insufficient to pay in full the Guaranteed Obligations, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such Person, but only to the extent of the liability of such Guarantor hereunder. If any payment or payments made by Parent or any Guarantor or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

        9.    NO RECOURSE.

  (a)
  The Guaranteed Party acknowledges and agrees that neither Parent nor Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any of their permitted assignees) have any obligations under this Limited Guarantee and that, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach under this Limited Guarantee to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however Parent or any such Persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a "Non-Recourse Party" and collectively, the "Non-Recourse Parties"), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except in each case for (i) claims against the Guarantors and any permitted assignees under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein, (ii) claims against Parent or Merger Sub under and to the extent provided in the Merger Agreement, (iii) claims against Parent or Merger Sub to cause the Equity Financing to be funded in accordance with and subject to the limitations contained in Section 9.11(b) of the Merger Agreement, (iv) claims against Zoyi Management Consulting, Ltd. under the Equity Commitment Letter in accordance with the terms and subject to the conditions to the respective Equity Commitment Letter and (v) claims against Parent and the Voting Shareholders to comply with the terms of the Voting Agreement (the claims described in clauses (i) through (v), collectively, the "Retained Claims").

  (b)
  The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against such Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, except as expressly set forth in this Limited Guarantee.

  (c)
  For the purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

  (d)
  For the purposes of this Limited Guarantee, the term "Related Person" shall mean any controlled Affiliate of a Person, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

        10.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.    ENTIRE AGREEMENT.    This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and each Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

        12.    GOVERNING LAW; SUBMISSION TO JURISDICTION.    This Limited Guarantee shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles. The parties hereto agree that any Dispute shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        13.    NO THIRD PARTY BENEFICIARIES.    Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        14.    COUNTERPARTS.    This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile, email or other electronic transmission, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        15.    SEVERABILITY.    The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount or the provisions set forth in Sections 3 and 9. No party hereto shall assert, and each party shall cause his or its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        16.    HEADINGS.    Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above.

MR. SIMON YIMING MA
/s/ SIMON YIMING MA
MS. HEIDI CHOU
/s/ HEIDI CHOU
MR. YUHUI WANG
/s/ YUHUI WANG

[Signature Page to Limited Guarantee]

Accepted and Agreed to:

CAMELOT INFORMATION SYSTEMS INC.
By:	/s/ JIAN WANG
	Name:	Jian Wang
	Title:	Director

[Signature Page to Limited Guarantee]

FORM OF PROXY CARD—SHAREHOLDERS ONLY

CAMELOT INFORMATION SYSTEM INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAMELOT INFORMATION SYSTEM INC. FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

        The undersigned shareholder of Camelot Information Systems Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the "Company"), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated                        , and hereby appoints                        as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on                                    at              a.m. (Beijing Time) at                        , and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the following proposals:

        PROPOSAL 1: Authorize and approve the Agreement and Plan of Merger dated September 18, 2013 (the "merger agreement") by and among Camelot Employee Scheme Inc. ("Parent"), a limited liability company incorporated under the laws of the British Virgin Islands, Camelot Employee SubMerger Scheme INC. ("Merger Sub"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving corporation, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

        PROPOSAL 2: Instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions in Proposal 1 above at the extraordinary general meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:

Shareholder Name:	Co-Owner Name:

Shareholder Signature	Co-Owner Signature

        This Proxy Card must be signed by the person registered in the register of members at the close of business on                        . In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

FORM OF DEPOSITARY'S NOTICE OF
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
CAMELOT INFORMATION SYSTEMS INC.

Time Sensitive Materials

Depositary's Notice of
Extraordinary General Meeting of Shareholders
Camelot Information Systems Inc.

ADSs:	American Depositary Shares.
ADS CUSIP No.:	13322V105.
ADS Record Date:	............................... .
Meeting Specifics:
Extraordinary General Meeting of Shareholders to be held on ........................................ at ..................... (Beijing time) at ................................... ...............
..................................................................................................................................
(the "Meeting").
Meeting Agenda:	Please refer to the Company's Notice of Meeting enclosed.
ADS Voting Instructions Deadline:	On or before 10:00 A.M. on ........................ (New York City time).
Deposited Securities:	Ordinary shares of no par value of Camelot Information Systems Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the "Company").
ADS Ratio:	4 ordinary shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A.—Hong Kong.
Deposit Agreement:
Deposit Agreement, dated as of July 26, 2010, by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder, as supplemented by Letter Agreement, dated as of March 18, 2011.

To be counted, your Voting Instructions need to be received by the Depositary prior to 10:00 A.M.
on ........................ (New York City time).

Note that if you do not timely return the Voting Instructions to the
Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

The Company has announced that an Extraordinary General Meeting of Shareholders will be held at the date, time and location identified above. A copy of the Notice of Meeting from the Company which includes the agenda for such Meeting is enclosed.*

Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.

Upon timely receipt of signed and completed Voting Instructions from a Holder of ADSs, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder's ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities represented by such Holder's ADSs, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder's ADSs. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) the Company does not wish such discretionary proxy to be given, (ii) there exists substantial opposition to such matter, or (iii) the rights of holders of Deposited Securities may be materially adversely affected.

The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at a meeting of shareholders.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A.—ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

*
As set forth in Section 4.10 of the Deposit Agreement, Holders of record of ADRs as of the close of business on the ADS Record Date, will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, Company's memorandum and articles of association, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights pertaining to the Deposited Securities represented by such Holders' ADSs.

FORM OF ADS VOTING INSTRUCTIONS CARD
CAMELOT INFORMATION SYSTEMS INC.

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to
10:00 A.M. on ............................... (New York City time) for action to be taken.

VOTING INSTRUCTIONS                             AMERICAN DEPOSITARY SHARES

Camelot Information Systems Inc. (the "Company")

ADS CUSIP No.:	13322V105.
ADS Record Date:	............................... .
Meeting Specifics:

Extraordinary General Meeting of Shareholders to be held on ........................................ at ..................... (Beijing time) at ................................... ............. (the "Meeting").

Depositary:	Citibank, N.A.
Deposit Agreement:

Deposit Agreement, dated as of July 26, 2010, by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder, as supplemented by Letter Agreement, dated as of March 18, 2011.

Deposited Securities:	Ordinary shares of no par value of the Company.
Custodian(s):	Citibank, N.A.—Hong Kong.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the "ADSs"), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

Please note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder's ADSs, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received by the Depositary from a Holder with respect to the Deposited Securities represented by such Holder's ADSs, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder's ADSs. No such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) the Company does not wish such discretionary proxy to be given, (ii) there exists substantial opposition to such matter, or (iii) the rights of holders of Deposited Securities may be materially adversely affected.

The Depositary shall, if so requested in writing by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at a meeting of shareholders. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

Agenda:

  PROPOSAL 1: Authorize and approve the Agreement and Plan of Merger dated September 18, 2013 (the "merger agreement") by and among Camelot Employee Scheme Inc. ("Parent"), a limited liability company incorporated under the laws of the British Virgin Islands, Camelot Employee SubMerger Scheme INC. ("Merger Sub"), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, and the Company, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Companies Act for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the "plan of merger") (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company continuing as the surviving corporation, and the transactions contemplated by the merger agreement, including the merger, be approved and authorized by the Company.

  PROPOSAL 2: Instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions in Proposal 1 above at the extraordinary general meeting.

   A        Issues              Camelot Information Systems Inc.

	For	Against	Abstain
Proposal 1	☐	☐	☐
Proposal 2	☐	☐	☐

   B       Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions "FOR" the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an "ABSTAIN" voting instruction for such issue.

Please be sure to sign and date this Voting Instructions Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1—Please keep signature within the line	Signature 2—Please keep signature within the line	Date (mm/dd/yyyy)
...................................................................................................	...................................................................................................	............./............./.............